                                               Filed Pursuant to Rule 424(b)(1)
                                               Registration No. 333-41923



                                  $100,000,000

                              AVATAR HOLDINGS INC.
                   7% CONVERTIBLE SUBORDINATED NOTES DUE 2005
                            ------------------------

     The 7% Convertible Subordinated Notes due 2005 (the "Notes") offered hereby (the "Offering") are convertible at any time prior to maturity at the option of the holder, unless previously redeemed, into shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Avatar Holdings Inc. ("Avatar") at a conversion price of $31.80 per share, subject to adjustment in certain events. See "Description of the Notes -- Conversion Rights." On January 27, 1998, the last reported sale price for the Common Stock on The Nasdaq National Market (Symbol: AVTR) was $26 per share.

     Interest on the Notes is payable on April 1 and October 1 of each year, commencing on April 1, 1998. The Notes are not redeemable by Avatar prior to April 6, 2001. On or after April 6, 2001, the Notes are redeemable, in whole or in part, at the option of Avatar on at least 30 days' prior written notice, at the redemption prices set forth herein, plus accrued and unpaid interest, to the date of redemption. Upon the occurrence of a Change in Control (as defined), holders of Notes can require Avatar to repurchase their Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest through the date of repurchase. See "Description of the Notes -- Certain Rights to Require Repurchase of Notes". The Notes are unsecured obligations of Avatar and are subordinated in right of payment to all Senior Indebtedness (as defined) of Avatar and are effectively subordinated to all liabilities of Avatar's subsidiaries. As of November 30, 1997, Senior Indebtedness of Avatar was $48.0 million, of which $33.0 million will be repaid or retired with the net proceeds from the Offering, and the aggregate amount of indebtedness and other balance sheet liabilities of Avatar's subsidiaries to which the Notes are effectively subordinated was $116.5 million, which includes $38.7 million of indebtedness of Avatar's utilities subsidiaries. See "Capitalization" for a description of certain liabilities of Avatar and its subsidiaries. The Indenture will not restrict the ability of Avatar or its subsidiaries to incur any indebtedness or liabilities. See "Description of the Notes -- Subordination."

     Leon Levy, Chairman of the Board of Avatar and a general partner of Odyssey Partners, L.P. (which is a principal stockholder of Avatar), has advised the Company of his intention to purchase $20.0 million aggregate principal amount of Notes offered hereby, net of underwriting fees and commissions.

     The Notes have been approved for quotation on The Nasdaq Stock Market ("Nasdaq") under the symbol "AVTRG."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
              PURCHASERS IN EVALUATING AN INVESTMENT IN THE NOTES,
                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=========================================================================================================
                                                PRICE TO            UNDERWRITING          PROCEEDS TO
                                                 PUBLIC            DISCOUNT(1)(2)          COMPANY(3)
---------------------------------------------------------------------------------------------------------
Per Note.................................         100%                   3%                   97%
Total(4).................................     $100,000,000           $2,400,000           $97,000,000
=========================================================================================================

(1) Avatar has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Assumes the purchase of $20,000,000 aggregate principal amount of the Notes by Leon Levy which will not be subject to any Underwriting Discount.
(3) Before deducting expenses of the Offering payable by Avatar estimated at $758,925.
(4) The Underwriters have been granted an option, exercisable within 30 days of the date hereof, to purchase from Avatar up to an additional $15,000,000 aggregate principal amount of Notes at the Price to Public less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Avatar will be $115,000,000, $2,850,000 and $111,550,000, respectively. See "Underwriting."

                            ------------------------

     The Notes are offered by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain conditions. It is expected that delivery of the Notes will be made against payment on or about February 2, 1998 at the offices of CIBC Oppenheimer Corp., CIBC Oppenheimer Tower, One World Financial Center, New York, New York 10281.
                            ------------------------

CIBC OPPENHEIMER                                    SBC WARBURG DILLON READ INC.

                The date of this Prospectus is January 28, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, THE COMMON STOCK, OR BOTH. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR AND PURCHASE THE NOTES, THE COMMON STOCK, OR BOTH, IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS DURING AND AFTER THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK AND/OR THE NOTES ON THE NASDAQ STOCK MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Avatar (File No. 0-7616) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Prospectus:

          (i) Avatar's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K");

          (ii) Avatar's Quarterly Reports on Form 10-Q for the period ended September 30, 1997 (the "September 30 10-Q") and for the periods ended March 31 and June 30, 1997;

          (iii) Avatar's Proxy Statement dated April 29, 1997 in connection with its Annual Meeting of Stockholders held on May 29, 1997; and

          (iv) the description of Avatar's Common Stock contained in Avatar's Registration Statement on Form 8-A filed with the Commission, pursuant to
     Section 12 of the Exchange Act, on October 15, 1980, including any amendment or report filed for the purpose of updating such description.

All documents and reports filed by Avatar pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents unless they are specifically incorporated by reference, are available, without charge, to any person to whom this Prospectus is delivered, upon written or oral request directed to Juanita I. Kerrigan, Vice President and Secretary, Avatar Holdings Inc., 255 Alhambra Circle, Coral Gables, Florida 33134, telephone: (305) 442-7000 (ext. 229).

                             AVAILABLE INFORMATION

     Avatar is subject to the informational requirements of the Exchange Act, and, with respect to the indentures relating to Avatar's 8% Senior Debentures due 2000 and 9% Senior Debentures due 2000, the Trust Indenture Act of 1939, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed with the Commission, as well as the Registration Statement (as defined below), may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at

500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act including Avatar, at http://www.sec.gov.

     Avatar has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and incorporates by reference certain additional information previously filed with the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Avatar and the Notes. Such additional information can be inspected at and obtained from the Commission in the manner set forth above. Statements contained in this Prospectus or in any document incorporated by reference herein as to the terms of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                           FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus under the captions "Prospectus Summary," "The Company," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Business" and elsewhere constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: implementation of the Company's new business strategy; shifts in demographic trends affecting retirement communities and other real estate development; the level of immigration and in-migration to the Company's regional market areas; national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; the Company's access to future financing; competition; changes in, or the failure or inability to comply with, government regulations; and other factors referenced in this Prospectus. See "Risk Factors."

                               PROSPECTUS SUMMARY

     The following is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise noted, all financial information, share and per share data in this Prospectus assume no exercise of the Underwriters' over-allotment option and no issuance of shares of Common Stock covered by Avatar's options outstanding as of the date hereof. Except as otherwise noted, as used in this Prospectus, the term "Company" refers to Avatar and its consolidated subsidiaries.

                                  THE COMPANY

GENERAL

     The Company is engaged in two principal business activities: real estate development and the ownership and operation of water and wastewater utilities. The Company owns and develops land, primarily in various locations in Florida and Arizona. Current and planned real estate operations include: the development, sale and management of active adult/retirement communities; the development and sale of single- and multi-family homes and communities; and the development, leasing and management of improved commercial and industrial properties.

     The Company's substantial land holdings represent the potential for residential development of 102,000 to more than 145,000 single- and multi-family units. These land holdings include over 32,600 developed or developable acres, of which 26,400 acres have been platted and/or zoned for the building of over 43,000 single-family homes and over 38,200 multi-family units, and approximately 6,200 acres of partially developed and developable land which have not been platted on which the Company anticipates developing more than an additional 20,800 residential units. In addition, the Company owns over 3,000 acres of land upon which over 42.7 million square feet of commercial and industrial property may be built.

     The Company's major land holdings are located in Poinciana (near Disney World and Orlando), Cape Coral on Florida's west coast (near Fort Myers and Naples), Ocala Springs in central Florida, Harbor Islands (one of the last large undeveloped properties along the Intracoastal Waterway, on Florida's east coast near Ft. Lauderdale), and Rio Rico, south of Tucson, Arizona.

     Utilities operations include the purification and distribution of water and the treatment and disposal of wastewater through plants in Florida and Arizona and contract management services for affiliated and unaffiliated water and wastewater utilities.

NEW REAL ESTATE BUSINESS STRATEGY

     During the third quarter of 1997, new management of the Company began implementing a real estate business strategy designed to capitalize on the Company's competitive strengths and current and projected demographic trends in Florida and Arizona and which focuses on real estate businesses which have potentially higher profit margins.

     Strategy. The Company's new real estate business strategy is focused on three primary areas:

          - Development and management of active adult/retirement communities;

          - Development of upscale custom and semi-custom homes and communities; and

          - Development of its commercial and industrial properties.

     Competitive Advantages. The Company believes that it has four principal competitive advantages:

          - It owns large contiguous tracts of land.

          - Its land holdings are substantially zoned and/or platted, are either exempt from applicable regulatory requirements or such regulatory requirements have been substantially fulfilled, and have overall vesting with regard to costly and time-consuming regulatory and growth management requirements such as concurrency, development of regional impact studies and regulatory planning and environmental permitting.

          - Its extensive land holdings are substantially debt-free.

          - It has expended more than $150 million on land infrastructure improvements, including roads, drainage and utilities installations, and has invested substantial funds in the development of amenities, such as parks and other open areas, club houses, golf courses, swimming pools, tennis courts, hotels, shopping centers and marinas.

     Demographic Trends. The Company believes that it will benefit from a number of recent and anticipated demographic trends:

          - The continued high population growth of both Florida and Arizona as a result of the growing number of retirees choosing Florida and Arizona for retirement or second homes, population migration from the Caribbean and Latin America to Florida and increasing commerce between the U.S. and Latin America.

          - The growth of the greater Orlando metropolitan area as a business and entertainment center.

          - The aging of the "baby-boom" generation, which management believes will significantly increase demand for amenitized pre-retirement and retirement communities.

     The Company's new real estate business strategy focuses on three primary businesses:

Development and Management of Active Adult/Retirement Communities

     A substantial portion of the Company's land holdings is located in areas where management believes there is significant opportunity to develop active adult/retirement communities. The Company owns more than 10,700 acres in several large contiguous parcels which are entirely debt-free and which it believes are suitable for the development of active adult/retirement communities and upon which an estimated 36,200 units may be built.

     To assist in the development of its active adult/retirement communities, the Company recently entered into a consulting contract with H. Irwin Levy, the founder of the Century Village concept of active adult/ retirement communities, and acquired an option to purchase the rights to the Century Village name. At the same time, the Company hired the entire Century Village executive management team: the Chief Operating Officer, the Chief Financial Officer, and the heads of marketing and construction. Century Village is one of the nation's leading developers of active adult/retirement communities. Collectively, these executives have been responsible for the development of approximately 50,000 housing units in approximately 20 communities, including four Century Village communities located in southeast Florida.

     Over the next five years, the Company intends to create a brand name in the active adult/retirement community business and to distinguish its active adult/retirement communities from those of other developers by establishing a consumer product-oriented approach. Specifically, the Company intends to develop resort-like communities with a broad array of amenities and entertainment, sports, recreational, social, educational and cultural activities. Each community will be designed and operated as a lifestyle experience developed for its particular location and market. In addition, management seeks to identify additional sites which are suitable for development of active adult/retirement communities and anticipates that it will acquire such sites for cash or stock or develop them through joint venture or management arrangements.

Development of Upscale Custom and Semi-Custom Homes and Communities

     Certain of the Company's land holdings are suitable for development of upscale custom and semi-custom homes and communities. The Company estimates that approximately 2,000 upscale homes may be developed on its homesites which are located along or near fresh or salt water. The Company has targeted custom and semi-custom homebuilding as an important component of its new real estate strategy because this business has potentially higher profit margins than the sale of mid-priced single-family homes and because the Company believes that it possesses the requisite levels of technical expertise and experience in upscale and custom homebuilding.

     In order to expand its upscale homebuilding business, the Company recently acquired certain assets of Brookman-Fels, Jeff Ian, Inc. ("Brookman-Fels"), a well-known regional developer of custom and semi-custom homes and single-family residential communities in south Florida, and entered into employment contracts with its three principals, Jonathan Fels, Michael Levy and Bernard Offenberg. Brookman-Fels is one of south Florida's leading custom homebuilders and a winner of many national design awards, including being named one of America's Best Builders by the National Association of Homebuilders in 1994. Founded in 1980, Brookman-Fels was responsible for developing some of south Florida's most successful upscale communities such as Oak Hammock, Arboretum, The Sanctuary and Treasure Trove. In addition, Brookman-Fels has gained recognition for building single-family luxury homes in such upscale south Florida areas as Pinecrest, Old Cutler, Cocoplum, Snapper Creek, Miami Beach, Plantation Acres and Weston's Windmill Ranches. Brookman-Fels has developed more than 600 single-family homes, representing over $250 million in sales.

Development of Commercial and Industrial Properties

     The development of commercial and industrial properties is a significant element in the Company's long-term business strategy. The Company owns over 3,000 acres of land which are zoned and/or planned for over 42.7 million square feet of commercial and industrial property. A substantial portion of the Company's commercial and industrial properties is located in areas of Florida which have historically experienced, and are projected to continue to experience, high rates of population growth. In addition, the development by both the Company and other developers of homes and planned communities is expected to generate further population growth. The Company anticipates that this growth will create additional demand for its commercial and industrial properties. Similarly, further development of the Company's commercial and industrial properties is expected to generate employment, recreational and entertainment opportunities and, therefore, to increase demand for the Company's residential communities.

UTILITIES BUSINESS

     The Company's utilities business provides for the purification, distribution and sale of water for public and private use and the treatment and disposal of wastewater. The Company owns and operates 17 water utilities plants serving more than 42,000 customers and 12 wastewater treatment facilities serving more than 32,000 customers residing in seven communities, which include the Company's communities of Poinciana, Florida and Rio Rico, Arizona. The Company also provides meter reading and customer-related services to its own utilities operating units, as well as to 26 unaffiliated companies and public utilities.

     The Company believes that its utilities operations will benefit from population growth from development by both the Company and other developers of homes and planned communities within the areas which are serviced by the utilities facilities. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company's utilities had EBITDA of $10.5 million and $9.5 million, respectively.

DEVELOPMENT OF MID-PRICED HOMES AND COMMUNITIES

     Prior to the third quarter of 1997, the Company's business plan emphasized the construction and sale of mid-priced single-family homes. Although the Company has implemented a new real estate strategy emphasizing potentially higher profit-margin businesses, it intends to continue the construction and sale of mid-priced homes, both on scattered lots and on contiguous parcels as part of planned communities.

RECENT OCCURRENCE

     In connection with the Company's new business strategy, the new senior executives employed in December 1997 who are responsible for residential development, have revised the existing development plan for the Harbor Islands community. As a result, the Company intends to incur non-cash charges attributable to such revised development program against current income of approximately $15.0 million for the fourth quarter of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Occurrence."
                            ------------------------

     Leon Levy, Chairman of the Board of Avatar and a general partner of Odyssey Partners, L.P., a private investment partnership ("Odyssey"), has advised the Company of his intention to purchase $20 million aggregate principal amount of the Notes offered hereby, net of underwriting fees and commissions. At November 30, 1997, Mr. Levy owned approximately 3.0% of Avatar's Common Stock, and Odyssey owned approximately 23.0% of Avatar's Common Stock.

     Avatar, a Delaware corporation, is located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 442-7000.

                                  THE OFFERING

Securities Offered.........  $100 million principal amount of 7% Convertible
                             Subordinated Notes due 2005 (the "Notes"), plus up to an additional $15 million principal amount issuable upon the exercise of the Underwriters' over-allotment option.

Maturity...................  April 1, 2005.

Payment of Interest........  April 1 and October 1, commencing April 1, 1998.

Conversion.................  The Notes are convertible into Common Stock of
                             Avatar at the option of the holder at any time at or before maturity, unless previously redeemed, at a conversion price of $31.80 per share, subject to adjustment in certain events. See "Description of the Notes -- Conversion Rights."

Optional Redemption........  The Notes will be redeemable, in whole or in part, at the option of Avatar, at any time on or after April 6, 2001 at the redemption prices set forth herein, together with accrued interest to the date of redemption. See "Description of the Notes -- Optional Redemption."

Repurchase at Holder's
Option.....................  Upon the occurrence of a Change in Control (as defined), holders of Notes may elect to require the Company to repurchase their Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest through the date of repurchase. The term Change in Control is limited to certain specified transactions and does not include other events that might adversely affect the financial condition of Avatar or result in a downgrade in the credit rating (if any) of the Notes. See "Risk
                             Factors -- Limitations on Repurchase of Notes Upon a Change in Control" and "Description of the Notes -- Certain Rights to Require Repurchase of Notes."

Subordination..............  The Notes are subordinated to all present and future Senior Indebtedness of Avatar and are effectively subordinated to all indebtedness and other liabilities of subsidiaries of Avatar. As of November 30, 1997, Senior Indebtedness of Avatar was $48.0 million, of which $33.0 million will be repaid or retired with proceeds from the Offering, and the aggregate amount of indebtedness and other balance sheet liabilities of Avatar's subsidiaries to which the Notes are effectively subordinated was $116.5 million. See "Capitalization." The Indenture will not restrict the ability of Avatar or its subsidiaries to incur any indebtedness or liabilities. See "Description of the
                             Notes -- Subordination" and "Risk Factors --
                             Subordination of Notes; Holding Company Structure."

Use of Proceeds............  Avatar will use the net proceeds from the Offering to retire certain Senior Indebtedness, to fund real estate development and acquisition activities, and for working capital and general corporate purposes. See "Use of Proceeds."

Market for Notes...........  The Notes have been approved for quotation on
                             Nasdaq under the symbol "AVTRG."

Common Stock Trading.......  The Common Stock is traded on The Nasdaq National
                             Market under the symbol "AVTR."

                                  RISK FACTORS

     For a discussion of certain factors that should be considered by prospective purchasers in evaluating an investment in the Notes, see "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                           NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,
                                        -------------------------------------------------------------    ----------------------
                                          1992         1993         1994         1995         1996         1996         1997
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                                                                              (UNAUDITED)
INCOME STATEMENT DATA:

Real estate revenues:
  Homebuilding........................  $   6,077    $   7,268    $   7,400    $  13,260    $  49,672    $  34,412    $  40,975
  Other, including deferred gross
    profit............................     28,483       31,451       33,232       34,237       46,477       27,548       22,319
Real estate expenses..................    (44,900)     (47,494)     (48,954)     (58,626)     (91,939)     (61,525)     (66,308)
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Real estate, net......................    (10,340)      (8,775)      (8,322)     (11,129)       4,210          435       (3,014)

Utilities revenues....................     53,209       45,957       28,664       29,669       32,749       24,245       26,153
Utilities operating expenses..........    (36,772)     (34,781)     (24,651)     (24,923)     (25,505)     (19,022)     (19,207)
Utilities interest
  expense -- direct...................     (6,780)      (5,832)      (3,312)      (3,031)      (3,288)      (2,427)      (2,539)
Utilities other expenses(1)...........     (1,544)      (1,261)        (811)        (811)        (814)        (611)        (518)
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Utilities, net........................      8,113        4,083         (110)         904        3,142        2,185        3,889
Other revenues and expenses:
Gain on sale of subsidiaries..........         --       21,822(2)        --           --           --           --           --
Other revenues........................        996        5,565          564          663        2,405          471          601
General and administrative expenses...     (7,809)      (8,620)     (10,224)      (9,210)      (8,784)      (6,660)      (6,919)
Interest income and trading account
  profit, net.........................     16,396       13,985       11,467       16,339       10,056        8,082        4,367
Corporate and real estate interest
  expense.............................    (11,698)      (9,824)      (7,848)      (8,487)      (8,765)      (5,926)      (6,204)
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income (loss).....................  $  (6,744)   $   4,898    $ (14,621)   $ (10,339)   $   1,040    $  (1,340)   $  (6,581)
                                        =========    =========    =========    =========    =========    =========    =========
Earnings (loss) per share.............  $   (0.91)   $    0.50    $   (1.61)   $   (1.14)   $    0.11    $   (0.15)   $   (0.72)
Weighted average number of shares
  outstanding.........................  7,403,848    9,840,251    9,095,102    9,095,102    9,095,102    9,095,102    9,095,102

OTHER DATA:

EBITDA(3).............................  $  19,341    $  39,840    $   2,194    $   7,053    $  19,356    $  11,728    $   7,127
Number of residential units
  sold(4)(5)..........................        N/A          N/A          101          243          444          362          472
Number of residential units
  closed(6)...........................         73           91           86          150          293          192          316
Number of residential units in
  backlog(4)(7).......................        N/A          N/A           59          152          303          322          459

                                                                                                SEPTEMBER 30, 1997
                                                                            DECEMBER 31,    --------------------------
                                                                                1996         ACTUAL     AS ADJUSTED(8)
                                                                            ------------    --------    --------------
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Total assets..............................................................    $443,185      $449,251       $516,279
Notes, mortgages and other debt(9):
  Corporate...............................................................      33,148        44,669        114,350
  Real estate.............................................................      27,462        35,728         35,728
  Notes collateralized by contracts and mortgage notes receivables........      36,030        26,766         26,766
  Utilities...............................................................      42,152        38,747         38,747
Stockholders' equity......................................................     159,452       152,871        150,218

                           (Notes on following page)

---------------
(1) Other expenses relate to preferred stock dividends of utilities subsidiaries.
(2) In 1993 the Company sold its midwest water utilities located in Indiana, Missouri, Ohio, and Michigan for an aggregate of $62,000.

(3) EBITDA represents income (loss) before interest, income taxes, depreciation and amortization (including amortization of intangible assets and contributions in aid of construction). EBITDA is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with generally accepted accounting principles ("GAAP"). EBITDA should not be considered in isolation or as a substitute for net income
    (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP or as a measure of a company's profitability or liquidity.

(4) Data not available for years noted.

(5) Indicates the number of residential units for which an agreement of sale has been executed during each period.

(6) Indicates the number of residential units for which a closing has taken place during each period.

(7) Indicates the aggregate number of residential units sold which were subject to an executed agreement of sale but had not closed as of the end of each period.

(8) Adjusted to reflect the issuance of Notes offered hereby and the application of the net proceeds therefrom.

(9) Does not include debt related to discontinued vacation ownership operations of $10,191 and $14,973 at December 31, 1996 and September 30, 1997,
    respectively. It is anticipated that upon the sale of such operations, such debt will be assumed by the purchaser of the Company's vacation ownership operations.

                                  RISK FACTORS

     An investment in the Notes offered by this Prospectus involves a high degree of risk. In addition, this Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" as well as elsewhere in this Prospectus. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in the Prospectus. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Notes.

HISTORY OF LOSSES; NEGATIVE CASH FLOW

     The Company has had negative cash flows and negative ratios of earnings to fixed charges and has incurred significant operating and net losses. Net losses for 1994 and 1995 were approximately $14.6 million and $10.3 million, respectively. As of September 30, 1997, the Company had an accumulated deficit of $5.1 million. The Company historically has sold non-strategic assets to fund its operating deficits and has utilized short-term borrowings to provide working capital.

     Real estate development requires investment of substantial capital, a significant portion of which is expended before any revenues may be realized. The Company does not anticipate that it will achieve or sustain profitability or positive cash flows from operating activities until the year 2000. If the Company cannot achieve operating profitability or positive cash flows from operating activities, it may not be able to service the Notes or meet its other debt service or working capital requirements.

NEW REAL ESTATE BUSINESS STRATEGY

     The Company's recently adopted real estate business strategy is unproven, with little or no operating history to serve as the basis for a prediction of its probable success or failure. Implementation of the business strategy has required, and will continue to require, among other things, the addition of new management personnel and employees, as well as the development of additional expertise by existing management personnel and employees and the expenditure of significant amounts of capital. The loss of the services of certain members of the Company's senior management team could have a material adverse effect on the Company and, in particular, on the success of the new real estate business strategy. In addition, the Company's ability to manage growth and to redeploy its resources effectively will require it to continue to implement and improve its operational, financial and sales systems. There can be no assurance that the Company will be able to compete successfully with its current or potential competitors or that the implementation of the new business strategy will be successful.

REAL ESTATE, ECONOMIC AND OTHER CONDITIONS GENERALLY

     The real estate industry is highly cyclical and is affected by changes in national, global and local economic conditions and events, such as employment levels, availability of financing, interest rates, consumer confidence and the demand for housing and other types of construction. Real estate developers are subject to various risks, many of which are outside the control of the developer, including real estate market conditions (both where its communities and homebuilding operations are located and in areas where its potential customers reside), and changing demographic conditions, adverse weather conditions and natural disasters, such as hurricanes, tornados and wildfires, delays in construction schedules, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees and availability and cost of land, materials and labor. The occurrence of any of the foregoing could have a material adverse effect on the financial condition of the Company.

INTEREST RATES; MORTGAGE FINANCING

     Certain purchasers of the Company's homes finance their purchases through third-party lenders providing mortgage financing. In general, housing demand is dependent on home equity, consumer savings and third-party financing and will be adversely affected by increases in interest rates, unavailability of mortgage financing, increasing housing costs and unemployment levels. The amount or value of discretionary income and savings, including retirement assets, available to home purchasers can be affected by a decline in the capital markets. If mortgage interest rates increase or the capital markets decline or undergo a major correction, the ability of prospective buyers to finance home purchases will be adversely affected, which may have an adverse effect on the financial condition of the Company.

GEOGRAPHIC CONCENTRATION

     The Company's development activities are primarily focused on locations in Florida and therefore depend to a significant degree on the levels of immigration to Florida from outside the United States and in-migration to Florida from within the United States in addition to other local market conditions. The Company's geographic concentration and limited number of projects may create increased vulnerability to regional economic downturns or other adverse project-specific matters. A decline in the economy in Florida could have an adverse effect on the financial condition of the Company.

DEVELOPMENT OF COMMUNITIES

     The Company's communities will be developed over time. Therefore, the medium- and long-term future of the Company will be dependent on the Company's ability to develop and market future communities successfully. Committing the financial and managerial resources to develop a community involves significant risks. Before a community generates any revenues, material expenditures are required, among other things, to obtain development approvals to construct project infrastructure, recreation centers, model homes and sales facilities and, where opportunities are suitable and appropriate, to acquire land. It generally takes several years for a community development to achieve cumulative positive cash flow. No assurance can be given that the Company will successfully develop and market communities in the future. The inability of the Company to develop and market its communities successfully and to generate positive cash flows from such operations in a timely manner would have an adverse effect on the ability of the Company to service its debt, including the Notes, and to meet its working capital requirements.

ACCESS TO FINANCING

     The Company's business is capital intensive and requires expenditures for land and infrastructure development, housing construction and working capital. Accordingly, the Company anticipates incurring additional indebtedness to fund its real estate development activities. As of November 30, 1997, the Company's total consolidated indebtedness was $164.5 million, of which $33.0 million will be repaid or retired with proceeds from this Offering. There can be no assurance that the amounts available from internally generated funds, cash on hand, the Company's existing credit facilities, sale of non-strategic assets and the net proceeds from the Offering will be sufficient to fund the Company's anticipated operations. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and sales of debt or equity securities. No assurance can be given that such financing will be available or, if available, will be on terms favorable to the Company. If the Company is not successful in obtaining sufficient capital to fund the implementation of its business strategy and other expenditures, development projects may be delayed or abandoned. Any such delay or abandonment could result in a reduction in sales and would adversely affect the Company's future results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEBT COVENANTS

     Under its credit facilities the Company is subject to certain covenants that restrict its operational and financial flexibility, including covenants requiring the maintenance of certain financial ratios and restrictions on distributions, indebtedness, liens, acquisitions and other significant actions. Failure to comply with certain covenants would, among other things, permit the Company's lenders to accelerate the maturity of the obligations thereunder and could result in cross-defaults permitting the acceleration of debt under other Company credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

JOINT VENTURE RISKS

     In connection with its new business strategy, the Company has entered into, and in the future will continue to seek, joint venture arrangements with entities whose complementary resources or other business strengths will contribute to the competitive position of the Company. A joint venture may involve special risks associated with the possibility that a venture partner (i) at any time may have economic or business interests or goals that are inconsistent with those of the Company, (ii) may take actions contrary to the instructions or requests of the Company or contrary to the Company's policies or objectives with respect to its real estate investments or (iii) could experience financial difficulties.

     Actions by a venture partner of the Company may have the result of subjecting property owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement or have other adverse consequences. As a participant in certain joint ventures, the Company may be jointly and severally liable for the debts and liabilities of the joint venture. No assurance can be given that any joint venture arrangements entered into by the Company will achieve the results anticipated or otherwise prove successful.

PERIOD-TO-PERIOD FLUCTUATIONS

     The Company's real estate projects are long-term in nature. Sales activity at the Company's newly planned retirement communities and other real estate developments varies from period to period, and the ultimate success of any community cannot be determined from results in any particular period or periods. A community may generate significantly higher sales levels at inception (whether because of local pent-up demand or other reasons) than it does during later periods over the life of the community. Revenues and earnings of the Company will also be affected by period-to-period fluctuations in the mix of product, subdivisions and home closings among the Company's communities and conventional homebuilding operations. Thus, the timing and amount of revenues arising from capital expenditures are subject to considerable uncertainty. The inability of the Company to manage effectively its cash flows from operations would have an adverse effect on its ability to service its debt, including the Notes, and to meet its working capital requirements.

COMPETITION

     The Company's homebuilding, planned community development and other real estate operations are subject to substantial existing and potential competition (including increased competition from a number of national homebuilders that are entering or expanding their presence in planned community development). Some of the Company's current and potential competitors have longer operating histories and greater financial, sales, marketing, technical and other competitive resources. Existing and future competition may have an adverse effect on the financial condition of the Company.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL CONSIDERATIONS

     The Company's business is subject to extensive federal, state and local regulatory requirements, the broad discretion that governmental agencies have in administering those requirements and "no growth" or "slow growth" policies, all of which can prevent, delay, make uneconomic or significantly increase the costs of its developments. Various governmental approvals and permits are required throughout the development process (to the extent they have not already been obtained), and no assurance can be given as to the receipt (or timing of receipt) of these approvals or permits. The incurrence of substantial compliance costs and the imposition of delays and other regulatory burdens on the Company could have a material adverse effect on the operations of the Company.

     Furthermore, various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the release of the hazardous substances. The presence of such hazardous substance at one or more of the Company's properties, and the requirement to remove or remediate such substances, may result in significant cost to the Company.

SUBORDINATION OF NOTES; HOLDING COMPANY STRUCTURE

     The Notes are subordinate in right of payment to all current and future Senior Indebtedness of Avatar. Senior Indebtedness consists of all indebtedness of Avatar, whether existing on or created or incurred after the date of the issuance of the Notes, that is not made subordinate to or pari passu with the Notes by the instrument creating the indebtedness. As of November 30, 1997, Avatar had Senior Indebtedness in the amount of approximately $48.0 million, which includes approximately $15.0 million outstanding under Avatar's $20.0 million credit facility. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which Avatar can create, incur, assume or guarantee. Because the Notes are subordinated, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of Avatar or upon a default in payment with respect to any Senior Indebtedness of Avatar or any other event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of Avatar will be available to pay the amounts due on the Notes only after all Senior Indebtedness of Avatar has been paid in full. See "Description of the Notes -- Subordination."

     Avatar is a holding company whose principal assets are the shares of capital stock of its real estate and utilities subsidiaries. Because Avatar does not generate any operating revenues of its own, it depends on dividends, advances and payments from its subsidiaries to fund its activities and meet its cash needs, including its debt service requirements. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make funds available therefor. Their ability to pay dividends or make other payments or advances to Avatar will depend on their operating results and will be subject to various business considerations, applicable state laws, restricted payments and other debt covenants governing certain project financing arrangements of the subsidiaries and, in the case of the water and wastewater utilities, government regulations restricting payments of dividends and other distributions to parent companies.

     The Notes will be effectively subordinated in right of payment to all existing and future indebtedness and liabilities of Avatar's subsidiaries. As of November 30, 1997, the aggregate amount of indebtedness and other balance sheet liabilities of Avatar's subsidiaries to which the Notes are effectively subordinated was approximately $116.5 million, including $38.7 million of indebtedness from utilities operations. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to Avatar's subsidiaries, the holders of any indebtedness of Avatar's subsidiaries may be entitled to payment thereof from the assets of such subsidiaries prior to the holders of any general unsecured obligation of Avatar, including the Notes.

LIMITATIONS ON REPURCHASE OF NOTES UPON A CHANGE IN CONTROL

     In the event of a Change in Control, each holder of Notes will have the right, at the holder's option, to require Avatar to repurchase all or a portion of such holder's Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. Avatar's ability to repurchase the Notes upon a Change in Control may be limited by the terms of Avatar's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of Avatar to repurchase Notes upon a Change in Control will be dependent on the availability of sufficient funds and subject to compliance with applicable securities laws. Accordingly, there can be no assurance that Avatar will be able to repurchase the Notes upon a Change in Control. The term "Change in Control" is defined to include only certain specified transactions and does not include other events, such as a highly-leveraged business combination not involving a Change in Control, that would adversely affect the holders of Notes.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE

     Sale of substantial amounts of shares in the public market or the prospect of such sale could adversely affect the market price of Avatar's Common Stock. As of November 30, 1997, Avatar had 9,170,102 shares of Common Stock outstanding, of which 6,705,097 shares are currently available for public sale without restriction. Avatar's officers and directors and Odyssey, who beneficially own an aggregate of 2,390,005 shares of Common Stock and an option which will become exercisable for the purchase of 45,000 shares of Common Stock, have agreed not to sell, distribute, pledge, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or encumber or exercise registration rights with respect to such securities for 180 days after the date of the Offering without the prior written consent of CIBC Oppenheimer Corp. In its sole discretion and at any time without notice, CIBC Oppenheimer Corp. may release all or any portion of the shares subject to these restrictions. The Company intends to grant to Leon Levy registration rights with respect to the Notes, the shares of Common Stock issuable upon conversion thereof and all shares of Common Stock which he currently owns, excluding shares held through his ownership or other interest in, or receivable upon liquidation of, Odyssey. If such registration rights are exercised, a large number of shares of Common Stock could be sold in the public market. Such sale (or the perception that such sale could occur) could have an adverse effect on the market price for Avatar's Common Stock. See "Underwriting."

ANTI-TAKEOVER ISSUES

     The Board of Directors of Avatar may issue up to 5,000,000 shares of Preferred Stock in the future without stockholder approval upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Avatar has no present plans to issue any shares of Preferred Stock. Avatar is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which prohibits Avatar from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 of the DGCL also could have the effect of delaying or preventing a change in control of the Company. In addition, the Change in Control repurchase feature of the Notes may also, in certain circumstances, discourage or make more difficult a sale or takeover of the Company.

NO PRIOR MARKET FOR THE NOTES

     Although the Notes have been approved for quotation on Nasdaq, the Notes are a new issue of securities, have no established trading market and may not be widely distributed. The Company has been advised by the Underwriters that they currently intend to make a market in the Notes. However, such entities are not obligated to do so and any market-making activity may be discontinued at any time without notice. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Notes or that the Notes will not trade below their face amount.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price for the Common Stock may be volatile and subject to fluctuations resulting from news announcements concerning the Company or its industry, general securities market conditions or other factors.

                                USE OF PROCEEDS

     The net proceeds derived from the Offering are estimated to be approximately $96.2 million ($110.8 million if the Underwriters' over-allotment option is exercised in full). The net proceeds of the Offering will be used to retire the $33.0 million aggregate principal amount of Avatar's 8% Senior Debentures due 2000 and 9% Senior Debentures due 2000, and, together with Avatar's existing cash and cash generated from operations, to fund real estate development and acquisition activities and for working capital and general corporate purposes.

     Pending application, the net proceeds of the Offering will be invested in short-term, high quality investments.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on The Nasdaq National Market. The following table sets forth through December 31, 1997, the high and low closing prices for the Common Stock as reported by The Nasdaq National Market.

                                                                           HIGH          LOW
                                                                           -----        -----
    1995
      1st Quarter........................................................    37 1/2       35 1/4
      2nd Quarter........................................................    37 3/4       35 1/2
      3rd Quarter........................................................    38 1/4       35
      4th Quarter........................................................    38           34 1/4
    1996
      1st Quarter........................................................    40 1/2       32 5/8
      2nd Quarter........................................................    40 1/4       34 1/4
      3rd Quarter........................................................    34 3/4       29 1/2
      4th Quarter........................................................    32 1/2       30
    1997
      1st Quarter........................................................    38           32
      2nd Quarter........................................................    34 3/8       30 3/8
      3rd Quarter........................................................    36 3/4       29 1/2
      4th Quarter........................................................    34 3/4       27

     On January 27, 1998, the closing price of the Common Stock was $26. The number of record holders of Common Stock as of January 23, 1998 was 7,848. The number of record holders may not be representative of the number of beneficial owners because many shares are held by depositories, brokers or other nominees.

                                DIVIDEND POLICY

     The Company does not currently pay cash dividends on its Common Stock. Its current dividend policy is to retain earnings to support the growth of its businesses. In addition, the Company is restricted from paying cash dividends under the terms of certain of its loan agreements.

     The terms of the Notes do not restrict the Company from paying dividends on its Common Stock. However, under certain circumstances, distributions of cash or property to holders of Common Stock may result in an adjustment in the conversion price of the Notes. See "Description of the Notes."

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at September 30, 1997 (except as otherwise noted), and as adjusted to give effect to the sale of the Notes.

     This table should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, included elsewhere or incorporated by reference in the Prospectus.

                                                                           SEPTEMBER 30, 1997
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                         (DOLLARS IN THOUSANDS)
NOTES, MORTGAGE NOTES AND OTHER DEBT:
CORPORATE:
  Bank credit lines...................................................  $ 14,350      $  14,350
  8% Senior Debentures due 2000, net of unamortized discount of
     $750.............................................................     6,876             --
  9% Senior Debentures due 2000, net of unamortized discount of
     $1,903...........................................................    23,442             --
   % Convertible Subordinated Notes due 2005..........................        --        100,000
                                                                        --------     -----------
Total corporate.......................................................  $ 44,668      $ 114,350
REAL ESTATE:
  Development and construction loans, interest rates ranging from 8%
     to 10.5%(1)......................................................  $ 29,746      $  29,746
  Mortgage note obligations, interest rates ranging from 8.8% to 10%,
     due from 1997 - 2002.............................................     5,982          5,982
  Bank credit lines...................................................    26,766         26,766
                                                                        --------     -----------
Total real estate.....................................................  $ 62,494      $  62,494

UTILITIES:
  Bank credit lines...................................................  $    325      $     325
  Utilities first mortgage bonds due serially from 1997 - 2007,
     interest rates ranging from 7.8% to 9.2%.........................    14,730         14,730
          7.3% utilities senior notes due 2000 - 2010.................    18,000         18,000
          Utilities promissory notes due 2002 - 2004..................     5,692          5,692
                                                                        --------     -----------
Total utilities.......................................................  $ 38,747      $  38,747

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 15,500,000 shares authorized, 12,715,448
     issued...........................................................  $ 12,715      $  12,715
  Additional paid-in capital..........................................   207,271        207,271
  Retained earnings (deficit).........................................    (5,142)        (7,795)(2)
                                                                        --------     -----------
                                                                         214,844        212,191
  Less cost of 3,620,346 treasury shares..............................    61,973         61,973
                                                                        --------     -----------
     Total stockholders' equity.......................................   152,871        150,218
                                                                        --------     -----------
          Total capitalization........................................  $298,780      $ 365,809
                                                                        ========      =========

---------------
(1) Does not include $15.0 million of debt related to the Company's discontinued vacation ownership operations. It is anticipated that upon sale of such operations, such debt will be assumed by the purchaser of such operations.

(2) The increased deficit reflects the write-off of the aggregate net unamortized discount on the 8% and 9% Senior Debentures which will be repaid with a portion of the net proceeds from the Offering.

                            SELECTED FINANCIAL DATA

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     The following selected financial data for the five years ended December 31, 1996 are derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The financial data for the nine month periods ended September 30, 1996 and 1997 are derived from unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods.

     Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein and incorporated by reference. Such financial information should also be read in conjunction with the Company's consolidated historical financial statements (and accompanying notes and schedules) and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Prospectus, the 1996 10-K and the September 30 10-Q.

                                                                                             NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                     ----------------------------------------------------   -------------------
                                       1992       1993       1994       1995       1996       1996       1997
                                     --------   --------   --------   --------   --------   --------   --------
                                                                                                (UNAUDITED)
INCOME STATEMENT DATA(1):
Revenues:
Real estate sales................... $ 34,794   $ 39,997   $ 42,351   $ 48,217   $ 93,510   $ 60,373   $ 60,284
Deferred gross profit...............     (234)    (1,278)    (1,719)      (720)     2,639      1,587      3,010
Utilities revenues..................   53,209     45,957     28,664     29,669     32,749     24,245     26,153
Interest income.....................   16,396     13,985     11,125      9,427      7,846      6,035      4,110
Gain on sale of subsidiaries........       --     21,822(2)       --        --         --         --         --
Trading account profit, net.........       --         --        342      6,912      2,210      2,047        257
Other revenues......................      996      5,565        564        663      2,405        471        601
                                     --------   --------   --------   --------   --------   --------   --------
     Total revenues.................  105,161    126,048     81,327     94,168    141,359     94,758     94,415
Expenses:
Real estate expenses................   44,900     47,494     48,954     58,626     91,939     61,525     66,308
Utilities expenses..................   36,772     34,781     24,651     24,923     25,505     19,022     19,207
General and administrative
  expenses..........................    7,809      8,620     10,224      9,210      8,784      6,660      6,919
Interest expense....................   18,478     15,656     11,160     11,518     12,053      8,353      8,743
Other expenses(3)...................    1,544      1,261        811        811        814        611        518
                                     --------   --------   --------   --------   --------   --------   --------
     Total expenses.................  109,503    107,812     95,800    105,088    139,095     96,171    101,695
Income (loss) from continuing
  operations before income taxes....   (4,342)    18,236    (14,473)   (10,920)     2,264     (1,413)    (7,280)
Provision for income taxes..........       --     12,762         --         --         --         --         --
                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) from continuing
  operations........................   (4,342)     5,474    (14,473)   (10,920)     2,264     (1,413)    (7,280)
Extraordinary item:
Loss on extinguishment of 8%
  debentures........................   (2,402)        --         --         --         --         --         --
Cumulative effect of change in
  method of accounting for income
  taxes.............................       --       (964)        --         --         --         --         --
Cumulative effect of change in
  method of accounting for
  investments (net of income taxes
  of $238)..........................       --        388         --         --         --         --         --
Discontinued operations(4):
Income (loss) from vacation
  ownership operations, net of tax
  expense...........................       --         --       (148)       581     (1,224)        73        699
                                     --------   --------   --------   --------   --------   --------   --------
Net income (loss)................... $ (6,744)  $  4,898   $(14,621)  $(10,339)  $  1,040   $ (1,340)  $ (6,581)
                                     ========   ========   ========   ========   ========   ========   ========

                                                                                             NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                     ----------------------------------------------------   -------------------
                                       1992       1993       1994       1995       1996       1996       1997
                                     --------   --------   --------   --------   --------   --------   --------
                                                                                                (UNAUDITED)
Earnings (loss) per share........... $  (0.91)  $   0.50   $  (1.61)  $  (1.14)  $   0.11   $  (0.15)  $  (0.72)
Weighted average number of shares
  outstanding....................... 7,403,848  9,840,251  9,095,102  9,095,102  9,095,102  9,095,102  9,095,102
OTHER DATA:
EBITDA(5)........................... $ 19,341   $ 39,840   $  2,194   $  7,053   $ 19,356   $ 11,728   $  7,127
Ratio of earnings to fixed
  charges(6)........................     0.79       2.06      (0.18)      0.14       1.17       0.85       0.24
BALANCE SHEET DATA:
Cash (including restricted cash).... $  4,253   $  8,620   $  6,037   $  4,439   $  8,046   $  7,488   $  5,039
Investments -- trading..............   17,314     51,184     51,582     48,258      4,535      4,365      4,358
Total assets........................  474,448    457,747    446,577    470,632    443,185    442,558    449,251
Notes, mortgages and other
  debt(7)...........................  194,416    135,557    139,827    165,665    138,792    143,935    145,910
Stockholders' equity................  144,639    183,372    168,751    158,412    159,452    157,072    152,871

---------------
(1) The Company's consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 have been reclassified to show the effect of discontinued operations for which a disposition plan was adopted in the third quarter of 1997.

(2) In 1993 the Company sold its midwest water utilities located in Indiana, Missouri, Ohio and Michigan for an aggregate of $62,000.

(3) Other expenses relate to preferred stock dividends of subsidiaries.

(4) Vacation ownership operations commenced in 1994, and the Company is currently negotiating the sale of this business.

(5) EBITDA represents income (loss) before interest, income taxes, depreciation and amortization (including amortization of intangible assets and contributions in aid of construction). EBITDA is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a measurement presented in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP or as a measure of a company's profitability or liquidity.

(6) For purposes of calculating the ratio of earnings to fixed charges (i) earnings represent pretax income from continuing operations plus fixed charges and (ii) fixed charges consist of interest on all indebtedness, including amortization of debt expense and discount relating to any indebtedness, that portion of rental expense (one-fifth) that the Company believes to be representative of interest, and preferred stock dividend requirements of Avatar's subsidiaries. The Company's earnings were insufficient to cover fixed charges, and the deficiencies in coverage amounted to $4,300, $14,500 and $10,900 for the years ended December 31, 1992, 1994 and 1995, respectively, and $1,400 and $7,300 for the nine months ended September 30, 1996 and 1997, respectively.

(7) Does not include debt related to discontinued vacation ownership operations of $1,135, $6,931 and $10,191 at December 31, 1994, 1995 and 1996,
    respectively, and $9,221 and $14,973 at September 30, 1996 and 1997, respectively. It is anticipated that upon the sale of such operations, such debt will be assumed by the purchaser of the Company's vacation ownership operations.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, included elsewhere or incorporated by reference in this Prospectus.

OVERVIEW

     The Company is engaged in a number of real estate related businesses and in the ownership and operation of water and wastewater utilities.

     Since 1980 the Company has expended more than $150.0 million to improve its land holdings by installing infrastructure, such as roads, sewers, landscaping, utility lines and drainage. In addition, the Company has expended substantial funds to build or improve golf courses, hotels, tennis courts, shopping centers and other amenities on its properties.

     Until 1994, through its national and international retail installment land sales program, the Company was primarily engaged in the business of selling lots. In 1993 the Company expanded into the homebuilding business, and, until the third quarter of 1997, the Company's real estate business plan emphasized the sale of individual homesites and the construction and sale of mid-priced single family homes. This strategy increased annual closings of home sales from 86 in 1994 to 293 in 1996 and increased home sale revenues from $7.4 million in 1994 to $50.0 million in 1996. In 1996 the Company decided to terminate its national and international retail installment land sales program. The Company is still in the process of winding down this program and collecting related receivables which, as of September 30, 1997, were approximately $45.0 million and which collateralize debt of approximately $26.8 million.

     While the Company intends to remain in the mid-priced homebuilding business, the Company's new management has implemented a new real estate business strategy to capitalize on its distinct competitive advantages and emphasize higher profit margin businesses. Under its new strategy, the Company intends to concentrate on development and management of active adult/retirement and other planned communities, construction of custom and semi-custom homes and development and acquisition of commercial and industrial properties. As a consequence of implementing its new real estate business strategy, the Company believes that its operations and the financial results thereof will change significantly over the next several years. Accordingly, the results of operations reflected in the historical financial statements may not be indicative of the future results of operations of the Company.

     RESIDENTIAL DEVELOPMENT. In 1993 the Company commenced residential development activities at its properties in Poinciana and Cape Coral, Florida, commenced planning for development of Harbor Islands in Hollywood, Florida, and began preliminary plans for homebuilding programs in Rio Rico, Arizona.

     Growth of the Company's homebuilding business is demonstrated by the following operating results:

                                                                            NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                        ------------------------------     -------------------
                                         1994       1995        1996        1996        1997
                                        ------     -------     -------     -------     -------
                                                        (DOLLARS IN THOUSANDS)
    Revenues..........................  $7,400     $13,260     $49,672     $34,412     $40,925
    Other data:
      Number of units sold............     101         243         444         362         472
      Number of units closed..........      86         150         293         192         316
      Number of units in backlog......      59         152         303         322         459

     COMMERCIAL AND INDUSTRIAL LAND SALES. Prior to the third quarter of 1997, the Company's policy was to sell commercial and industrial land at market prices whenever possible. Under the new real estate business strategy, the Company intends to develop land and lease and operate such developed properties rather than to sell them. Revenues from commercial and industrial land sales declined from $4.0 million in 1994 to $1.7 million in 1996. Future demand for commercial and industrial land and facilities at the Company's properties is expected to increase as the result of the development by both the Company and other developers of homes and planned communities.

     WATER AND WASTEWATER UTILITIES. The Company's utilities subsidiaries provide water and wastewater treatment services to customers in Florida and Arizona. From 1994 to 1996, annual revenues have increased by approximately $4.1 million or 14%. The Company also provides data processing, customer billing and related services to affiliated and non-affiliated companies and public entities.

     Growth of the Company's utilities is anticipated to come from increases in the number of customers as its service areas become more fully developed and from third-party management contracts in the Company's meter reading and billing service business.

     The following table sets forth revenues and income derived from water and wastewater utilities for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997.

                                                                                NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                           -------------------------------     -------------------
                                            1994        1995        1996        1996        1997
                                           -------     -------     -------     -------     -------
                                                           (DOLLARS IN THOUSANDS)
Revenues.................................  $28,664     $29,669     $32,749     $24,245     $26,153
  Approximate number of water
     customers...........................   38,000      39,000      41,000      41,000      42,000
  Approximate number of wastewater
     customers...........................   30,000      31,000      32,000      31,000      32,000
Income (loss) before income taxes........  $  (210)    $   804     $ 3,042     $ 2,110     $ 3,814
Income before income taxes and
  non-recurring expense..................  $ 1,324     $ 2,054     $ 3,892     $ 2,460     $ 3,814

     RESORT OPERATIONS. Resort operations are intended to enhance the value of the Company's land in the communities in which they are located. Such operations, which include the Cape Coral Golf and Country Club, the Poinciana Golf and Racquet Club and the Rio Rico Resort and Country Club, have generated increased revenues on an annual basis, from $13.2 million in 1994 to $16.1 million in 1996.

     VACATION OWNERSHIP. While revenues from vacation ownership operations increased from $1.5 million in 1994 to $11.3 million in 1996, these operations are not considered by management to be a complementary component of the Company's new business strategy. The Company intends to sell the vacation ownership business; in such sale it is anticipated that the purchaser will assume approximately $15.0 million of associated debt. As of September 30, 1997, the vacation ownership business is accounted for as a discontinued operation.

     RETAIL INSTALLMENT LAND SALES. Prior to 1997, the Company sold homesites under retail land sales programs, which were terminated in the second quarter of 1996. Receivables, which collateralize debt of approximately $26.8 million, due from such sales aggregated approximately $45.0 as of September 30, 1997 and are payable over the next nine years. Revenues from these programs decreased from $11.9 in 1994 to $4.0 million in 1996.

     OTHER REAL ESTATE REVENUES. The Company's rental, leasing and other real estate revenues, which are primarily generated through the lease of the Company's community shopping centers and commercial operations in Cape Coral, Poinciana and Rio Rico, the Tarpon Point Marina in Cape Coral, cable television operations at Poinciana and property management services, have approximated $5.5 million annually since 1994.

     TRADING ACCOUNT PROFIT. From 1993 to the fourth quarter of 1997, the Company invested unused funds in fixed-income and other debt securities. Prior to 1997, trading account profit had declined due to the

Company's use of the principal of its trading account to fund operations and maintain and enhance its land holdings. The Company has liquidated its trading account and used such funds, net of related debt, as working capital.

RESULTS OF OPERATIONS

     The following is management's discussion and analysis of certain significant factors that have affected the Company during the periods included in the accompanying consolidated statements of operations.

     A summary of the period to period changes in the items included in the consolidated statements of income is shown below:

                                                                                   NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                              -------------------------------     -------------------
                                              1994 AND 1995     1995 AND 1996        1996 AND 1997
                                              -------------     -------------     -------------------
                                                    INCREASE (DECREASE)           INCREASE (DECREASE)
                                              -------------------------------     -------------------
                                                 CHANGE            CHANGE               CHANGE
                                              -------------     -------------     -------------------
                                                              (DOLLARS IN THOUSANDS)
    REVENUES
    Real estate sales.......................     $ 5,866           $45,293              $   (89)
    Deferred gross profit on homesite
      sales.................................         999             3,359                1,423
    Utilities revenues......................       1,005             3,080                1,908
    Interest income.........................      (1,698)           (1,581)              (1,925)
    Trading account profit, net.............       6,570            (4,702)              (1,790)
    Other...................................          99             1,742                  130
                                                --------          --------              -------
         Total revenues.....................      12,841            47,191                 (343)
    EXPENSES
    Real estate expenses....................       9,672            33,313                4,783
    Utilities expenses......................         272               582                  185
    General and administrative expenses.....      (1,014)             (426)                 259
    Interest expense........................         358               535                  390
    Other...................................          --                 3                  (93)
                                                --------          --------              -------
         Total expenses.....................       9,288            34,007                5,524
                                                --------          --------              -------
    Income from continuing operations.......       3,533            13,184               (5,867)
                                                --------          --------              -------
    (Loss) income from discontinued
      operations............................         729            (1,805)                 626
                                                --------          --------              -------
    Net income..............................     $ 4,262           $11,379              $(5,241)
                                                ========          ========              =======

     The Company uses the installment method of profit recognition for homesite sales. Under the installment method the gross profit on recorded homesite sales is deferred and recognized in income of future periods, as principal payments on contracts are received. Fluctuations in deferred gross profit result from deferred gross profit on current homesite sales less recognized deferred gross profit on prior years' homesite sales.

     Data from homebuilding operations for the nine months ended September 30, 1996 and 1997 and for the years ended December 31, 1994, 1995 and 1996 are summarized below:

                                                                            NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                        ------------------------------     -------------------
                                         1994       1995        1996        1996        1997
                                        ------     -------     -------     -------     -------
                                                        (DOLLARS IN THOUSANDS)
    UNITS SOLD, NET
      Number of units.................     101         243         444         362         472
      Aggregate dollar volume.........  $7,919     $39,917     $59,078     $47,755     $60,586
      Average price per unit..........  $   78     $   164     $   133     $   132     $   128

    UNITS CLOSED
      Number of units.................      86         150         293         192         316
      Aggregate dollar volume.........  $7,354     $12,989     $49,894     $34,358     $41,411
      Average price per unit..........  $   86     $    87     $   170     $   179     $   131

    BACKLOG
      Number of units.................      59         152         303         322         459
      Aggregate dollar volume.........  $5,050     $31,978     $41,349     $44,674     $60,524
      Average price per unit..........  $   86     $   210     $   136     $   139     $   132

     Data from the national and international retail land sales programs, terminated in the second quarter of 1996, is set forth below:

                                                                             NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                          ------------------------------     -----------------
                                           1994        1995        1996       1996       1997
                                          -------     -------     ------     ------     ------
                                                         (DOLLARS IN THOUSANDS)
    RETAIL LAND SALES OPERATIONS DATA
    Sales volume........................  $11,866     $11,424     $3,998     $4,364     $   --
    Cost of sales.......................    1,879       1,923        705        718         --
    Selling expense.....................    6,440       6,697      3,773      3,522         --
    Deferred gross profit...............   (1,719)       (720)     2,639      1,587      3,010
    Interest income.....................   11,125       9,427      7,846      6,035      4,110
    Loss on contract cancellations......    1,281       1,257      1,035        856        872
    Contract servicing expense..........      729         768        785        623        437
    Interest expense....................    2,876       2,781      2,865      2,242      2,173

                                                     DECEMBER 31,            SEPTEMBER 30,
                                                  -------------------     -------------------
                                                   1995        1996        1996        1997
                                                  -------     -------     -------     -------
                                                            (DOLLARS IN THOUSANDS)
    Principal amount of contracts and mortgage
      notes receivable........................    $82,521     $61,534     $68,484     $45,021
    Debt collateralized by contracts and
      mortgages receivable....................     28,630      36,030      32,284      26,766

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO
NINE MONTHS ENDED SEPTEMBER 30, 1996

     Operations for the nine month period ended September 30, 1997 resulted in a net loss of $6.6 million or $.72 per share, compared to a net loss of $1.3 million or $.15 per share for the same period of 1996. The decrease in operating results was primarily attributable to a decrease in real estate operating results and trading account profits as well as an increase in net interest expense, partially offset by an increase in deferred gross profit recognition and utilities operating results.

     The Company's real estate revenues for the nine months ended September 30, 1997 decreased $89,000 or 0.2%, while real estate expenses increased $4.8 million or 7.8% when compared to the same period of 1996. The decrease in real estate revenues is generally a result of the reduced closings at the Company's Harbor Islands project and the termination of the retail land sales program, partially mitigated by the overall increase in closings of homes sold. The increase in real estate expenses, when compared to the same period of 1996, is essentially a result of increased selling expenses associated with the increased homebuilding sales volume as well as nonrecurring expenditures associated with product development at the Company's Poinciana project. The aggregate dollar volume of homes sold increased to $60.6 million from $47.8 million or 26.8%.

     Utilities revenues for the nine months ended September 30, 1997 increased $1.9 million or 7.9% when compared to the same period of 1996, primarily due to customer growth, the implementation of rate increases that were not effective during the first nine months of 1996, and increased revenues from contract services. Utilities expenses for the nine months ended September 30, 1997 increased $185,000 or 1.0% when compared to the same period of 1996, primarily due to increases in general, and administrative expenses and operating expenses, mitigated by a decrease in legal fees.

     Interest income for the nine months ended September 30, 1997 decreased $1.9 million or 31.9% when compared to the same period for 1996. The decline in interest income is attributable to lower average aggregate amounts outstanding in the Company's contract and mortgage notes receivable portfolio. The Company's contracts and mortgage notes receivable portfolio amounted to $45.0 million at September 30, 1997, compared to $68.5 million at September 30, 1996.

     Trading account profit, net, for the nine months ended September 30, 1997 decreased $1.8 million or 87.4% compared to the same period for 1996, primarily due to the lower average balance of investment securities. Trading account profit represents interest income and realized and unrealized gains and losses related to the trading investment portfolio, net of commissions payable to brokers.

     General and administrative expenses for the nine month period ended September 30, 1997 increased $259,000 or 3.9% compared to the same period of 1996. The increase for the nine months ended September 30, 1997 is primarily attributable to increased executive compensation, as well as an increase in the accrual for incentive compensation.

     Interest expense for the nine months ended September 30, 1997 increased $390,000 or 4.7%, compared to the same period of 1996, primarily attributable to a reduction in capitalized interest, as well as additional borrowings.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO
YEAR ENDED DECEMBER 31, 1995 AND
YEAR ENDED DECEMBER 31, 1994

     Operations for the years ended December 31, 1996, 1995 and 1994 resulted in pre-tax income (loss) of $1.0 million, ($10.3 million) and ($14.6 million), respectively. The improvement in income (loss) from continuing operations before income taxes for 1996 compared to 1995 is primarily attributable to an increase in real estate contribution margin, recognition of deferred gross profit on homesite sales, and improved utilities contribution margins which was partially mitigated by a decrease in net trading account profits. The decrease in pre-tax loss during 1995 compared to 1994 is primarily attributable to an increase in the pre-tax gain from net trading account profits of $6.6 million which was partially mitigated by increased selling expenses and start-up costs attributable to housing programs.

     Gross real estate revenues increased $45.3 million or 93.9% during 1996 when compared to 1995 and $5.9 million or 13.9% during 1995 when compared to 1994. The increase in real estate revenues for 1996 when compared to 1995 is primarily a result of increased homebuilding, the sale of the recreation facilities and other assets at the Company's former Barefoot Bay community and a bulk land sale at Leisure Lakes. Homebuilding revenues increased $36.4 million or 274.6% in 1996 when compared to 1995. The improvement in homebuilding revenues is primarily due to closings at the Company's Harbor Islands project, as well as the other sites. Harbor Islands closed 70 units with sales volume of $27.3 million during 1996 compared to no closings in 1995. Housing units closed, excluding Harbor Islands totaled 223 units with sales volume of $22.6 million compared to 150 units with a sales volume of $13.0 million in 1995. The increase in real estate revenues for 1995 when compared to 1994 is primarily a result of increased closings. Housing revenues increased $5.9 million or 79.2% in 1995 when compared to 1994. Real estate expenses increased $33.3 million or 58.8% in 1996 when compared to 1995 and $9.7 million or 19.8% in 1995 when compared to 1994. The increase in real estate expenses for 1996 is primarily a result of increased real estate revenues and an inventory write down of the Company's Banyan Bay property. The increase in real estate expenses for 1995 when compared to 1994 is primarily a result of increased selling expenses and start-up costs attributable to increased housing programs. Homebuilding margins for 1996 were comparable to those of 1995 and 1994.

     The average selling price of housing units closed for 1996 was $170,000, an increase of 95.0% when compared to 1995. This increase is due to closings at Harbor Islands, which had an average selling price on closed units of $390,000 for 1996 compared to no closings in 1995. The 1995 average selling prices of housing units closed were consistent with 1994 levels. The average selling price of housing units in backlog of $136,000 at December 31, 1996 decreased by 35.0% from 1995 prices due to the reduced number of sales in backlog at Harbor Islands. The average selling price of housing units in backlog of $210,000 at December 31, 1995 increased by 144.0% over 1994 prices due to sales at Harbor Islands, which had an average sales price of $412,000.

     Utilities revenues increased $3.1 million or 10.4% during 1996 when compared to 1995 and $1.0 million or 3.5% during 1995 when compared to 1994. Utilities expenses increased $582,000 or 2.3% during 1996 when compared to 1995 and $272,000 or 1.1% during 1995 when compared to 1994. Utilities revenues increased as a result of rate increases, customer growth and increased contract management operations. Utilities expenses increased correspondingly to the customer growth.

     Interest income decreased $1.6 million or 16.8% during 1996 when compared to 1995 and $1.7 million or 15.3% during 1995 when compared to 1994. The declines in interest income are primarily attributable to lower average aggregate balances of the Company's contracts and mortgage notes receivable portfolio caused by collections, cancellations and reductions in new land sales. The average balance of the Company's receivables portfolio was $72.3 million, $90.7 million, and $106.8 million for 1996, 1995 and 1994, respectively.

     Trading account profit, net, decreased $4.7 million for 1996 when compared to 1995 and increased $6.6 million in 1995 when compared to 1994. Trading account profit, net, represents interest income and realized and unrealized gains and losses related to the trading investment portfolio, net of commissions payable to investment advisors.

     Other revenues for 1996 include a sale of water rights at Rio Rico for $1.6 million.

     General and administrative expenses decreased $426,000 or 4.6% in 1996 compared to 1995 and $1.0 million or 9.9% in 1995 compared to 1994. The decrease for 1996 compared to 1995 results primarily from a reduction in the accrual for incentive compensation recorded for executive officers. The decrease for 1995 compared to 1994 results from reductions in the accrual for incentive compensation recorded for executive officers and expenses related to a legal settlement in 1994.

     Interest expense increased $535,000 or 4.6% in 1996 when compared to 1995 and $358,000 or 3.2% in 1995 when compared to 1994. The increase in 1996 when compared to 1995 is primarily due to an increase in interest expense in the homebuilding operations, mitigated in part by a decrease in the outstanding balance of notes, mortgage notes and other debt, as well as an increase in capitalization of interest which totaled $4.0 million in 1996. The increase in 1995 is primarily due to the increase in the outstanding balance of notes, mortgage notes and other debt, which was partially offset by capitalization of interest associated with the development and construction costs of approximately $3.2 million for 1995 and $1.6 million for 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary business activities are capital intensive in nature. Significant capital resources are required to finance homebuilding construction in process, infrastructure for roads, water and wastewater utilities, selling expenses and working capital needs, including funding of debt service requirements, operating deficits and the carrying cost of land. The Company anticipates capital expenditures totalling approximately $36.0 million for 1998. Of this amount, approximately $16.0 million of the Company's total capital expenditures relates to the Company's real estate business, primarily for infrastructure and amenities. Approximately $20.0 million relates to the Company's utilities businesses and will be funded by cash flow provided by the utilities businesses and additional borrowings by the Company's utilities subsidiaries. The Company intends to develop and manage several active adult/retirement communities that are likely to require significant capital resources. In addition, the Company anticipates that it will need to expand its utilities operations to accommodate the population increases in the communities it serves.

     Historically, the Company has funded operating deficits and its liquidity requirements through the sale of non-strategic assets, homebuilding project borrowings, utilities borrowings and general corporate borrowings. The Company does not anticipate that its new real estate business strategy will achieve or sustain profitability or positive cash flow until the year 2000 or later. Accordingly, the Company will use the net proceeds of the Offering, the proceeds of the sale of non-strategic assets, and real estate project borrowings to fund the Company's operating deficits and the carrying cost of land.

     At September 30, 1997, the Company's secured real estate lines of credit, exclusive of timeshare credit facilities, amounted to $26.8 million all of which were fully utilized. These real estate lines, which are secured by contracts and mortgage receivables aggregating $45.0 million, mature with respect to $21.0 million in the second quarter of 1998 and $5.8 million in the second quarter of 2001. Corporate secured lines of credit were $23.4 million at September 30, 1997 and the unused and available portions were $9.0 million. One of the corporate lines in the amount of $3.4 million was repaid in the fourth quarter of 1997. The other corporate line in the amount of $20.0 million matures in the third quarter of 1998.

     At September 30, 1997, utilities unsecured lines of credit were $15.0 million and the unused and available portion was $14.7 million. The utilities lines mature in the second quarter of 2000.

     Management does not anticipate a significant increase in interest rates for 1998, and, accordingly, does not expect the Company's primary business activities to be adversely affected by interest rates. A high interest rate environment would be likely to adversely affect the Company's real estate results of operations and liquidity because of its negative impact on the housing industry and because certain of the Company's debt obligations are tied to prevailing interest rates. Increases in interest rates affecting the Company's utilities operations generally are passed on to the consumer through the regulatory process.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share", which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share, disclose both primary and diluted earnings per share and restate all prior periods. Under the new requirements, primary earnings per share will be renamed basic earnings per share and will exclude the dilutive effect of stock options. The impact of SFAS No. 128 on both primary and diluted earnings per share is not expected to be significant.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements issued to shareholders. SFAS No. 131 also establishes standards for related disclosures with respect to products and services, geographic areas of operations and major customers. SFAS No. 131, which is effective for fiscal years beginning after December 15, 1997, will have no impact on the Company's consolidated results of operations, financial position or cash flows. However, SFAS No. 131 may affect reported segments and the Company is reviewing this matter.

RECENT OCCURRENCE

     In connection with the Company's new business strategy, the new senior executives employed in December 1997 who are responsible for residential development, have revised the existing development plan for the Harbor Islands community. As a result, it has been determined that there are present "indicators of impairment" within the meaning of FAS 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. FAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by these assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of, and requires that assets to be disposed of be reported in the balance sheet at the lower of their carrying amount or fair value less the estimated cost of sale. The Company intends to report an impairment loss of approximately $15.0 million to the carrying value of its Harbor Islands community for the fourth quarter of 1997.

     That portion of the Harbor Islands community that the Company does not plan to develop has been valued based on an independent appraisal less the estimated cost of sale. Certain land held for future development by the Company has been valued at the estimated discounted cash flows in accordance with FAS 121 as the undiscounted cash flows were less than the carrying amount of the assets.

                                    BUSINESS

GENERAL

     The Company is engaged in two principal business activities: real estate development and the ownership and operation of water and wastewater utilities. The Company owns and develops land, primarily in various locations in Florida and Arizona. Current and planned real estate operations include: the development, sale and management of active adult/retirement communities; the development and sale of single- and multi-family homes and communities; and the development, leasing and management of improved commercial and industrial properties.

     The Company's substantial land holdings represent the potential for residential development of 102,000 to more than 145,000 single- and multi-family units. These land holdings include over 32,600 developed or developable acres, of which 26,400 acres have been platted and/or zoned for the building of over 43,000 single-family homes and over 38,200 multi-family units, and approximately 6,200 acres of partially developed and developable land which have not been platted on which the Company anticipates developing more than an additional 20,800 residential units. In addition, the Company owns over 3,000 acres of land upon which over 42.7 million square feet of commercial/industrial property may be built.

     The Company's major land holdings are located in Poinciana (near Disney World and Orlando), Cape Coral on Florida's west coast (near Fort Myers and Naples), Ocala Springs in central Florida, Harbor Islands (one of the last large undeveloped properties along the Intracoastal Waterway, on Florida's east coast near Ft. Lauderdale), and Rio Rico, south of Tucson, Arizona.

     Utilities operations include the purification and distribution of water and the treatment and disposal of wastewater through plants in Florida and Arizona and contract management services for affiliated and unaffiliated water and wastewater utilities.

     The Company's assets totalled over $449.0 million as of September 30, 1997.

NEW REAL ESTATE BUSINESS STRATEGY

     During the third quarter of 1997, new management of the Company began implementing a real estate business strategy designed to capitalize on the Company's competitive strengths and current and projected demographic trends in Florida and Arizona and which focuses on real estate businesses which have potentially higher profit margins.

     STRATEGY. The Company's new real estate business strategy is focused on three primary areas:

          - Development and management of active adult/retirement communities;

          - Development of upscale custom and semi-custom homes and communities; and

          - Development of its commercial and industrial properties.

     COMPETITIVE ADVANTAGES. The Company believes that it has four principal competitive advantages:

          - It owns large contiguous tracts of land.

          - Its land holdings are substantially zoned and/or platted, are either exempt from applicable regulatory requirements or such regulatory requirements have been substantially fulfilled, and have overall vesting with regard to costly and time-consuming regulatory and growth management requirements such as concurrency, development of regional impact studies and regulatory planning and environmental permitting.

          - Its extensive land holdings are substantially debt-free.

          - It has expended more than $150.0 million on land infrastructure improvements, including roads, drainage and utilities installations, and has invested substantial funds in the development of amenities, such as parks and other open areas, club houses, golf courses, swimming pools, tennis courts, hotels, shopping centers and marinas.

     DEMOGRAPHIC TRENDS. The Company believes that it will benefit from a number of favorable long-term trends in the geographic areas in which the Company's land holdings are located. Such trends include:

     Projected Population Growth

          - Florida ranks as the fourth most populous state (U.S. Census
            Bureau).

          - Florida is projected to become the third most populous state after California and Texas, surpassing New York by 2015. (U.S. Census Bureau).

          - By 2025 Florida's population is projected to increase by approximately 6.0 million, or 41.0%, the majority of which is attributable to immigration and in-migration. (U.S. Census Bureau).

          - The bulk of the Company's homebuilding activities is concentrated in five counties in central and southern Florida which have averaged approximately 14.0% annual growth in population since 1990. (U.S. Census Bureau).

          - Arizona is projected to be ranked sixth among the states in terms of the largest net population increase and among the 10 fastest growing states ranked by percentage population growth for the period from 1995 to 2025. (U.S. Census Bureau).

     Retirement Age Demographics

          - Aging of the "baby-boom" generation should increase demand for amenitized pre-retirement and retirement communities.

     Growth of Orlando as a Business and Entertainment Center

        - Orlando is one of the fastest growing major markets in the United States, driven primarily by its central location in Florida, dynamic tourist industry and relatively low cost of living. (Melaniphy & Associates). The Company's Poinciana community is located just 21 miles from Orlando and nine miles from Disney World.

     Latin American Commerce

          - Florida and Arizona have benefited economically from the growth in commerce between the U.S. and Latin America.

     The Company's new real estate strategy focuses on three primary businesses:

DEVELOPMENT AND MANAGEMENT OF ACTIVE ADULT/RETIREMENT COMMUNITIES

     A substantial portion of the Company's land holdings is located in areas where management believes there is significant opportunity to develop active adult/retirement communities. The Company owns more than 10,700 acres in several large contiguous parcels which are entirely debt-free and which it believes are suitable for the development of active adult/retirement communities, and upon which an estimated 36,200 units may be built.

     To assist in the development of its active adult/retirement communities, in October 1997, the Company entered into a consulting contract with H. Irwin Levy, the founder of the Century Village concept of active adult/retirement communities, and acquired an option to purchase the rights to the Century Village name. At the same time, the Company hired the entire Century Village executive management team: the Chief Operating Officer, the Chief Financial Officer, and the heads of marketing and construction. Century Village is one of the nation's leading developers of active adult/retirement communities. Collectively, these executives have been responsible for the development of approximately 50,000 housing units in approximately 20 communities, including four Century Village communities located in southeast Florida. As an incentive to establish and grow the Company's active adult/retirement community business, these executives were granted stock appreciation rights which are based on the increase in the fair market value of the common stock of the Company's newly-formed subsidiary, Avatar Retirement Communities, Inc.

     Over the next five years, the Company intends to create a brand name in the active adult/retirement community business and to distinguish its active adult/retirement communities from those of other developers by establishing a consumer product-oriented approach. Specifically, the Company intends to develop resort-like communities with a broad array of amenities and entertainment, sports, recreational, social, educational and cultural activities. Each community will be designed and operated as a lifestyle experience developed for its particular location and market. The Company believes that its extensive land holdings will enable it to offer its customers more land and amenities than its competitors. Through the use of market research and other marketing techniques, the Company intends to identify those amenities, home styles and features, community layouts and other factors that will attract buyers. In addition, management seeks to identify additional sites which are suitable for development of active adult/retirement communities and anticipates that it will acquire such sites for cash or stock or develop them through joint venture or management arrangements.

     The Company is formulating a plan to develop its first active adult/retirement community at Poinciana. The Company anticipates obtaining appropriate land use approvals without any significant delay and commencing construction in mid-1999, with the first closings of home sales scheduled to occur during mid-2000. It is expected that development of active adult/retirement communities at Cape Coral, Ocala Springs and Rio Rico will commence approximately 6 to 18 months after the initial phase of development at Poinciana is completed.

     The following is a description of the locations where the Company initially plans to develop active adult/retirement communities:

     POINCIANA, FLORIDA: At Poinciana, located in central Florida approximately 21 miles south of Orlando and ten miles from Disney World, the Company has approximately 18,000 acres of land, of which at least 4,300 acres of large contiguous entirely debt-free parcels are suitable for active adult/retirement community development of up to 15,000 units.

     From 1990 to 1996, Poinciana experienced population growth of more than 332% and is one of Florida's fastest growing master-planned communities. Management believes that Poinciana should remain a growing market for real estate development due to the rapid growth of Orlando as a business and entertainment center.

     In addition to the 4,300 acres planned for active adult/retirement community development, the Company owns more than 1,900 acres of land for residential development and approximately 1,900 acres of land zoned and/or planned for industrial and commercial development of up to 28.9 million square feet.

     Recreational facilities owned and operated by the Company at Poinciana include a golf and racquet club with a swimming pool, restaurant, 18-hole Devlin Von-Hagge championship golf course, tennis courts, a community center and a series of nature walks and trails. At Poinciana, the Company also owns and operates a cable television subsidiary and water and wastewater facilities.

     CAPE CORAL, FLORIDA: At Cape Coral, located on Florida's west coast several miles from Fort Myers, the Company owns approximately 3,900 acres, of which approximately 700 acres are suitable for an active adult/retirement community development of at least 3,000 units.

     Cape Coral is a 60,700-acre, canal-laced community in southwest Florida, which has experienced rapid population growth. Since its incorporation in 1970, the city's population has grown from 11,470 to 91,560 as of September 1997.

     The Company owns 5,300 single-family homesites and 400 acres zoned for commercial and industrial development into as much as 6.1 million square feet. This community was recognized as one of Money Magazine's top spots in its "Best Places to Live in America" 1997 annual survey.

     The Company's construction activities in Cape Coral include gated and waterfront communities, featuring such high-end amenities as private yacht mooring, with direct deep water access to the Gulf of

Mexico. Recreational facilities at Cape Coral include two marinas: the 175-slip Tarpon Point Marina with dockmaster facilities, and the Camelot Marina which, upon completion, will include 76 boat slips. Other amenities owned and operated by the Company include the recently renovated Cape Coral Golf and Tennis Resort, featuring an 18-hole championship golf course, a 9-hole executive golf course, eight tennis courts and a 100-room hotel.

     OCALA SPRINGS, FLORIDA: At Ocala Springs, located in north-central Florida five miles northeast of Ocala in Marion County, Florida, the Company owns approximately 4,600 acres of land, of which approximately 4,200 acres would accommodate an active adult/retirement community of at least 14,700 units. The remaining 400 acres would be available for development of a golf course, recreational facilities and up to 2.9 million square feet of commercial and industrial facilities.

     RIO RICO, ARIZONA: At Rio Rico, the Company owns approximately 16,000 acres of land, of which approximately 1,500 acres represent an opportunity to develop an active adult/retirement community of approximately 3,500 units.

     Of the Company's land holdings, 8,900 acres are developed or developable for a variety of uses, including the 1,500 acres considered suitable for an active adult/retirement community, as well as approximately 300 acres designated for development of commercial and industrial facilities of up to 4.7 million square feet.

     The Company owns and operates a 180-room hotel complex, which was rated a Four-Diamond resort by the American Automobile Association, an 18-hole Robert Trent Jones designed championship golf course and a swim and racquet club.

DEVELOPMENT OF UPSCALE CUSTOM AND SEMI-CUSTOM HOMES AND COMMUNITIES

     Certain of the Company's land holdings are suitable for development of upscale custom and semi-custom homes and communities. The Company estimates that approximately 2,000 upscale homes may be developed on its homesites which are located along or near fresh or salt water. The Company has targeted custom and semi-custom homebuilding as an important component of its new real estate strategy because this business has higher profit margins than the sale of mid-priced single-family homes and because the Company believes that it possesses the requisite levels of technical expertise and experience in upscale and custom homebuilding.

     In order to expand its upscale homebuilding business, the Company recently acquired certain assets of Brookman-Fels, a well-known regional developer of custom and semi-custom homes and single-family residential communities in south Florida, and entered into employment contracts with its three principals, Jonathan Fels, Michael Levy and Bernard Offenberg. Brookman-Fels is one of south Florida's leading custom homebuilders and a winner of many national design awards, including being named one of America's Best Builders by the National Association of Homebuilders in 1994. Founded in 1980, Brookman-Fels was responsible for developing some of south Florida's most successful upscale communities such as Oak Hammock, Arboretum, The Sanctuary and Treasure Trove. In addition, Brookman-Fels has gained recognition for building single-family luxury homes in such upscale south Florida areas as Pinecrest, Old Cutler, Cocoplum, Snapper Creek, Miami Beach, Plantation Acres and Weston's Windmill Ranches. Brookman-Fels has developed more than 600 single-family homes, representing over $250.0 million in sales. In addition, the Company recently employed Michael Greenberg, a former executive of Toll Brothers, a national homebuilder. Jonathan Fels, Michael Greenberg, Michael Levy and Bernard Offenberg constitute the senior management team of the Company's homebuilding business.

     The Company is developing upscale home communities at its Harbor Islands and Cape Coral properties. As part of its long-term business plan, the Company also expects to acquire additional sites for cash or stock to build upscale homes and communities or to develop such sites through joint ventures and management arrangements.

     HARBOR ISLANDS, FLORIDA: Harbor Islands is a gated, master-planned boating and tennis community, located along the Intracoastal Waterway in the City of Hollywood, Florida. The community encompasses approximately 192 acres and is one of the largest undeveloped tracts of land on the Intracoastal Waterway in south Florida. When completed, Harbor Islands will consist of distinctive, separate Mediterranean-style villages on three connected islands. The community includes 30 acres conveyed to the City of Hollywood for future parks. Community amenities include a clubhouse with fitness center, pool, jacuzzi and lighted tennis courts and, when completed, will also include a 196-boat slip marina and yacht club.

     The property is currently under development, with 94 semi-custom homes having been built as of September 30, 1997, and another 18 homes under construction. The Company has zoning permits for up to 2,400 residential units, including single-family homes, town-homes, villas and mid- and high-rise condominium units. It is anticipated that homes will be priced in the $275,000 to over $1.0 million range.

     CAPE CORAL, FLORIDA: The Company's land holdings include approximately 1,500 homesites, located along or near fresh or salt water, which are ideally suited for upscale homes. Homes priced in excess of $200,000 are currently being developed by the Company.

DEVELOPMENT OF COMMERCIAL AND INDUSTRIAL PROPERTIES

     The development of commercial and industrial properties is a significant element in the Company's long-term business strategy. The Company owns over 3,000 acres of land which are zoned and/or planned for over 42.7 million square feet of commercial and industrial property. A substantial portion of the Company's commercial property is located in areas of Florida which have historically experienced, and are projected to continue to experience, high rates of population growth. In addition, the development by both the Company and other developers of homes and planned communities is expected to generate further population growth. The Company anticipates that this growth will create additional demand for its commercial and industrial properties. Similarly, further development of the Company's commercial and industrial properties is expected to generate employment, recreational and entertainment opportunities and, therefore, increased demand for the Company's residential communities.

     POINCIANA: The Company owns approximately 1,900 acres zoned and/or planned for the development of up to 28.9 million square feet of commercial and industrial property in Poinciana. As central Florida continues to experience business expansion and low industrial vacancy rates, the Company's Poinciana Office and Industrial Park is well located to attract light manufacturing and distribution facilities. With over 1.2 million square feet of office and industrial space currently under-roof, 700 acres of the 1,200-acre park remain available for future development.

     CAPE CORAL: In Cape Coral, the Company owns over 400 acres suitable for the development of up to 6.2 million square feet of commercial and industrial space. The Company's existing commercial operations include a 70,000 square foot neighborhood shopping center, which was 98.0% occupied as of September 30, 1997.

     RIO RICO: In Rio Rico, the Company has developed the South Industrial Park, a one million square foot industrial park which houses more than 40 commercial and industrial enterprises. Another 300 acres remain available for the development of up to 4.7 million square feet of commercial and industrial space.

     Such properties may be developed through internal operations or through joint ventures with third parties. In addition, the Company may acquire additional land holdings for development of commercial and industrial properties or developed or partially developed commercial or industrial properties.

OTHER REAL ESTATE ASSETS

     The Company owns additional real estate that includes more than 9,800 acres which are not currently considered primary properties for future development. These properties (listed below) may be available for sale unless changing circumstances indicate development would benefit the Company's operations.

     GOLDEN GATE, FLORIDA: The Company's land holdings in Golden Gate City, located just east of Naples, Florida includes 42 homesites, 48 acres of land zoned for multi-family use and 12 acres of commercially zoned land. Remaining land holdings at Golden Gate Estates and Golden Gate Acres consist of 144 homesites and over 9,000 undeveloped acres.

     BANYAN BAY, FLORIDA: Located in Marion County, along the St. Lucie River, this property consists of 250 acres suitable for the development of a water-oriented planned community.

     WOODLAND HILLS, CALIFORNIA: This 350-acre tract of land is located in the mountains of northwestern Los Angeles County. The land is planned for 59 luxury homesites.
                            ------------------------

     The chart on the following page summarizes the Company's land holdings as of September 30, 1997:

                              AVATAR HOLDINGS INC.

                       SUMMARY TABLE OF DEVELOPMENT SITES
     (NUMBERS EXPRESSED IN ACRES EXCEPT FOR REFERENCES TO POTENTIAL UNITS)

                                                                           PARTIALLY
                                                                         DEVELOPED AND                   RESIDENTIAL
                  LOCATION                      TOTAL    DEVELOPED (A)    DEVELOPABLE    UNDEVELOPABLE    DEVELOPED
--------------------------------------------------------------------------------------------------------------------
 POINCIANA, FLORIDA(C)
  (21 miles south of Orlando and 10 miles
    south of Walt Disney World)..............  18,256         2,675           5,434          10,147         1,893
 CAPE CORAL, FLORIDA(D)
  (7 miles west of Fort Myers and 32 miles
    north of Naples).........................   3,976         2,485           1,238             253         2,192
 OCALA SPRINGS, FLORIDA
  (5 miles northeast of Ocala)...............   4,663                         4,663
 RIO RICO, ARIZONA(E)
  (51 miles south of Tucson).................  16,184         4,957           3,965           7,262         4,670
 BANYAN BAY, FLORIDA
  (Marion County)............................     250                           250
 HARBOR ISLANDS(F)
  (Hollywood, Florida).......................     169            83              43              43            77
 BAREFOOT BAY, FLORIDA
  (midway between Vero Beach and
    Melbourne)...............................     124            23              98               3            16
 GOLDEN GATE CITY, ESTATES AND ACRES, FLORIDA
  (7 miles east of Naples)...................   9,214           192           9,022                           180
 LEISURE LAKES, FLORIDA
  (5 miles northwest of Lake Placid).........     201           198               3                           198
 WOODLAND HILLS, CALIFORNIA
  (Northwestern Los Angeles County)..........     349                           349
 OTHER FLORIDA PROPERTIES....................   2,510                                         2,510
                                               ------        ------          ------          ------         -----
 TOTALS......................................  55,896        10,613          25,065          20,218         9,226

                                                   RESIDENTIAL
                                               PARTIALLY DEVELOPED   POTENTIAL UNITS (B)     COMMERCIAL/INDUSTRIAL
                  LOCATION                       AND DEVELOPABLE           (RANGE)         DEVELOPED/DEVELOPABLE(G)
--------------------------------------------------------------------------------------------------------------------
 POINCIANA, FLORIDA(C)
  (21 miles south of Orlando and 10 miles
    south of Walt Disney World)..............          4,322          44,345 - 51,437          782         1,112
 CAPE CORAL, FLORIDA(D)
  (7 miles west of Fort Myers and 32 miles
    north of Naples).........................          1,124          11,517 - 16,717          293           114
 OCALA SPRINGS, FLORIDA
  (5 miles northeast of Ocala)...............          4,279               14,700                            384
 RIO RICO, ARIZONA(E)
  (51 miles south of Tucson).................          3,944          23,679 - 51,864          287            21
 BANYAN BAY, FLORIDA
  (Marion County)............................            250            876 - 2,754
 HARBOR ISLANDS(F)
  (Hollywood, Florida).......................             43           1,703 - 2,303             6
 BAREFOOT BAY, FLORIDA
  (midway between Vero Beach and
    Melbourne)...............................             64             353 - 397               7            34
 GOLDEN GATE CITY, ESTATES AND ACRES, FLORIDA
  (7 miles east of Naples)...................          9,022               4,727                12
 LEISURE LAKES, FLORIDA
  (5 miles northwest of Lake Placid).........              3                281
 WOODLAND HILLS, CALIFORNIA
  (Northwestern Los Angeles County)..........            349                 59
 OTHER FLORIDA PROPERTIES....................
                                                      ------         -----------------       -----         -----
 TOTALS......................................         23,400         102,240 - 145,239       1,387         1,665

Notes:

   (A) Developed acreage is defined as land which has infrastructure improvements, including roads and utility installations.

   (B) Potential units represents the aggregate of single and multi-family zoned homesites, plus unzoned acreage at a single-family conversion factor of
       3.5 for average potential units and a multi-family conversion factor of
       11.0 for average potential units.

   (C) Avatar-owned amenities include: The Poinciana Golf and Racquet Club, featuring a Bruce Devlin Robert Von Hagge designed par 72, 18-hole championship golf course, a driving range, putting greens, half-way house and pro shop, a full-service restaurant, banquet and meeting rooms. Other amenities include an olympic-size swimming pool, lighted Har-Tru and hard tennis courts, shuffleboard, volleyball courts, pool bar, grill and children's playground.

   (D) Avatar-owned amenities include: The 100 room Cape Coral Golf and Tennis Resort, which features a recently renovated, Dick Wilson designed, 18 hole championship golf course, 8 lighted Har-Tru tennis courts, heated pool with pool bar and grill. Other amenities are a 9-hole executive golf course, the 175-slip Tarpon Point Marina with dockmaster's facilities and the Camelot Marina.

   (E) Avatar-owned amenities include: The Four-Diamond rated 180 room Rio Rico Resort, which features a Robert Trent Jones Sr. championship golf course, a full pro-shop, driving range, and putting greens. The recently renovated resort also includes a tennis center with lighted courts, horseback riding, a heated olympic size pool, sauna, jacuzzi and fitness center, dining room, lounge and banquet/meeting facilities.

   (F) Amenities include: Swimming pool, tennis courts, recreation center, and fitness center.

   (G) Commercial and industrial properties at Poinciana, Cape Coral, Ocala Springs and Rio Rico are developed or developable into up to 28.9 million, 6.2 million, 2.9 million and 4.7 million square feet, respectively.

UTILITIES BUSINESS

     The Company's utilities business provides for the purification, distribution and sale of water for public and private use and the treatment and disposal of wastewater. The Company owns and operates 17 water utilities plants serving more than 42,000 customers and 12 wastewater treatment facilities serving more than 32,000 customers residing in seven communities, which include the Company's communities of Poinciana, Florida and Rio Rico, Arizona. The Company also provides meter reading and customer-related services to its own utilities operating units, as well as to 26 unaffiliated companies and public utilities.

     The Company believes that its utilities operations will benefit from population growth from development by both the Company and other developers of homes and planned communities within the areas which are serviced by the utilities facilities. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company's utilities had EBITDA of $10.5 million and $9.5 million, respectively.

DEVELOPMENT OF MID-PRICED HOMES AND COMMUNITIES

     Prior to the third quarter of 1997, the Company's business plan emphasized the construction and sale of mid-priced single-family homes. In 1996, the Company sold 293 homes, generating revenues of $50.0 million, the majority of which were mid-priced single-family homes. Sales of mid-priced homes represented 45.0% of homebuilding revenues in 1996. Although the Company has implemented a new real estate strategy emphasizing potentially higher profit-margin businesses, it intends to continue the construction and sale of mid-priced homes, both on scattered lots and on contiguous parcels as part of planned communities.

     POINCIANA, FLORIDA: Housing sales at Poinciana during 1996 totalled 269 units. Through the third quarter of 1997, sales were 288 units.

     CAPE CORAL, FLORIDA: At Cape Coral the Company sold 97 housing units during 1996 and 102 units through the third quarter of 1997.

     RIO RICO, ARIZONA: Housing programs which commenced at Rio Rico during 1996 resulted in sales of 31 units by year end and 49 units through the third quarter of 1997.

     OCALA SPRINGS, FLORIDA: The Company's plans for its 4,600-acre Ocala Springs property provide for development of an active adult/retirement community of approximately 14,700 units, some of which may be converted to conventional primary housing depending upon market demand.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

     The following table sets forth the Directors and executive officers of Avatar and certain consultants, members of management, and other key personnel of Avatar's subsidiaries.

            NAME              AGE                     POSITION(1)                        OFFICER SINCE
----------------------------  ---     -------------------------------------------    ----------------------
AVATAR EXECUTIVE OFFICERS
Leon Levy...................  72      Director and Chairman of the Board                    1981
Gerald D. Kelfer............  52      Chief Executive Officer; President; Vice              1997
                                      Chairman of the Board; and Director
Dennis J. Getman............  53      Executive Vice President and General                  1981
                                      Counsel
Charles L. McNairy..........  51      Executive Vice President; Treasurer and               1985
                                      Chief Financial Officer
Juanita I. Kerrigan.........  51      Vice President and Secretary                          1980
G. Patrick Settles..........  48      Vice President and Assistant General                  1983
                                      Counsel
Lawrence L. Colditz.........  33      Controller                                            1995
RETIREMENT COMMUNITIES KEY
  PERSONNEL
H. Irwin Levy...............  71      Director and Consultant -- Avatar                   1997(2)
                                      Retirement Communities, Inc.
Michael S. Rubin............  55      Director and President -- Avatar Retirement           1997
                                      Communities, Inc.
Jack Jaiven.................  51      Executive Vice President; Treasurer and               1997
                                      Chief Financial Officer -- Avatar
                                      Retirement Communities, Inc.
Michael A. Rich.............  51      Executive Vice                                        1997
                                      President -- Marketing -- Avatar Retirement
                                      Communities, Inc.
James A. Geddes.............  59      Executive Vice President -- Construction --           1997
                                      Avatar Retirement Communities, Inc.
HOMEBUILDING KEY PERSONNEL
Jonathan E. Fels............  45      President -- Avatar Properties Inc. and               1997
                                      Brookman-Fels Communities, Inc.
Michael Greenberg...........  43      Executive Vice President -- Avatar                    1997
                                      Properties Inc.
Michael Levy................  39      Executive Vice President and Chief                    1997
                                      Operating Officer -- Avatar Properties Inc.
                                      and Brookman-Fels Communities, Inc.
Bernard Offenberg...........  46      Vice President -- Avatar Properties Inc.              1997
                                      and Brookman-Fels Communities, Inc.
                                                                                       DIRECTOR SINCE
                                                                                     ----------------------

OTHER AVATAR DIRECTORS
Edwin Jacobson..............  68      Director                                              1992
Milton Dresner..............  72      Director                                              1995
Leon T. Kendall.............  69      Director                                              1983
Martin Meyerson.............  75      Director                                              1981
Gernot H. Reiners...........  55      Director                                              1997
Kenneth T. Rosen............  49      Director                                              1994
Fred Stanton Smith..........  69      Director                                              1980
Henry King Stanford.........  81      Director                                              1980

---------------
(1) Unless otherwise indicated, each person is an officer or Director of Avatar.

(2) Indicates year in which Mr. Levy became a Director of and consultant to Avatar Retirement Communities, Inc.

     LEON LEVY has served as Chairman of the Board of Avatar since January 1981. In addition, he is a General Partner of Odyssey. He has also served as Chairman of the Board of the New York-based Oppenheimer Funds since December 1994; Chairman of the Board of Oppenheimer Management Corp. from 1974 to 1985; and Director of S.G. Warburg & Co., Ltd. (Jersey Funds) from February 1983 to October 1996.

     GERALD D. KELFER has served as President of Avatar since February 1997; Chief Executive Officer since July 1997; Vice Chairman of the Board of Directors since December 1996; and a member of the Board of Directors since October 1996. He was a principal of Odyssey from July 1994 to February 1997 and Executive Vice President, Senior General Counsel and Director of Olympia & York Companies (U.S.) from 1985 to 1994. Prior to 1985, he was a partner of the law firm of Roberts & Holland.

     DENNIS J. GETMAN has served as Executive Vice President of Avatar since March 1984 and General Counsel since September 1981. He was Senior Vice President from September 1981 to March 1984.

     CHARLES L. MCNAIRY has served as Executive Vice President of Avatar since September 1993. He has also served as Treasurer and Chief Financial Officer since September 1992. He was Senior Vice President from September 1992 to September 1993 and, except from April 1987 to September 1988, Vice President -- Finance from January 1985 to September 1992.

     JUANITA I. KERRIGAN has served as Vice President and Secretary of Avatar since September 1980.

     G. PATRICK SETTLES has served as Vice President of Avatar since November 1986 and Assistant General Counsel since September 1983.

     LAWRENCE L. COLDITZ has served as Controller of Avatar since September 1995. He was formerly Assistant Controller from October 1992 to September 1995; Director of Financial Accounting from October 1991 to October 1992; and Accounting Manager from October 1990 to October 1991.

     H. IRWIN LEVY has served as a Director of, and consultant to, Avatar Retirement Communities, Inc. since October 1997. Mr. Levy, who is the founder of the Century Village concept of active adult/retirement communities, has been Chairman of the Board and Chief Executive Officer of Hilcoast Development Corp. since August 1992; and was Chairman of the Board and Chief Executive Officer of CV Reit from 1985 to July 1992. He is currently of counsel to the West Palm Beach law firm of Levy, Kneen, Mariani, Curtin, Wiener, Kornfeld & del Russo. Since October 1995, Mr. Levy has been a Director of IMGE, Inc.

     MICHAEL S. RUBIN has served as a Director and President of Avatar Retirement Communities, Inc. since October 1997. He was President and Chief Operating Officer of Hilcoast Development Corp. from August 1992 to October 1997; and Vice President -- Real Estate Management of CV Reit from May 1991 to July 1992.

     JACK JAIVEN has served as Executive Vice President, Treasurer and Chief Financial Officer of Avatar Retirement Communities, Inc. since October 1997. He was Director, Executive Vice President and Chief Financial Officer of Hilcoast Development Corp. from August 1992 to October 1997; and was Vice President and Treasurer of CV Reit from December 1988 to July 1992.

     MICHAEL A. RICH has served as Executive Vice President -- Marketing of Avatar Retirement Communities, Inc. since October 1997. He was Vice
President -- Marketing of Hilcoast Development Corp. from August 1992 to October 1997; and Vice President -- Sales and Marketing of F.W.D.C., Inc., a wholly owned subsidiary of Cenvill Development Corp., from March 1991 until July 1992.

     JAMES A. GEDDES has served as Executive Vice President -- Construction of Avatar Retirement Communities, Inc. since October 1997. He was Vice
President -- Construction of Hilcoast Development Corp. from August 1992 to October 1997. He was also Vice President of Construction of F.W.D.C., Inc. and Vice President of Construction of Coconut Creek Developers, Inc., a wholly owned subsidiary of Hilcoast Development Corp., for more than five years prior to his resignation in July 1992.

     JONATHAN E. FELS has served as President of Avatar Properties Inc. and Brookman-Fels Communities, Inc. since December 1997. He is a founding partner and has served as President of the various Brookman-Fels companies since July 1980. From June 1977 to June 1979, he was a Director of Construction of Adler Ross Associates; and from 1976 to 1977, he was Project Manager of Arvida Corp. and Cost and Scheduling Engineer of Stone & Webster.

     MICHAEL GREENBERG has served as Executive Vice President of Avatar Properties Inc. since September 1997. He was Vice President of Toll Brothers from February 1995 to September 1997; Assistant Vice President from January 1994 to February 1995; Senior Manager from February 1993 to January 1994 and Project Manager from June 1991 to February 1993.

     MICHAEL LEVY has served as Executive Vice President and Chief Operating Officer of Avatar Properties Inc. and Brookman-Fels Communities, Inc. since December 1997. He is a partner and has served as Vice President of the various Brookman-Fels companies since April 1983.

     BERNARD OFFENBERG has been Vice President of Avatar Properties Inc. and Brookman-Fels Communities, Inc. since December 1997. He is a partner and has served as Director of Construction of the various Brookman-Fels companies since August 1994. He was also a principal and Senior Vice President of Signature Capital Corporation, a custom homebuilder, from October 1989 to May 1994; and Director of Construction of Shear Homes from April 1987 to October 1989.

     EDWIN JACOBSON has served as Chairman of Avatar's Executive Committee since June 1992. He was Chief Executive Officer of Avatar from February 1994 to July 1997 and President from February 1994 to February 1997. He is also President and Chief Executive Officer of CMC Heartland Partners, a partnership engaged in the real estate industry, since September 1990; and President and Chief Executive Officer of Heartland Technology, Inc. (formerly known as Milwaukee Land Company), a non-diversified, closed-end management investment company, since June 1985. In addition, he was President and Chief Executive Officer of Chicago Milwaukee Corporation, an open-end investment company, from June 1985 to May 1996.

     MILTON DRESNER has served as a Director of Avatar since July 1995. In addition, he is a partner of The Highland Companies, a diversified real estate development and managerial organization which he co-founded in 1960; and a Director of Hudson General Corporation and Childtime Childcare.

     LEON T. KENDALL has served as a Director of Avatar since May 1983. In addition, he has been a Professor of Finance and Real Estate, Kellogg School of Management, Northwestern University, since September 1988. He was Chairman of the Board, Mortgage Guaranty Insurance Corporation, and Vice Chairman of the Board, MGIC Investment Corporation, from December 1981 to December 1989; and currently serves as a Director of Universal Foods Corporation, Asset Management Funds, and Chicago Board -- Options Exchange.

     MARTIN MEYERSON has served as a Director of Avatar since May 1981. In addition, he has been Chairman, University of Pennsylvania Foundation, University of Pennsylvania Professor of Public Policy and Planning, and President Emeritus, The University of Pennsylvania, since February 1981. He served The University of Pennsylvania as its President from 1970 to 1981. He also is President of FISCIT (Switzerland/U.S.); a Director of Universal Health Services, Inc. and of First Union North; and Chairman of the Board of Directors of Marconi International Foundation.

     GERNOT H. REINERS has served as a Director of Avatar since October 1997. He was a Managing Partner and a member of the Board of Managers of the BHF-BANK AG from 1972 to 1997 and Co-Manager of the Bank's New York Branch from 1987 to 1992.

     KENNETH T. ROSEN has served as a Director of Avatar since September 1994. In addition, he has served the University of California at Berkley as Professor of Business Administration since 1979; and as Chairman of the Fisher Center for Real Estate and Urban Economics since 1981. He has also served as President of Rosen Consulting Group, a real estate consulting business, since 1990; as Chief Executive Officer of ERE Rosen Real Estate Securities, a registered investment adviser, since February 1995; and as a Director of Golden West Financial Corporation, since January 1984, and The PMI Group, Inc., since January 1995.

     FRED STANTON SMITH has served as a Director of Avatar since September 1980. In addition, he has been the Vice Chairman of the Board of Directors of The Keyes Company, a real estate brokerage, financing, management, insurance and development firm, since January 1992. He was President of The Keyes Company; and currently serves as Director of the Eagle National Bank.

     HENRY KING STANFORD has served as a Director of Avatar since September 1980. In addition, he has been President Emeritus, The University of Miami, since July 1981; and President Emeritus, University of Georgia, since July 1987. He was President, The University of Miami, from July 1962 to June 1981; and Interim President, University of Georgia, from July 1986 to June 1987.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth at November 30, 1997, certain information regarding the beneficial ownership of Common Stock held by (i) each person known by Avatar to own beneficially more than five percent of the outstanding Common Stock, (ii) each of Avatar's directors, (iii) certain named executive officers and (iv) all directors and executive officers of Avatar as a group:

                                                        BENEFICIAL OWNERSHIP(1)
                                                    --------------------------------     STOCK OPTIONS
                                                    NUMBER OF SHARES         PERCENT      AND SARS(9)
                                                    ----------------         -------     -------------
PRINCIPAL STOCKHOLDERS:
  Odyssey Partners, L.P. .........................      2,107,763(2)(3)        23.0
  Spears, Benzak, Salomon & Farrell, Inc..........      1,887,476(4)           20.6
  Ronald Baron....................................        964,282(5)           10.5
DIRECTORS AND EXECUTIVE OFFICERS:
  Leon Levy.......................................      2,385,758(6)           26.0%
  Gerald D. Kelfer................................             --                           225,000(10)
  Milton Dresner..................................            500                 *
  Edwin Jacobson..................................             --                           225,000(11)
  Leon T. Kendall.................................            200(7)              *
  Martin Meyerson.................................          2,347(8)              *
  Gernot H. Reiners...............................             --
  Kenneth T. Rosen................................          1,000                 *
  Fred Stanton Smith..............................             --
  Henry King Stanford.............................            200                 *
  Dennis J. Getman................................             --                            15,000(11)
  Charles L. McNairy..............................             --                            15,000(11)
  G. Patrick Settles..............................             --
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (CONSISTING OF 15 PERSONS OF WHOM SIX
  BENEFICIALLY OWN SHARES OF COMMON STOCK)........      2,390,005(6)(7)(8)     26.1

---------------
   * Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

 (1) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of November 30, 1997, the Company had 9,170,102 shares of Common Stock outstanding. The information as to securities owned by directors and executive officers was furnished to the Company by such directors and executive officers.

 (2) Does not include shares owned by Leon Levy, Chairman of the Board and member of the Executive Committee of the Company and general partner of Odyssey. Leon Levy, Jack Nash, Stephen Berger, Joshua Nash and Brian Wruble, by virtue of being general partners of Odyssey, share voting and dispositive power with respect to the Common Stock owned by Odyssey and, accordingly, may each be deemed to own beneficially the Common Stock owned by Odyssey. Each of the aforesaid persons has expressly disclaimed any such beneficial ownership (within the meaning of Exchange Act Rule 13d-3(d)(1)) which exceeds the proportionate interest in the Common Stock which he may be deemed to own as a general partner of Odyssey. The Company has been advised that no other person exercises (or may be deemed to exercise) any voting or investment control over the Common Stock owned by Odyssey. Odyssey is a private investment partnership located at 31 West 52nd Street, New York, New York 10019.

 (3) By virtue of its present Common Stock ownership, Odyssey may be deemed to be a "control" person of the Company within the meaning of that term as defined in Rule 12b-2 under the Exchange Act.

 (4) Based upon information set forth in the Schedule 13G, dated February 14, 1997, filed by KeyCorp., the parent holding company of Spears, Benzak, Salomon & Farrell, Inc. (a registered investment adviser, "Spears, Benzak"), such shares are held for the benefit of various of its clients; it has revocable shared dispositive power with such clients; and it has no power to vote or direct the vote of such shares. The address of Spears, Benzak is 45 Rockefeller Plaza, New York, New York 10111.

 (5) Based upon information provided to the Company by Baron Capital, Inc., Ronald Baron owns 15,000 shares of Avatar and may be deemed to own an additional 41,000 by reason of his position as a General Partner of an investment partnership. Mr. Baron also may be deemed to own an additional 908,282 shares on behalf of investment advisory clients of Baron Capital Management, Inc. and BAMCO, Inc., both registered investment advisers of which he is the controlling person, and he expressly disclaims beneficial ownership of such shares. The address of Ronald Baron is c/o Baron Capital Management, 767 Fifth Avenue, New York, New York 10153.

 (6) Includes 2,107,763 shares owned by Odyssey. Mr. Levy is a general partner of Odyssey and, therefore, may be deemed to own beneficially the shares of Common Stock owned by Odyssey. See Notes (1) and (2).

 (7) Does not include 200 shares owned by Mr. Kendall's wife for her own account, as to which shares Mr. Kendall disclaims beneficial ownership.

 (8) Does not include 847 shares owned by Mr. Meyerson's wife, as to which shares Mr. Meyerson disclaims beneficial ownership.

 (9) Indicates the aggregate number of underlying shares of Common Stock subject to options, warrants, rights or conversion privileges owned by such person (whether or not exercisable within 60 days) plus, in the case of stock appreciation rights ("SARs"), the number of such shares used to calculate the value of all SARs held by such person.

(10) Represents 225,000 shares of Common Stock issuable upon the exercise of stock options, 20% of which become exerciseable on February 13, 1998, and on each of the four anniversaries thereof.

(11) Represents the aggregate number of shares of Common Stock used to calculate the value of both vested and unvested SARs issued to such person.

                            DESCRIPTION OF THE NOTES

     The Notes will be issued under an indenture to be dated as of February 2, 1998 (the "Indenture") between Avatar and The Chase Manhattan Bank, as trustee (the "Trustee"). The summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever terms defined in the Indenture are referred to in this Prospectus, the applicable definition for such terms is incorporated herein by reference. A copy of the proposed form of Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Notes will be unsecured obligations of Avatar, will be limited to $100.0 million in aggregate principal amount (up to $115.0 million if the Underwriters' over-allotment option is exercised in full) and will mature on April 1, 2005. The Notes will bear interest at the rate per annum shown on the front cover hereof from the date of original issuance of Notes under the Indenture, or from the most recent Interest Payment Date on which interest has been paid or provided for, payable semiannually on April 1 and October 1 of each year, commencing April 1, 1998, to Holders of record at the close of business on the relevant Regular Record Date (other than with respect to a Note or portion thereof (i) called for redemption on a Redemption Date, or repurchased in connection with a Change in Control on a Repurchase Date (as defined below), during the period from the Regular Record Date to (but excluding) the next succeeding Interest Payment Date (in which case accrued interest shall be payable with respect to the Note or portion thereof redeemed or repurchased on the relevant Redemption Date or Repurchase Date) or (ii) converted after the Regular Record Date and before the next succeeding Interest Payment Date except to the extent that, at the time such Note or portion thereof is submitted for conversion, such Note or portion thereof was required to be accompanied by funds equal to interest payable on such succeeding Interest Payment Date on the principal amount so converted; see "-- Conversion Rights" below). Interest on the Notes will be paid on the basis of a 360-day year of twelve 30-day months.

     Principal of, and premium, if any, and interest on, the Notes will be payable (i) in same-day funds on or prior to the payment dates with respect to such amounts in the case of Notes held of record by the Depository Trust Company ("DTC") or its nominee and (ii) at the office of the Trustee in New York, New York, in the case of Notes held of record by Holders other than DTC or its nominee, and the Notes may be surrendered for registration of transfer, exchange or conversion at the office of the Trustee in New York, New York. Avatar may, at its option, pay interest on Notes held of record by Holders other than DTC or its nominee by checks mailed to the addresses of the Persons entitled thereto as they appear in the Register for the Notes on the Regular Record Date for that interest.

     The Notes will be issued only in registered form, without coupons, and in denominations of $1,000 or any integral multiple thereof. No service fee will be charged for any registration of transfer or exchange of the Notes, but Avatar may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. Avatar is not required (i) to issue, register the transfer of or exchange any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of each mailing or (ii) to register the transfer of or exchange any Notes selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part or (iii) to register the transfer or exchange of any Notes surrendered for conversion or repurchase upon the occurrence of a Change in Control.

     All monies paid by Avatar to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Note which remain unclaimed for two years after such principal, premium or interest becomes due and payable may be repaid to Avatar. After such repayment, the Holder of such Note may, as an unsecured general creditor, look only to Avatar for payment thereof.

     The Indenture does not contain any covenants or financial restrictions on the payment of dividends, the incurrence of Senior Indebtedness or the issuance or repurchase of securities of Avatar or its subsidiaries. The

Indenture does not contain any covenants or other provisions that would afford protection to Holders of the Notes in the event of a highly leveraged transaction or a Change in Control of Avatar, except as described below under "-- Certain Rights to Require Repurchase of Notes."

CONVERSION RIGHTS

     The Notes will be convertible, in whole or from time to time in part (in denominations of $1,000 or integral multiples thereof), into shares of Common Stock, at the option of the Holder, at any time after 60 days following the original issuance of the Notes prior to redemption or final maturity, at the conversion price of $31.80 per share, adjusted as described in the following paragraph. The right to convert Notes that have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date unless Avatar defaults in making the payment due on that redemption. See "-- Optional Redemption."

     If any Notes are surrendered for conversion during the period from the close of business on any Regular Record Date to (but excluding) the next succeeding Interest Payment Date (except any such Note called for redemption on a Redemption Date occurring within such period), those Notes when surrendered for conversion must be accompanied by payment to Avatar in New York Clearing House funds, or other funds acceptable to Avatar, of an amount equal to the interest thereon which the registered Holder on that Regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by Avatar on converted Notes with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made on conversion. A Note in respect of which a Holder is exercising its option to require repurchase upon a Change in Control may be converted only if such Holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

     The initial conversion price will be subject to adjustment upon certain events, including the following: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the issuance of Common Stock as a dividend or distribution on capital stock, including Common Stock; (iii) the issuance of rights, warrants or options to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the then Current Market Price; (iv) the distribution to all holders of Common Stock of shares of capital stock of Avatar (other than Common Stock), evidences of indebtedness, cash or other assets (including securities, but excluding (a) dividends or distributions paid exclusively in cash, (b) dividends or distributions provided for in clause (ii) above and (c) rights, warrants and options provided for in clause (iii) above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in clause (iv) above or made in connection with a transaction described in the next succeeding paragraph) to all holders of Common Stock in an aggregate amount that, together with (a) all other cash distributions (excluding any cash distributions referred to in clause (iv) above and any other distributions in respect of which a conversion price adjustment has been made previously) made exclusively within the 12 months preceding the record date for that distribution and (b) any cash and the fair market value of other consideration (excluding any cash or other consideration in respect of which a conversion price adjustment has been made previously) paid in respect of any tender offer subject to the provisions of the Exchange Act, made by Avatar or a subsidiary of Avatar for Common Stock consummated within the 12 months preceding that distribution, exceeds 10% of Avatar's market capitalization (being at any time the product of the then Current Market Price multiplied by the number of shares of Common Stock then outstanding) on the record date fixed for determining the shareholders entitled to such distribution; and (vi) the consummation of a tender offer made by Avatar or any subsidiary of Avatar for Common Stock which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration (excluding any cash or other consideration in respect of which a conversion price adjustment has been made previously) paid or payable in respect of any previous tender offer made by Avatar or a subsidiary of Avatar for Common Stock consummated within the 12 months preceding the expiration of such tender offer and (y) the aggregate amount of all cash distributions (excluding those referred to in (iv) above), exceeds 10% of Avatar's market capitalization on the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least 1.0% of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

     In the case of any reclassification of the Common Stock, or any consolidation or merger of Avatar with or into any other corporation (other than one in which no change is made in the outstanding Common Stock), or the sale or transfer of all or substantially all the properties and assets of Avatar, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, the Holder of any Note then outstanding will, with certain exceptions, have the right thereafter to convert that Note only into the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which that Note might have been converted immediately prior to that reclassification, consolidation, merger, sale, transfer or share exchange, provided that the Holder of Notes has not exercised any other right of election as to the stock, other securities or other property or assets receivable in connection therewith; and, if the right of conversion is not exercised, adjustments will be provided for events subsequent thereto which are as nearly equivalent as practical to the conversion price adjustments described above.

     Avatar, in its discretion, will be permitted to reduce the conversion price in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of that event.

     Fractional shares of Common Stock will not be issued on conversion, but, in lieu thereof, Avatar will pay a cash adjustment based on the Closing Price at the close of business on the day of conversion.

OPTIONAL REDEMPTION

     The Notes are not entitled to any sinking fund. The Notes are not redeemable by Avatar prior to April 6, 2001. Thereafter, the Notes may be redeemed at the option of Avatar in whole or in part, at any time and from time to time prior to Maturity, upon not less than 30 nor more than 60 days' notice to each Holder at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date):

     If redeemed during the 12-month period beginning April 1 in the year indicated (April 6, in the case of 2001), the redemption price shall be:

                                                                    REDEMPTION
                                       YEAR                           PRICE
                --------------------------------------------------  ----------
                2001..............................................      104%
                2002..............................................      103
                2003..............................................      102
                2004..............................................      101
                2005..............................................      100

     If all accrued and payable interest on the Notes has not been paid, the Notes may not be redeemed in part and Avatar may not purchase or acquire any Notes otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Notes. If less than all of the Notes are to be redeemed, the Trustee will select those to be redeemed by lot, pro rata or such other method as the Trustee in its discretion shall deem appropriate and fair.

SUBORDINATION

     The payment of the principal of and premium, if any, and interest on the Notes and any other payment obligations of Avatar in respect of the Notes (including any obligation to repurchase the Notes) will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness whether outstanding on the date of the Indenture or thereafter incurred. If there is a payment or distribution of assets to creditors on any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar case or proceeding of Avatar, the holders of all Senior Indebtedness will be entitled to receive payment in full of all Obligations due or to become due or in respect thereof before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes, and until all Obligations with respect to the Senior Indebtedness are paid in full, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of the Senior Indebtedness.

     Avatar also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the Notes if (i) a default in the payment of the principal of or premium, if any, or interest on any Senior Indebtedness (a "Payment Default") occurs and is continuing beyond any applicable grace period or (ii) any other default occurs and is continuing beyond any applicable grace period with respect to any Designated Senior Indebtedness which permits holders of Designated Senior Indebtedness as to which that default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives notice of that default (a "Payment Blockage Notice") from Avatar or other person permitted to give such notice under the Indenture. The payments on or in respect of the Notes shall be resumed (i) in the case of a Payment Default respecting Senior Indebtedness, on the date on which that default is cured or waived and (ii) in the case of a Nonpayment Default respecting Designated Senior Indebtedness, the earliest of (a) the date on which that Nonpayment Default is cured or waived, (b) the date the applicable Payment Blockage Notice is retracted by written notice to the Trustee from a representative of the holders of the Designated Senior Indebtedness which have given that Payment Blockage Notice and (c) 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, if the maturity of such Designated Senior Indebtedness has not been accelerated. No new period of payment blockage may be commenced unless and until (i) 365 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice whether or not within a period of 365 days, unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after receipt by the Trustee of a Payment Blockage Notice, which, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     If the Maturity of the Notes is accelerated because of an Event of Default, the Indenture requires Avatar to promptly notify holders of Designated Senior Indebtedness of that event.

     "Senior Indebtedness" is defined in the Indenture as the principal of and premium, if any, and interest on and other Obligations in respect of (i) all indebtedness of Avatar for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that, by the terms of the instrument or instruments by which it was created or incurred, expressly provides that it (a) is junior in right of payment to the Notes or (b) ranks pari passu in right of payment with the Notes, and (ii) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. For purposes of this definition, "indebtedness for money borrowed" when used with respect to Avatar means (i) any obligation of, or any obligation guaranteed by, Avatar for the repayment of borrowed money (including, without limitation, fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, Avatar for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, Avatar for the payment of rent or other amounts under a lease of property or assets, which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of Avatar under generally accepted accounting principles. As used in the Indenture: (i) "Obligations" in respect of the Senior Indebtedness include any principal, interest, premiums, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any such indebtedness; and (ii) "Designated Senior Indebtedness" means Senior Indebtedness (a) under any debt facility with banks or other lenders which provide for revolving credit loans, term loans, receivables financing (including through the sale of receivables) or letters of credit to Avatar or
(b) the principal amount of which is $25.0 million or more and that has been designated by Avatar as "Designated Senior Indebtedness."

     The Notes are obligations exclusively of Avatar. Certain operations of Avatar are currently conducted through its subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due in respect of the Notes or to make any funds available therefor, whether by dividends, loans or other payments. The ability of any subsidiary of Avatar to loan or advance funds or pay dividends to Avatar (i) may be subject to contractual or statutory restrictions, (ii) will be contingent on the subsidiary's earnings and cash flows and (iii) will be subject to various business considerations.

     The Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of Avatar. Any right of Avatar to receive assets of any of its subsidiaries on the liquidation or reorganization of that subsidiary (and any consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Avatar is itself recognized as a creditor of that subsidiary, in which case the claims of Avatar would still be subordinated to any security in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Avatar.

     The Indenture does not limit or prohibit the incurrence of (i) Senior Indebtedness or (ii) other indebtedness, liabilities or other commitments by Avatar or its subsidiaries. As of November 30, 1997, the aggregate amount of Senior Indebtedness to which the Notes are subordinated was approximately $48.0 million, and the aggregate amount of indebtedness and other balance sheet liabilities of Avatar's subsidiaries to which the Notes are effectively subordinated was approximately $116.5 million. Avatar also expects to incur Senior Indebtedness from time to time in the future. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In the event that, notwithstanding the foregoing, the Trustee or any Holder of the Notes receives any payment or distribution of assets of Avatar of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

     Avatar is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Notes. The Trustee's claims for such payments will generally be senior to those of Holders of the Notes in respect of all funds collected or held by the Trustee.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Avatar will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person in one transaction or a series of related transactions, or permit any Person to consolidate with or merge into Avatar, unless (i) if applicable, the Person formed by such consolidation or into which Avatar is merged or the Person or corporation which acquires the properties and assets of Avatar substantially as an entirety is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Notes and the performance or observance of each obligation of Avatar under the Indenture, (ii) immediately after giving effect to such transaction no Event of Default will have occurred and be continuing and (iii) such consolidation, merger, conveyance, transfer or lease does not adversely affect the validity or enforceability of the Notes.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NOTES

     If any Change in Control (as defined below) occurs after the date of issuance of the Notes and on or prior to Maturity, each Holder of Notes will have the right, at the Holder's option, to require Avatar to repurchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 30 days after the date Avatar gives notice of the Change in Control as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, Avatar is required to deposit with the Trustee or a Paying Agent an amount of money in same-day funds sufficient to pay the Repurchase Price of the Notes to be repaid on the Repurchase Date.

     Failure by the Company (i) to provide timely notice of a Change in Control, as provided for below, or (ii) to repurchase the Notes when required will result in an Event of Default under the Indenture whether or not that repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after a Change in Control occurs, Avatar (or the Trustee at Avatar's request) is obligated to mail to all Holders of Notes a notice of that occurrence which states the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price and the procedures the Holder must follow to exercise its repurchase right. To exercise this right, a Holder must deliver to Avatar or its designated agent and to the Trustee, on or before the close of business on the Repurchase Date, written notice of the Holder's exercise of that right, together with the certificates evidencing the Notes to be repurchased, duly endorsed for transfer to Avatar. Any such notice of exercise may be withdrawn by the Holder by a written notice of withdrawal delivered to the Trustee at any time prior to the close of business on the Repurchase Date. In addition, if the Repurchase Date falls between any Regular Record Date and the next succeeding Interest Payment Date, Notes to be purchased must be accompanied by payment of an amount equal to the interest thereon that is to be paid on such Interest Payment Date.

     A "Change in Control" will occur when: (i) all or substantially all the assets of Avatar or of Avatar and its subsidiaries, taken as a whole, are sold in one transaction or any series of related transactions as an entirety to any Person or related group of Persons; (ii) any consolidation or merger of the Company occurs (a) in which Avatar is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of Avatar in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (b) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of Avatar in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any Person (other than a director, officer or beneficial owner currently known by Avatar to own more than 5% of the outstanding Common Stock), or any such Persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Exchange Act Rule 13d-3) at least 50% of the total voting power of all classes of capital stock of Avatar entitled to vote generally in the election of directors of Avatar; (iv) at any time during any consecutive two-year period, individuals who at the beginning of that period constituted the Board of Directors of Avatar (the "Board") (together with any new directors whose election by the Board or whose nomination for election by the stockholders of Avatar was approved by a vote of more than 50% of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (v) the Company is liquidated or dissolved.

     The right of Holders to require Avatar to repurchase Notes if a Change in Control occurs could create an event of default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver of such repurchase right, be blocked by the subordination provisions of the Indenture. See
"-- Subordination." Failure by Avatar to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by those subordination provisions. The ability of Avatar to pay cash to the Holders of Notes upon a repurchase may be limited by certain financial covenants contained in

Senior Indebtedness. No assurance can be given that Avatar would have sufficient funds to pay the Repurchase Price for all Notes tendered by Holders upon the occurrence of a Change in Control.

     The foregoing provisions (i) may not afford Holders protection in the event of highly leveraged or other transaction involving the Company which may adversely affect Holders and (ii) may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

     The following are Events of Default with respect to the Notes under the
Indenture: (i) default in the payment of principal of or any premium on any Note when due (even if such payment is prohibited by the subordination provisions of the Indenture); (ii) default in the payment of any interest on any Note when due, which default continues for 30 days (even if that payment is prohibited by the subordination provisions of the Indenture); (iii) default in the performance or breach of any other covenant or warranty of Avatar in the Indenture which continues for 30 days after written notice as provided in the Indenture; (iv) default under one or more bonds, debentures, notes or other evidences of indebtedness for money borrowed by Avatar or any of its subsidiaries or under one or more mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Avatar or any of its subsidiaries, whether such indebtedness now exists or is hereafter created, which default individually or in the aggregate constitutes a failure to pay the principal of indebtedness in excess of $10 million when due and payable after the expiration of any applicable grace period with respect thereto or results in indebtedness in excess of $10 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice as provided in the Indenture; (v) entry of a final judgment or judgments against Avatar or any of its subsidiaries in the amount of at least $10 million (net of insurance proceeds) that remain undischarged and unstayed for a period of 30 days; and (vi) certain events involving bankruptcy or reorganization of or similar events respecting Avatar or any of its subsidiaries.

     If an Event of Default shall occur and be continuing, the Trustee or Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the principal of and premium, if any, on all the Notes to be due and payable immediately but if a majority in principal amount of Holders of Outstanding Notes waive any past default (except the nonpayment of principal of, premium, if any, and interest on any Note and certain other limitations), then such default will cease to exist and any Event of Default arising therefrom will be deemed cured for every purpose of the Indenture; but no such waiver will extend to any subsequent or other default. If an Event of Default occurs and is continuing as a result of an event of bankruptcy or reorganization of Avatar or any of its subsidiaries, the principal of, premium, if any, and accrued and unpaid interest on the Notes will automatically become due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes. Avatar is required to furnish to the Trustee annually a statement as to the performance by Avatar of certain of its obligations under the Indenture and as to any default in that performance. The Indenture provides that the Trustee may withhold notice to Holders of the Notes of any continuing default (except in the case of a default in payment of the principal of or premium, if any, or interest on any Notes) if the Trustee considers it in the interest of Holders of the Notes to do so.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee. Subject to such provision for security or indemnification, the Holders of a majority in principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that the Trustee will have the right to decline to follow any such direction if the Trustee is advised by counsel that the action or proceeding so directed may not lawfully be taken or the Trustee determines that the action or proceeding so directed could involve the

Trustee in personal liability or would be unduly prejudicial to the rights of the holders not joining in such directions or would conflict with the Indenture.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting Avatar and the Trustee, with the consent of the Holders of not less than a majority in principal amount of Outstanding Notes, to modify the Indenture or any supplemental indenture or the rights of the Holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption or repurchase thereof, change the obligation of Avatar to repurchase any Note upon the happening of any Change in Control in a manner materially adverse to Holders of Notes, impair the right of a Holder to institute suit for payment thereof, change the currency in which the Notes are payable, impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Notes in a manner adverse to the Holders of the Notes in any material respect, without the consent of each Holder of a Note so affected, or (ii) reduce the aforesaid percentage of Notes whose Holders are required to consent to any such supplemental indenture, without the consent of the Holders of all then Outstanding Notes. The Indenture also provides for certain modifications of its terms without the consent of Holders of the Notes.

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that state's conflicts of laws principles.

BOOK-ENTRY

     The Notes will be issued in the form of a global note or notes (together, the "Global Note") deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Owners of beneficial interests in the Notes represented by the Global Note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be deemed Holders of Notes, and will not be entitled to any rights under the Global Note or the Indenture, with respect to the Global Note, and Avatar and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Note.

     DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Unless and until it is exchanged in whole or in part for certificated Notes in definitive form as set forth below, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee of DTC to a successor depository or nominee of such successor depository.

     The Notes represented by the Global Note will not be exchangeable for certificated Notes, provided that if (i) DTC is at any time unwilling, unable or ineligible to continue as depository (unless the Company has approved a successor depository within 90 days) or (ii) there shall have occurred or be continuing an Event of Default with respect to such Global Note, Avatar will issue individual Notes in definitive form in exchange for the Global Note. In addition, Avatar may at any time and in its sole discretion determine not to have a Global Note, and, in such event, will issue individual Notes in definitive form in exchange for the Global Note previously representing all such Notes. In such instances, an owner of a beneficial interest in a Global Note will be entitled to physical delivery of Notes in definitive form equal in principal amount to such beneficial interest and to have such Notes registered in its name. Individual Notes so issued in definitive form will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     Payments of interest on and premium, if any, and principal of the Notes will be made by Avatar through the Trustee to DTC or its nominee, as the case may be, as the registered owner of the Global Note. Neither Avatar nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Avatar expects that DTC, upon receipt of any payment of interest premium, if any, or principal in respect of the Global Note, will credit the accounts of DTC's Direct Participants with payment in amounts proportionate to their respective holdings and not of Avatar, subject to any statutory or regulatory requirements as may be in effect from time to time as shown on the records of DTC. Avatar also expects that payments by Participants to owners of beneficial interests in the Global Note will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

     So long as the Notes are represented by the Global Note, DTC or its nominee will be the only entity that can exercise a right to repayment pursuant to the Holder's option to elect repayment of its Notes or the right of conversion of the Notes. Notice by Participants or by owners of beneficial interests in a Global Note held through such Participants of the exercise of the option to elect repayment, or the right of conversion, of beneficial interests in Notes represented by the Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to Participants. In order to ensure that DTC's nominee will timely exercise a right to repayment, or the right of conversion, with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other participant through which it holds an interest in such Notes to notify DTC of its desire to exercise a right to repayment, or the right of conversion. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. Avatar will not be liable for any delay in delivery of such notice to DTC.

MARKET FOR NOTES

     The Notes have been approved for quotation on Nasdaq under the symbol "AVTRG."

INFORMATION CONCERNING THE TRUSTEE

     The Chase Manhattan Bank, as the Trustee under the Indenture, has been appointed by Avatar as paying agent, conversion agent and registrar with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and the provisions of the Trust Indenture Act of 1939, as amended (the "TIA"), incorporated by reference therein contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of Avatar, to obtain payment of certain claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (within the meaning of the TIA) it must eliminate such conflicting interest or resign.

TAXATION OF NOTES

     See "Certain Federal Income Tax Considerations" for a discussion of certain federal income tax matters.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes or Common Stock issued on conversion thereof. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the Notes or Common Stock by a prospective investor in light of such investor's personal circumstances. The discussion also does not address the U.S. federal income tax consequences of ownership of Notes or Common Stock not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt investors, real estate investment trusts, regulated investment companies, banks, thrifts, insurance companies or other financial institutions, persons that hold the Notes or Common Stock as a position in a "straddle", as part of a "synthetic security" or "hedge", "conversion transaction" or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, or investors in pass-through entities. In addition, this discussion is generally limited to the tax consequences to initial holders. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

                                  U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the U.S. or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

STATED INTEREST

     The stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income either at the time it accrues or is received depending upon such U.S. Holder's method of accounting for federal income tax purposes. For this purpose, interest will be deemed to accrue without regard to conversion of the Notes.

MARKET DISCOUNT

     Gain recognized on the disposition (including a redemption) by a subsequent purchaser of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, provided that the amount of the market discount exceeds a statutorily defined de minimis amount. "Market discount" is defined as the excess, if any, of (i) the stated redemption price at maturity over (ii) the tax basis of the debt obligation in the hands of the holder immediately after its acquisition.

     Under the de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of the obligation over the holder's tax basis in the obligation is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the Note's date of maturity. Unless a holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by a holder and the denominator of which is the number of days after the holder's acquisition of the obligation up to and including its maturity date.

     If a U.S. Holder of a Note acquired at market discount disposes of such
Note in any transaction other than a sale, exchange or involuntary conversion, even though not otherwise taxable (e.g., a gift), such U.S. Holder will be deemed to have realized an amount equal to the fair market value of the Note and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain. A U.S. Holder of a Note acquired at a market discount may also be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the Note until it is disposed of in a taxable transaction.

     A U.S. Holder of a Note acquired at market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Service. If a U.S. Holder of a Note so elects to include market discount in income currently, the above-discussed rules with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

BOND PREMIUM

     If a U.S. Holder purchases a Note at a cost that is in excess of the amount payable at maturity (which will be determined by reference to an earlier call date if the call price would reduce the amount of the premium) (such excess being the "bond premium"), a U.S. Holder may elect to amortize such bond premium on a constant interest basis over the period from the acquisition date to the maturity date of such Note (or, in certain circumstances, until an earlier call date) and, except as future Treasury Regulations may otherwise provide, reduce the amount of interest included in income in respect of the Note by such amount. A U.S. Holder who elects to amortize bond premium must reduce its adjusted basis in the Note by the amount of such allowable amortization. An election to amortize bond premium would apply to all amortizable bond premiums on all taxable bonds held at or acquired after the beginning of the U.S. Holder's taxable year as to which the election is made, and may be revoked only with the consent of the Service. No amortization is allowed for any premium attributable to the conversion feature of the Note.

     If an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the Note.

TAX BASIS

     A U.S. Holder's initial tax basis in a Note will be equal to the purchase price paid by such U.S. Holder for such Note.

SALE OR REDEMPTION

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note will be a taxable event for federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any other property received upon the sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon) and (ii) the U.S. Holder's adjusted tax basis therein (other than any tax basis attributable to accrued and unpaid interest). Subject to the discussion above under the caption "Market Discount", any such gain or loss generally will be short-term, mid-term or long-term capital gain or loss depending on the length of time the Note had been held.

CONVERSION OF THE NOTE INTO COMMON STOCK

     No gain or loss will be recognized for federal income tax purposes on conversion of Notes solely into shares of Common Stock, except with respect to any cash received in lieu of a fractional share or, in the case of both cash and accrual basis taxpayers, any accrued interest not previously included in income. A U.S. Holder's tax basis in the Common Stock received upon conversion will generally be equal to the U.S. Holder's tax basis in the Notes converted into Common Stock less the basis allocated to any fractional share for which cash is received, and a U.S. Holder's holding period in the Common Stock will generally include the holding period of the Notes converted. Any accrued market discount not previously included in income as of the date of the conversion of the Notes and not recognized upon the conversion (e.g., as a result of the receipt of cash in lieu of a fractional interest in the Note) should carry over onto the Common Stock received on conversion and be treated as ordinary income upon the subsequent disposition of such Common Stock.

ADJUSTMENT OF CONVERSION PRICE

     Section 305 treats as a distribution taxable as a dividend (to the extent of the issuing corporation's current or accumulated earnings and profits) certain actual or constructive distributions of stock with respect to stock or convertible securities. Under Treasury Regulations, an adjustment in the conversion price, or the failure to make such an adjustment, may, under certain circumstances be treated as a constructive dividend. Generally, a U.S. Holder's tax basis in a Note will be increased by the amount of any such constructive dividend.

BACK-UP WITHHOLDING

     A U.S. Holder of Notes or Common Stock may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments" including interest payments, dividend payments and, under certain circumstances, principal payments on the Notes or proceeds from the disposition of Common Stock issued on conversion of the Notes. These back-up withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (TIN) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. A U.S. Holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the Internal Revenue Service ("Service"). Any amount withheld from a payment to a U.S. Holder under the back-up withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Back-up withholding will not apply, however, with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemption from back-up withholding is properly established.

     The Company will report to the U.S. Holders of Notes and Common Stock and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

                                NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Holder of a Note that is not a U.S. Holder, as defined above ("Non-U.S. Holder").

     For purposes of withholding tax on interest and dividends discussed below, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder. For purposes of the following discussion, interest, dividends and gain on the sale or exchange or other disposition of a Note or Common Stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

STATED INTEREST

     Generally any interest paid to a Non-U.S. Holder that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest". Generally interest on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the beneficial owner
(a) under penalty of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, and (b) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception, and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such United States trade or business income may also be subject to the "branch profits tax" (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the U.S. of earnings and profits attributable to U.S. trade or business income) at a rate of 30%. The branch profits tax may not apply (or may apply at a reduced rate) if the recipient is a qualified resident of certain countries with which the U.S. has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the Service designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under final regulations that will be effective for payments after December 31, 1998, the Forms 1001 and 4224 may be replaced by Form W-8. Also, under the final regulations, a Non-U.S. Holder who is claiming the benefit of a treaty in certain circumstances may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the final regulations for payments through qualified intermediaries.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such is reduced by an applicable income tax treaty. Dividends that are connected with such holder's conduct of a trade or business in the U.S. (U.S. trade or business income) are generally subject to the U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. Dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under final regulations that are effective for payments after December 31, 1998, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder file a form which contains the holder's name and address. In some circumstances, a Non-U.S. Holder may also be required to provide a U.S. taxpayer identification number and a certificate of residence in the foreign country (or other acceptable proof of such residence) to claim the benefits of an applicable treaty rate.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the Service.

CONVERSION

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of the Notes into Common Stock, except with respect to cash (if any) received in lieu of a fractional share or interest not previously included in income. Cash in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of Notes. Cash or Common Stock treated as issued for accrued interest would be treated as interest under the rules described above.

SALE, EXCHANGE OR REDEMPTION OF NOTES OR COMMON STOCK

     Except as described below and subject to the discussion concerning back-up withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note or Common Stock generally will not be subject to U.S. federal income tax, provided that: (i) such gain is not U.S. trade or business income; (ii) the Non-U.S. Holder is not an individual who holds the Note or Common Stock as a capital asset, is present in the U.S. for 183 days or more in the taxable year of the disposition and who meets certain other requirements;
(iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the U.S.); (iv) the Notes and the Common Stock are "regularly traded on an established securities market" (within the meaning of the Regulations under Section 897 of the Code); and (v) the Non-U.S. Holder has not held directly or indirectly at any time during the five year period ending on the date of the disposition more than 5% of the Notes or the Common Stock, as the case may be. For this purpose, the determination of whether the Notes or the Common Stock will be treated as "regularly traded on an established securities market" will depend upon the extent of trading volume in the Notes or the Common Stock as the case may be, or upon the existence of a broker or dealer making a market in such Notes or Common Stock.

FEDERAL ESTATE TAX

     Notes held (or treated as held) by an individual who is not a citizen or resident of the U.S. (for federal estate tax purposes) at the time of his or her death will not be subject to the U.S. federal estate tax provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the Notes was not U.S. trade or business income. Common Stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (for federal estate tax purposes) will be included in such individual's estate for U.S. federal income tax purposes unless an applicable estate tax treaty otherwise applies.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

     The Company must report annually to the Service and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The Treasury Regulations provide that back-up withholding and information reporting will not apply to payments of principal on the Notes or Common Stock by the Company to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of Notes or Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible back-up withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemptions are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or back-up withholding unless the non-U.S. broker has certain types of relationships with the U.S.

     In the case of the payment of proceeds from the disposition of the Notes or Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Back-up withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the back-up withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

     THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                  THE COMPANY

EFFECT OF NEW LEGISLATION

     Under recently enacted legislation, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is "payable in equity" of the issuer or related party. Debt is treated as payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity. Such arrangements could include debt instruments that are convertible at the holder's option when it is substantially certain that the right will be exercised. However, it is not expected that the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, the Company does not believe that its interest deduction will be adversely affected by these rules.

EFFECT ON TAX CARRYOVERS

     The Code contains provisions that can reduce the federal income tax benefit to the Company from its carryovers of net operating losses (and certain tax credits) if the ownership of the stock of the Company were to change by more than a statutorily prescribed threshhold amount during any three year period. While the issuance of the Notes (or their conversion) could contribute to such a "change in ownership", the Company believes that the effect of the issuance and/or conversion of the Notes on such tax benefits should not be material.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the principal amount of Notes set forth opposite the name of such Underwriter below:

                                                                         UNDERWRITER
                                                                         ------------
        CIBC Oppenheimer Corp..........................................  $ 66,667,000
        SBC Warburg Dillon Read Inc. ..................................  $ 33,333,000
                                                                         ------------
                  Total................................................  $100,000,000
                                                                         ============

     The Underwriters propose to offer part of the Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus and part of the Notes to certain securities dealers at such price less a concession not in excess of 1.8% of the principal amount per Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.3% per Note to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be changed by the Underwriters. The Underwriters are obligated to take and pay for all of the Notes offered hereby (other than those covered by the over-allotment option described below) if any are taken.

     The Company has granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of $15,000,000 principal amount of additional Notes of the public offering price set forth on the cover page hereof, less Underwriters' discounts and commissions. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage of such additional Notes that the principal amount of Notes purchased by each of them as shown in the foregoing table bears to the $100,000,000 principal amount of Notes offered hereby. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in connection with the sale of the Notes offered hereby.

     Leon Levy, Chairman of the Board of the Company and a General Partner of Odyssey (a privately-held investment partnership which is a principal stockholder of the Company), has advised the Company of his intention to purchase $20,000,000 aggregate principal amount of Notes offered hereby, net of underwriting fees and commissions.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including, without limitation, liabilities under the Securities Act or to contribute to payments which the Underwriters may be required to make in respect thereof.

     The Company has agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock (other than shares issuable upon exercise of outstanding options) for a period of 180 days after the date of this Prospectus, without the prior written consent of CIBC Oppenheimer Corp. The Company's officers and directors and Odyssey have also agreed not to offer, sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of such securities for 180 days after the date of this Prospectus, without the prior written consent of CIBC Oppenheimer Corp. See "Risk Factors -- Shares Eligible for Future Sale."

     In connection with the Offering and in compliance with applicable law, the Underwriters may effect transactions which stabilize or maintain the market price of the Notes, the Common Stock, or both at levels above those which might otherwise prevail in the open market. Specifically, the Underwriters may overallot in connection with the Offering creating a short position in the Notes for their own account. For the purposes of covering a short position or stabilizing the price of the Notes, the Underwriters may place bids for the Notes, the Common Stock, or both or effect purchases of the Notes, the Common Stock, or both in the open market. A short position may also be covered by exercise of the over-allotment option described above. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

     The Company has applied to qualify the Notes for quotation on Nasdaq. However, the Notes are a new issue of securities, have no established trading market and may not be widely distributed. The Company has been advised by the Underwriters that they currently intend to make a market in the Notes. However, such entities are not obligated to do so, and any market making may be discontinued at any time without notice. There can be no assurance as to whether an active trading market for the Notes will develop.

                                 LEGAL OPINIONS

     Certain legal matters with respect to the Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153. Robert Todd Lang, the sole shareholder of a professional corporation that is a member of Weil, Gotshal & Manges LLP, is a limited partner of Odyssey, a principal stockholder of Avatar. As of the date of this Prospectus, an aggregate of 12,739 shares of Avatar's Common Stock were owned beneficially by certain members of Weil, Gotshal & Manges LLP. Certain legal matters will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Prospectus have been so included in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Consolidated Financial Statements:
Report of Independent Certified Public Accountants....................................   F-2
Consolidated Balance Sheets -- December 31, 1996 and December 31, 1995................   F-3
Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and
  1994................................................................................   F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996,
  1995 and 1994.......................................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and
  1994................................................................................   F-6
Notes to Consolidated Financial Statements for the years ended December 31, 1996, 1995
  and 1994............................................................................   F-7
Consolidated Balance Sheets (unaudited) -- September 30, 1997 and December 31, 1996...  F-23
Consolidated Statements of Operations (unaudited) -- Nine and three months ended
  September 30, 1997 and 1996.........................................................  F-24
Consolidated Statements of Cash Flows (unaudited) -- Nine months ended September 30,
  1997 and 1996.......................................................................  F-25
Notes to Consolidated Financial Statements............................................  F-26

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Stockholders and Board of Directors
Avatar Holdings Inc.

     We have audited the accompanying consolidated balance sheets of Avatar Holdings Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index at Item 27. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avatar Holdings Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Miami, Florida
February 28, 1997 except for Notes H and S, as to which the dates are March 18, 1997 and December 2, 1997, respectively

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                     DECEMBER 31,     DECEMBER 31,
                                                                         1996             1995
                                                                     ------------     ------------
ASSETS
Cash...............................................................    $  6,463         $  2,436
Restricted cash....................................................       1,583            2,003
Investments -- trading.............................................       4,535           48,258
Contracts, mortgage notes and other receivables, net...............      45,266           58,272
Land and other inventories.........................................     162,204          144,907
Property, plant and equipment, net.................................     186,378          182,614
Other assets.......................................................      12,916           13,474
Regulatory assets..................................................       3,768            4,021
Net assets of discontinued operations..............................      20,072           14,647
                                                                       --------         --------
          Total Assets.............................................    $443,185         $470,632
                                                                       ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Notes, mortgage notes and other debt:
  Real estate and corporate........................................    $ 74,148         $103,408
  Development and construction loans...............................      22,492           19,093
  Utilities........................................................      42,152           43,164
Estimated development liability for sold land......................       8,459           13,033
Accounts payable...................................................       7,116            8,876
Accrued and other liabilities......................................      30,842           31,913
Deferred customer betterment fees..................................      18,430           18,997
Minority interest in consolidated subsidiaries.....................       9,064            9,060
Net liabilities of discontinued operations.........................      11,785            8,334
                                                                       --------         --------
          Total Liabilities........................................     224,488          255,878
Commitments and contingent liabilities
Contributions in aid of construction...............................      59,245           56,342
STOCKHOLDERS' EQUITY
Common Stock, par value $1 per share
  Authorized: 15,500,000 shares
  Issued: 12,715,448 shares........................................      12,715           12,715
Additional paid-in capital.........................................     207,271          207,271
Retained earnings..................................................       1,439              399
                                                                       --------         --------
                                                                        221,425          220,385
Treasury stock, at cost, 3,620,346 shares..........................      61,973           61,973
                                                                       --------         --------
     Total Stockholders' Equity....................................     159,452          158,412
                                                                       --------         --------
          Total Liabilities and Stockholders' Equity...............    $443,185         $470,632
                                                                       ========         ========

                See notes to consolidated financial statements.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
REVENUES
Real estate sales..........................................  $ 93,510     $ 48,217     $ 42,351
Deferred gross profit on homesite sales....................     2,639         (720)      (1,719)
Utility revenues...........................................    32,749       29,669       28,664
Interest income............................................     7,846        9,427       11,125
Trading account profit, net................................     2,210        6,912          342
Other......................................................     2,405          663          564
                                                             --------     --------     --------
          Total revenues...................................   141,359       94,168       81,327
EXPENSES
Real estate expenses.......................................    91,939       58,626       48,954
Utility expenses...........................................    25,505       24,923       24,651
General and administrative expenses........................     8,784        9,210       10,224
Interest expense...........................................    12,053       11,518       11,160
Other......................................................       814          811          811
                                                             --------     --------     --------
          Total expenses...................................   139,095      105,088       95,800
                                                             --------     --------     --------
Income (loss) from continuing operations before income
  taxes....................................................     2,264      (10,920)     (14,473)
Provision for income taxes.................................        --           --           --
                                                             --------     --------     --------
Net income (loss) from continuing operations...............     2,264      (10,920)     (14,473)
Discontinued operations:
  Income (loss) from operations, less income tax expense of
     $0....................................................    (1,224)         581         (148)
                                                             --------     --------     --------
Net income (loss)..........................................  $  1,040     $(10,339)    $(14,621)
                                                             ========     ========     ========
Per share amounts:
Net income (loss) from continuing operations...............  $   0.25     $  (1.20)    $  (1.59)
                                                             ========     ========     ========
Income (loss) from discontinued operations.................  $  (0.14)    $   0.06     $  (0.02)
                                                             ========     ========     ========
Net income (loss)..........................................  $   0.11     $  (1.14)    $  (1.61)
                                                             ========     ========     ========

                See notes to consolidated financial statements.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                ADDITIONAL
                                                    COMMON       PAID-IN       RETAINED     TREASURY
                                                     STOCK       CAPITAL       EARNINGS      STOCK
                                                    -------     ----------     --------     --------
Balance at January 1, 1994........................  $12,715      $ 207,271     $ 25,359     $ 61,973

  Net income......................................       --             --      (14,621)          --
Balance at December 31, 1994......................   12,715        207,271       10,738       61,973

  Net (loss)......................................       --             --      (10,339)          --
                                                    -------       --------      -------      -------
Balance at December 31, 1995......................   12,715        207,271          399       61,973

  Net income......................................       --             --        1,040           --
                                                    -------       --------      -------      -------
Balance at December 31, 1996......................  $12,715      $ 207,271     $  1,439     $ 61,973
                                                    =======       ========      =======      =======

There are 5,000,000 authorized shares of preferred stock, none of which are issued.

                See notes to consolidated financial statements.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------
                                                                         1996         1995         1994
                                                                       --------     --------     --------
OPERATING ACTIVITIES
Net income (loss)....................................................  $  1,040     $(10,339)    $(14,621)
  Adjustments to reconcile net (loss) income to net cash provided by
    (used in) operating activities:
    Depreciation and amortization....................................    10,278        9,654        8,453
    Deferred gross profit............................................    (2,639)         720        1,719
    Cost of sales not requiring cash.................................     3,956        3,590        3,010
    Inventory write down.............................................     1,464           --           --
    Trading account profit, net......................................    (2,210)      (6,912)        (342)
    Changes in operating assets and liabilities:
      Restricted cash................................................       420         (731)         170
      Investments -- trading.........................................    45,554       11,000           --
      Principal payments on contracts receivable.....................    14,391       17,571       19,423
      Receivables....................................................     1,616       (6,560)      (8,748)
      Other receivables..............................................      (362)      (1,174)        (526)
      Inventories....................................................   (27,291)     (34,711)      (6,175)
      Other assets...................................................       884        2,591         (375)
      Assets/liabilities of discontinued operations, net.............    (1,974)      (3,622)         246
      Accounts payable and accrued and other liabilities.............    (2,766)       4,228        6,612
                                                                       --------     --------     --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES..................    42,361      (14,695)       8,846
INVESTING ACTIVITIES
Investment in property, plant and equipment..........................   (11,465)     (13,473)     (15,530)
                                                                       --------     --------     --------
NET CASH USED IN INVESTING ACTIVITIES................................   (11,465)     (13,473)     (15,530)
FINANCING ACTIVITIES
Net proceeds from revolving lines of credit and long-term
  borrowings.........................................................    73,931       68,348       25,342
Principal payments on revolving lines of credit and long-term
  borrowings.........................................................  (100,800)     (42,122)     (21,071)
Purchase of 9% debentures............................................        --         (387)          --
                                                                       --------     --------     --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES..................  $(26,869)    $ 25,839     $  4,271
                                                                       --------     --------     --------
INCREASE (DECREASE) IN CASH..........................................  $ (2,413)    $  4,027     $ (2,329)
Cash at beginning of year............................................     2,436        4,765        7,178
                                                                       --------     --------     --------
CASH AT END OF YEAR..................................................  $  6,463     $  2,436     $  4,765
                                                                       ========     ========     ========
SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES
Contributions in aid of construction.................................  $  5,584     $  5,000     $  1,344
                                                                       ========     ========     ========
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest -- Continuing operations (net of amount capitalized of
  $3,573, $3,234, and $1,625 in 1996, 1995, and 1994,
  respectively)......................................................  $  7,702     $  9,336     $ 10,899
                                                                       ========     ========     ========
Interest -- Discontinued operations (net of amount capitalized of
  $430 in 1996 and $0 in 1995 and 1994)..............................  $    473     $    221     $     22
                                                                       ========     ========     ========
Income taxes.........................................................  $     --     $     --     $    255
                                                                       ========     ========     ========

                See notes to consolidated financial statements.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
                  (DOLLARS IN THOUSANDS EXCEPT PER-SHARE DATA)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation:

     The consolidated financial statements include Avatar Holdings Inc. and its subsidiaries ("Avatar"). All significant intercompany accounts and transactions have been eliminated in consolidation.

  General:

     Avatar is principally engaged in the business of developing and selling single and multifamily residential housing, vacation ownership intervals, improved and unimproved real estate, and providing water and wastewater utility services.

  Restricted Cash:

     Restricted cash represents housing deposits of $1,537 and utility deposits of $46. The housing deposits will become available to the Company when the housing contracts close.

  Land Inventories:

     Land inventories are stated at the lower of cost or estimated net realizable value. Cost includes expenditures for acquisition, construction, development and carrying charges. Interest costs incurred during the period of land development, when applicable, are capitalized as part of the cost of such projects. Land acquisition costs are allocated to individual land parcels based upon the relationship that the estimated sales prices of specific parcels bear to the total sales price of the entire community. Construction and development costs are added to the value of the specific parcels for which the costs are incurred.

     In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996, and there was no material impact on the Company's operations or financial position.

  Revenues:

     Sales of housing units are recognized in full upon the transfer of title to a purchaser. Revenues from commercial land and bulk land sales are recognized in full at closing, provided the purchaser's initial investment is adequate, all financing is considered collectible and Avatar is not obligated to perform significant future activities.

     The Company uses the installment method of profit recognition for sales of homesites, the accrual method of profit recognition for sales of completed vacation ownership intervals, and the percentage of completion method for sales of those vacation ownership intervals, which are under construction. Under the installment method, the gross profit on recorded sales is deferred and recognized in income of future periods as principal payments on related contracts are received, and deferred profit is included in the balance sheet, as a reduction of contracts receivable, until recognized. Under the percentage of completion method, the gross profit on recorded sales is recognized based upon the percentage of construction completed.

     Utility revenues are recorded as the service is provided.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

  Property, Plant and Equipment:

     Property, plant and equipment are stated at cost and depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Depreciation, maintenance and operating expenses of equipment utilized in the development of land are capitalized as land inventory cost.

  Income Taxes:

     Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement No. 109, the liability method is used in accounting for income taxes where deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.

     The cumulative effect of adopting Statement No. 109 for Avatar's utility subsidiaries was not credited or charged to net income, but was recorded as a regulatory liability or regulatory asset in accordance with accounting procedures applicable to regulated enterprises. The regulatory liabilities and regulatory assets will generally be amortized to income or expense over the useful lives of the utility systems and reflects probable future revenue reductions or increases from ratepayers.

  Deferred Customer Betterment Fees:

     Amounts collected from customers for utility improvements are classified as "Deferred Customer Betterment Fees". These fees will be reclassified to "Contributions in Aid of Construction" when service to the customer begins.

  Contributions in Aid of Construction:

     Advances from real estate developers and other direct contributions to utility subsidiaries for plant construction are recorded as "Contributions in Aid of Construction". To the extent required by regulatory agencies, the account balance is amortized over the depreciable life of the utility plant as an offset to depreciation expense.

  Investments:

     The Company classifies its entire investment portfolio as trading. This category is defined as including debt and marketable equity securities held for resale in anticipation of earning profits from short-term movements in market prices. Trading account securities are carried at fair value that was $4,535 at December 31, 1996 and $48,258 at December 31, 1995.

  Postretirement Benefits:

     The Company accrues postretirement benefits (such as health care benefits) during the years an employee provides services. These benefits for retirees are currently provided only to the employees of the Company's utility subsidiaries.

  Advertising Costs:

     Advertising costs are expensed as incurred. For the years ended December 31, 1996, 1995 and 1994, advertising costs totaled $3,758, $3,265 and $1,304, respectively.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

  Net Income/Loss Per Common Share:

     For 1996, 1995 and 1994, net income/loss per common share is computed on the basis of the weighted average number of shares outstanding of 9,095,102.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results, however, could differ from those estimates.

  Reclassifications:

     Certain 1995 and 1994 financial statement items have been reclassified to conform with 1996 presentations.

NOTE B -- REAL ESTATE SALES

     The components of real estate sales are as follows:

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1996        1995        1994
                                                            -------     -------     -------
    Revenues from homebuilding activities.................  $49,672     $13,260     $ 7,400
    Resort revenues.......................................   16,087      14,151      13,222
    Gross homesite sales*.................................   12,387      12,561      12,271
    Proceeds from sales of recreation facility............    8,300          --          --
    Rental, leasing, cable and other real estate
      operations..........................................    5,362       5,621       5,457
    Commercial/Industrial land sales......................    1,702       2,624       4,001
                                                            -------     -------     -------
      Total real estate sales.............................  $93,510     $48,217     $42,351
                                                            =======     =======     =======

---------------
* 1996 includes $3,714 of land sales generated by the Homebuilding Division and $4,276 for bulk land sales.

NOTE C -- INVESTMENTS

     The Company classifies its entire investment portfolio as trading. This category is defined as including debt and marketable equity securities held for resale in anticipation of earning profits from short-term movements in market prices. Trading account securities are carried at fair market value and both realized and unrealized gains and losses are included in net trading account profit. Fair values for actively traded debt securities and equity securities are based on quoted market prices on national markets. Fair values for thinly traded investment securities are generally based on prices quoted by investment brokerage companies.

     Avatar's investment portfolio at December 31, 1996 and 1995 included corporate bonds and other bonds rated B- or above by Moody's and/or Standard and Poor's, non-rated bonds of companies which are in bankruptcy and have defaulted as to payments of principal and interest on such bonds, equity securities, money market accounts and U.S. Government and Agency securities. The portfolio at December 31, 1995, also included obligations for securities that had been sold that the Company did not own and was, therefore, obligated to purchase at a future date. Such obligations were recorded at the fair market value of the securities.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

     The following table sets forth the fair values of investments (including securities sold short which are valued at the cost to purchase as of December
31):

                                                                         1996       1995
                                                                        ------     -------
    Corporate bonds...................................................  $   --     $21,985
    Non-rated bonds...................................................      77       8,472
    Equity securities.................................................      81       2,045
    Other rated bonds.................................................   2,172       4,753
    Money market accounts.............................................   2,205      11,519
    Less: Securities sold short.......................................      --        (516)
                                                                        ------     -------
         Total market value...........................................  $4,535     $48,258
                                                                        ======     =======
         Aggregate cost...............................................  $3,975     $44,116
                                                                        ======     =======

NOTE D -- CONTRACTS, MORTGAGE NOTES AND OTHER RECEIVABLES

     Contracts, mortgage notes and other receivables are summarized as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1996        1995
                                                                       -------     -------
    Contracts and mortgage notes receivable..........................  $61,534     $82,521
    Notes and other receivables......................................    8,543       7,466
                                                                       -------     -------
                                                                        70,077      89,987
                                                                       -------     -------
    Less:
      Allowance for doubtful accounts................................      848         648
      Market valuation reserve.......................................      140         704
      Deferred gross profit..........................................   21,878      27,589
      Other..........................................................    1,945       2,774
                                                                       -------     -------
                                                                        24,811      31,715
                                                                       -------     -------
                                                                       $45,266     $58,272
                                                                       =======     =======

     Contracts and mortgage notes receivable were generated through the sale of homesites at various sales offices located throughout the northeast, midwest and west coast of the United States. A significant portion of the contracts and mortgage notes receivable at December 31, 1996, resulted from sales made to customers in the northeast.

     Contracts receivable are collectible primarily over a ten year period and bear interest at rates primarily ranging from 7 1/2% to 12% per annum (weighted average rate 9.9%). The Company generally requires that customers pledge the homesites as collateral for contracts and mortgages receivable and such collateral can be repossessed by the Company in the event of default. A contract receivable is considered delinquent if the scheduled installment payment remains unpaid 30 days after its due date. Delinquent principal amounts of contracts and mortgage notes receivable at December 31, 1996 and 1995 were $7,099 or 9.6% and $11,619 or 13.0%, respectively. Estimated maturities for the five years subsequent to 1996 are: 1997 -- $17,142; 1998 -- $14,862; 1999 -- $10,822;
2000 -- $7,786 and 2001 -- $6,501.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

NOTE E -- LAND AND OTHER INVENTORIES

     Inventories consist of the following:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Land developed and in process of development...........  $105,617     $ 94,196
        Land held for future development or sale...............    33,544       34,790
        Dwelling units completed or under construction.........    22,270       14,800
        Other..................................................       773        1,121
                                                                 --------     --------
                                                                 $162,204     $144,907
                                                                 ========     ========

     In 1996, the Company recorded an impairment loss of $1,464 on a certain tract of land located at the Company's Banyan Bay site. Fair value was determined based on a purchase offer received for the land.

NOTE F -- ESTIMATED DEVELOPMENT LIABILITY FOR SOLD LAND

     The estimated cost to complete consists of required land and utility improvements in all areas designated for homesite sales and are summarized as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Gross unexpended costs (net of recoveries of $11,941 in
          1996 and $11,495 in 1995)..............................  $11,685     $19,022
        Less costs relating to unsold homesites..................    3,226       5,989
                                                                   -------     -------
        Estimated development liability for sold land............  $ 8,459     $13,033
                                                                   =======     =======

     These estimates are based on engineering studies of quantities of work to be performed based on current estimated costs. These estimates are reevaluated annually and adjusted accordingly.

     A major portion of the estimated development liability for sold land relates to utility extensions for homesites at Avatar's Arizona community (Rio
Rico) which were sold prior to 1980.

     At Rio Rico, Avatar entered into various service and construction agreements with Citizens Utilities Company (Citizens), a non-related company, generally providing for Avatar to construct certain utility facilities and deed them to Citizens. Avatar's expenditures, related to the construction of some of these facilities, are expected to be reimbursed from Citizens' present and future customers. Some of these reimbursable amounts are determined by specific formulas. The recovery of these expenditures is dependent upon the community attaining an occupancy and/or usage level sufficient to allow reimbursement prior to the expiration of the agreements. During 1993, Avatar purchased Citizens Utilities water and wastewater treatment division thereby voiding the portion of the existing agreement relating to water and wastewater extensions, leaving only the electrical portion.

     Avatar may be obligated to expend approximately $8,394 (current costs) to complete water and wastewater utility facilities at its Poinciana subdivision. These possible future obligations are based on internal engineering studies and are not included in the estimated development liability discussed above. As such, past and future expenditures are expected to be recovered from customers' fees and future revenues.

     Expenditures, net of recoveries, for homesite improvement costs totaling $11,685 are estimated as follows: 1997-$3,849 and thereafter-$7,836. Because the timing of the expenditures after 1997 is dependent upon certain future occurrences beyond Avatar's control, projection by year after 1997 is not presently practicable.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

NOTE G -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment and accumulated depreciation consist of the following:

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Utility land, plant and equipment......................  $230,600     $219,271
        Land and improvements..................................    12,395       12,844
        Buildings and improvements.............................    17,941       19,165
        Machinery, equipment and fixtures......................    13,513       14,803
        Other..................................................       639          418
                                                                 --------     --------
                                                                  275,088      266,501
        Less accumulated depreciation..........................    88,710       83,887
                                                                 --------     --------
                                                                 $186,378     $182,614
                                                                 ========     ========

     Depreciation charged to operations during 1996, 1995 and 1994 was $6,315, $5,833 and $5,655, respectively, net of amortization of contributions and advances in aid of construction of $4,289, $4,051 and $2,798 during 1996, 1995 and 1994, respectively.

NOTE H -- NOTES, MORTGAGE NOTES AND OTHER DEBT

     Notes, mortgage notes and other debt are summarized as follows:

                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1996         1995
                                                                      -------     --------
    Real estate and corporate
      Bank credit lines.............................................  $39,381     $ 56,024
      8% senior debentures, due 2000, net of unamortized discount of
         $899 and $1,080, respectively..............................    6,728        6,547
      9% senior debentures, due 2000, net of unamortized discount of
         $2,275 and $2,725, respectively............................   23,070       22,619
      Mortgage note obligations, interest rates from 8.875% to 10%,
         due from 1999-2002.........................................    4,969        9,612
      Avatar Homesite Mortgage Trust 1992-2002, 7% Notes............       --        8,606
                                                                      -------     --------
                                                                      $74,148     $103,408
                                                                      =======     ========
    Development and construction loans, interest rates from 8% to
      10.5%.........................................................  $22,492     $ 19,093
                                                                      =======     ========
    Utilities
      Bank credit lines.............................................  $ 4,350     $  2,975
      Utility first mortgage bonds due serially from 1997-2007,
         interest rates from 7.79% to 9.19%.........................   15,608       16,820
      Utility senior notes, 7.27%, due 2000-2010....................   18,000       18,000
      Utility promissory notes, due 1997-2002.......................    4,194        5,369
                                                                      -------     --------
                                                                      $42,152     $ 43,164
                                                                      =======     ========

     At December 31, 1996, Avatar had secured bank credit lines of $59,379 and unsecured bank credit lines of $15,000. The unused portions of secured and unsecured credit lines were $20,000 and $10,650, respectively, at December 31, 1996. The weighted average interest rate on short term borrowing at December 31, 1996 was 9.1%. Interest rates for borrowings under these lines range from 6.43% to 8.25% on the unsecured bank credit

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES
lines and from 8% to 10.5% on the secured bank credit lines at December 31, 1996. Additionally, certain credit lines provide for fixed rate borrowings pursuant to Eurodollar interest rates. Under the terms of these agreements, Avatar is restricted from paying dividends and is required to maintain a minimum net worth, as defined. The secured lines are collateralized by certain real property, and contracts and mortgage, notes receivable of $57,436 and investments of $3,964 at December 31, 1996.

     In 1992, Avatar issued $51,160 of 7% Mortgage Trust Notes, rated "A" by Standard & Poor's Corporation, pursuant to the securitization of a portion of its homesite receivables. These notes were paid in full during the third quarter of 1996.

     During 1996, an Avatar subsidiary and Stanco Partners Ltd. entered into a joint venture agreement (the Joint Venture) and acquired Casa Del Mar (CDM), an Ormond Beach, Florida beachfront hotel. In connection with the acquisition of Casa Del Mar, the Joint Venture entered into a loan agreement with $5,674 outstanding at December 31, 1996. The debt is guaranteed by a subsidiary of Avatar as well as the Joint Venture Partners.

     Maturities of notes, mortgage notes and other debt at December 31, 1996, are as follows:

                                                             DEVELOPMENT
                                                                 AND
                                             REAL ESTATE     CONSTRUCTION    UTILITIES      TOTAL
                                             -----------     -----------     ---------     --------
    1997...................................    $   176         $14,756        $  7,618     $ 22,550
    1998...................................     32,813           5,239           2,184       40,236
    1999...................................        209             565           2,184        2,958
    2000...................................     29,951           1,140           3,821       34,912
    2001...................................      6,854              --           3,820       10,674
    thereafter.............................      4,145             792          22,525       27,462
                                               -------         -------         -------     --------
                                               $74,148         $22,492        $ 42,152     $138,792
                                               =======         =======         =======     ========

     Maturities for 1997 include approximately $4,350 related to the Company's bank credit lines.

     Interest capitalized during 1996, 1995 and 1994 amounted to $4,003, $3,234 and $1,625, respectively.

     Property, plant and equipment and inventory pledged as collateral for notes, mortgage notes and other indebtedness had a net book value of approximately $159,000 at December 31, 1996.

NOTE I -- MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES

     As of December 31, 1996 and 1995, preferred stock outstanding is as follows:

                                                                       DECEMBER 31,
                                                                     -----------------
                                                                      1996       1995
                                                                     ------     ------
        9% cumulative preferred stock..............................  $9,000     $9,000
        Other......................................................      64         60
                                                                     ------     ------
                                                                     $9,064     $9,060
                                                                     ======     ======

     Avatar's utility subsidiary's 9% cumulative preferred stock issue provides for redemption to occur no earlier than March 1, 1997, in whole or in part; however, a minimum of $1,800 of the preferred stock must be redeemed per annum beginning in 1997. A redemption of all outstanding shares shall occur no later than March 1, 2001.

     Charges to operations recorded as "Other Expenses" relating to preferred stock dividends of subsidiaries amounted to $814 in 1996, $811 in 1995, and $811 in 1994.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

NOTE J -- RETIREMENT PLANS

     Avatar has two defined contribution savings plans that cover substantially all employees. Under one of the savings plans, Avatar contributes to the plan based upon specified percentages of employees' voluntary contributions. The other savings plan does not provide for contributions by Avatar.

     Avatar's non-contributory defined benefit pension plan covers substantially all employees of its subsidiary, Avatar Utilities Inc. The benefits are based on years of service and the employees' compensation during the five highest years of earnings. Avatar's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974.

     The following table sets forth the defined benefit plan's funded status as of December 31, 1996, 1995 and 1994 and the retirement expense recognized in the consolidated statements of income for the years then ended.

                                                             1996        1995        1994
                                                            -------     -------     -------
    Actuarial present value of benefit obligations:
      Accumulated benefit obligation, including vested
         benefits of $3,288, $2,924, and $2,382,
         respectively.....................................  $ 3,367     $ 3,025     $ 2,526
                                                            =======     =======     =======
    Projected benefit obligation for services rendered to
      date................................................  $(3,885)    $(3,646)    $(3,159)
    Plan assets at fair value.............................    4,060       3,642       3,036
                                                            -------     -------     -------
    Projected benefit obligation less than (in excess of)
      plan assets.........................................      175          (4)       (123)
    Unrecognized net gain.................................     (515)       (413)       (413)
    Prior service cost not yet recognized in net periodic
      pension cost........................................      362         409         456
    Unrecognized net assets at January 1, 1986, net of
      amortization........................................      (58)        (73)        (87)
                                                            -------     -------     -------
    Accrued pension cost included in accrued and other
      liabilities.........................................  $   (36)    $   (81)    $  (167)
                                                            =======     =======     =======
    Net retirement cost included the following components:
      Defined Benefit Plan:
         Service cost -- benefits earned during the
           period.........................................  $   204     $   190     $   209
         Interest cost on projected benefit obligation....      284         250         229
         Actual return on plan assets.....................     (406)       (495)       (362)
         Net amortization and deferral....................      139         245         169
                                                            -------     -------     -------
         Net pension cost.................................      221         190         245
      Defined contribution plan...........................      122         117         102
                                                            -------     -------     -------
              Total retirement expense....................  $   343     $   307     $   347
                                                            =======     =======     =======

     The actuarial assumptions used in determining the present value of the projected benefit obligation were: weighted average discount rate of 7.5% in 1996, 1995 and 1994, rate of increase in future compensation levels of 5% in 1996, 1995 and 1994, and expected long-term rate of return on plan assets of 8% in 1996, 1995 and 1994.

     Plan assets are invested in the general asset fund of a major insurance company, which is composed primarily of fixed income securities, and a separate account, which is composed of equity securities, public bonds or cash equivalents.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

NOTE K -- POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     A utility subsidiary of Avatar sponsors a defined non-contributory benefit postretirement plan that provides medical and life insurance benefits to both salaried and nonsalaried employees after retirement. Participants contribute a portion of such benefits. The utility's funding policy for its postretirement plan is to fund on a pay-as-you-go basis.

     The following table sets forth the plan's status as of December 31, 1996, 1995 and 1994:

                                                             1996        1995        1994
                                                            -------     -------     -------
    Accumulated postretirement benefit obligation:
      Retirees............................................  $  (882)    $  (948)    $  (766)
      Fully eligible active plan participants.............     (496)       (768)       (865)
      Other active plan participants......................   (1,460)     (2,299)     (2,307)
                                                            -------     -------     -------
                                                             (2,838)     (4,015)     (3,938)
    Plan assets at fair value.............................        0           0           0
                                                            -------     -------     -------
    Accumulated postretirement benefit obligation in
      excess of plan assets...............................   (2,838)     (4,015)     (3,938)
    Unrecognized net gain from past experience different
      from that assumed and from changes in assumptions...   (2,281)       (715)       (195)
    Unrecognized transition obligation....................    2,645       2,798       2,793
                                                            -------     -------     -------
    Accrued postretirement benefit cost...................  $(2,474)    $(1,932)    $(1,340)
                                                            =======     =======     =======
    Net periodic postretirement benefit cost included the
      following components:
      Service cost........................................  $   244     $   273     $   315
      Interest cost on accumulated postretirement benefit
         obligation.......................................      277         283         271
      Amortization of transition obligation over 20
         years............................................      155         155         155
      Other...............................................      (88)        (35)        (23)
                                                            -------     -------     -------
    Net periodic postretirement benefit cost..............  $   588     $   676     $   718
                                                            =======     =======     =======

     For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 1996, 1995 and 1994 was 10%, 11% and 12%, respectively; the rate of increase was assumed to decrease gradually to 6% by the year 2000 and remain at that level thereafter; termination rates calculations, except those at December 31, 1996, used the Crocker-Sarason Straight T-6 tables less 51GAM deaths; the T-8 tables were used for the December 31, 1996 calculation. This change in termination rates will decrease the net periodic benefit cost in future years. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1 percentage point each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $516 and the aggregate of the service and interest cost components of net periodic postretirement benefit for the year then ended by $113.

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation for 1996, 1995 and 1994 was 7.5%, 7.5% and 8.0%, respectively.

NOTE L -- LEASE COMMITMENTS

     Avatar leases the majority of its administration and sales offices under operating leases that expire at varying times through 2001. Rental expenses for the years 1996, 1995 and 1994 were $1,838, $1,562, and

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

$1,235, respectively. Minimum rental commitments under noncancelable operating leases as of December 31, 1996 were as follows: 1997 -- $2,110; 1998 -- $1,837;
1999 -- $1,478; 2000 -- $575; 2001 -- $280.

NOTE M -- ACCRUED AND OTHER LIABILITIES

     Accrued and other liabilities are summarized as follows:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Property taxes...........................................  $ 5,788     $ 5,886
        Customer deposits and advances...........................    5,225       5,596
        Interest.................................................    1,027       1,573
        Other....................................................   18,802      18,858
                                                                    ------      ------
                                                                   $30,842     $31,913
                                                                    ======      ======

     As of December 31, 1996, the Company had certain incentive compensation agreements providing for a cash payment (to the extent vested), within ten days following the respective fifth anniversary date (payment terms are subject to renewal agreements) of the respective agreement (or the termination date, if earlier), in an amount equal to the excess of a formula amount based upon the closing prices of Avatar common stock during a specified period prior to the respective fifth anniversary date (or termination date, if earlier) over the closing price of Avatar common stock on the date of the respective agreement. Each eligible employee will vest in the rights to this incentive compensation with respect to one-fifth thereof in each of the first through fifth anniversaries, subject to certain terms and conditions of the contracts should their employment status change prior to the fifth anniversary. For the years ended December 31, 1996, 1995 and 1994, the Company recorded incentive compensation of ($213), $39 and $763, respectively, associated with these agreements. The liability for incentive compensation included in other liabilities at December 31, 1996 and 1995 is $822 and $1,035, respectively.

NOTE N -- INCOME TAXES

     Under the installment method of tax reporting for homesite and vacation ownership sales, Avatar anticipates that its 1996 consolidated federal income tax return will reflect a net operating loss carryforward of approximately $40,000, which expires in years 2003 through 2010. In addition, investment tax credits and alternative minimum tax credit carryforwards of approximately $5,000 are available, a portion of which expires in years 1997 to 2001. The Internal Revenue Service has not examined these carryforwards.

     The Company has recorded a valuation allowance of $41,000 with respect to the deferred income tax assets that remain after offset by the deferred income tax liabilities. Included in the valuation allowance for deferred income tax assets is approximately $9,000 which, if utilized, will be credited to additional paid-in capital.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                                       1996         1995
                                                                     --------     --------
    Deferred income tax assets
      Net operating loss carryover.................................  $ 15,000     $ 16,000
      Tax over book basis of land inventory........................    24,000       23,000
      Unrecoverable land development costs.........................     3,000        4,000
      Tax over book basis of depreciable assets....................     7,000        7,000
      Alternative minimum tax and investment tax credit
         carryforward..............................................     5,000        5,000
      Other........................................................     2,000        2,000
                                                                     --------     --------
              Total deferred income taxes..........................    56,000       57,000
      Valuation allowance for deferred income tax assets...........   (41,000)     (42,000)
                                                                     --------     --------
    Deferred income tax assets after valuation allowance...........    15,000       15,000
    Deferred income tax liabilities
      Book over tax income recognized on homesite sales............    (3,000)      (4,000)
      Book over tax income recognized on vacation ownership
         sales.....................................................    (3,000)      (1,000)
      Deferred carrying charges on utility plant...................    (2,000)      (3,000)
      Other........................................................    (7,000)      (7,000)
                                                                     --------     --------
    Total deferred income tax liabilities..........................   (15,000)     (15,000)
                                                                     --------     --------
      Net deferred income taxes....................................  $     --     $     --
                                                                     ========     ========

     A reconciliation of income tax expense (credit) from continuing operations to the expected income tax expense (credit) at the federal statutory rate of 34% for the year ended December 31 is as follows:

                                                             1996        1995        1994
                                                            -------     -------     -------
    Income tax expense (credit) computed at statutory
      rate................................................  $   770     $(3,713)    $(4,921)
    Income tax effect of non-deductible dividends on
      preferred stock of subsidiary.......................      277         276         275
    State income tax (credit), net of federal effect......      147        (381)       (515)
    Other.................................................     (194)       (182)        161
    Change in valuation allowance on deferred tax
      assets..............................................   (1,000)      4,000       5,000
                                                            -------     -------     -------
    Provision for income taxes............................  $    --     $    --     $    --
                                                            =======     =======     =======

     In years 1988 through 1995, the Company elected the installment method for recording a substantial amount of its homesite and vacation ownership sales in its federal income tax return, which deferred taxable income into future fiscal periods. As a result of such election, the Company may be required to pay compound interest on certain federal income taxes in future fiscal periods attributable to the taxable income deferred under the installment method. The Company believes that the potential interest amount, if any, will not be material to its financial position and results of operations of the affected future periods.

NOTE O -- CONTINGENCIES

     Avatar is involved in various pending litigation matters primarily arising in the normal course of its business. Although the outcome of these and the following matter cannot be determined, management

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES
believes that the resolution of these matters will not have a material effect on Avatar's business or financial position.

     On October 1, 1993, the United States, on behalf of the U.S. Environmental Protection Agency, filed a civil action against Florida Cities Water Company ("Florida Cities"), a utility subsidiary of Avatar Holdings Inc. ("Avatar"), in the U.S. District Court for the Middle District of Florida, United States v. Florida Cities Water Company, Civil Action No. 93-281-CIV-FTM-21, alleging that Florida Cities' Waterway Estates treatment plant, located in Lee County, Florida operated in violation of the Federal Clean Water Act ("Act"), 33 U.S.C. sec.1251 et seq. On May 5 and June 26, 1995, the United States amended its complaint to include allegations against Florida Cities for violations of the Act at two other Florida wastewater treatment plants, Barefoot Bay, located in Brevard County, and Carrollwood, located in Hillsborough County. In addition, the government amended the complaint to include Avatar, the parent corporation, as a defendant. A trial was held in March and April 1996. On August 20, 1996, the Court issued its final judgment, incorporating earlier rulings. The Court found Avatar not liable on any of the government's claims and entered judgment in Avatar's favor. The Court found Florida Cities not liable on certain of the government's claims, but liable on other claims, and awarded the government $310 in civil penalties against Florida Cities. On October 18, 1996, the government filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit. Avatar and Florida Cities believe that there are strong arguments to support the affirmance of the judgment of the District Court on appeal.

NOTE P -- FINANCIAL INFORMATION RELATING TO INDUSTRY SEGMENTS

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Revenues:
Real estate
Unaffiliated customers.....................................  $108,610     $ 64,499     $ 52,663
Intersegment...............................................       100          100          100
                                                             --------     --------     --------
                                                              108,710       64,599       52,763
Utility
Unaffiliated customers.....................................    32,749       29,669       28,664
                                                             --------     --------     --------
                                                               32,749       29,669       28,664
Elimination of intersegment revenues.......................      (100)        (100)        (100)
                                                             --------     --------     --------
Total Revenues.............................................  $141,359     $ 94,168     $ 81,327
                                                             ========     ========     ========
Operating profit:
Real estate................................................  $  7,987     $ (3,237)    $ (6,415)
Utility....................................................     6,330        3,835        3,102
                                                             --------     --------     --------
Total operating profit.....................................    14,317          598       (3,313)
Interest expense...........................................   (12,053)     (11,518)     (11,160)
                                                             --------     --------     --------
Income (loss) from continuing operations before income
  taxes and effect of changes in methods of accounting.....  $  2,264     $(10,920)    $(14,473)
                                                             ========     ========     ========
Depreciation and amortization:
Real estate................................................  $  2,506     $  2,347     $  1,957
Utility....................................................     3,809        3,486        3,698
                                                             --------     --------     --------
Total......................................................  $  6,315     $  5,833     $  5,655
                                                             ========     ========     ========

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                               1996         1995         1994
                                                             --------     --------     --------
Capital expenditures:
Real estate................................................  $  3,324     $  2,138     $  5,599
Utility....................................................    12,336       17,382       10,745
                                                             --------     --------     --------
                                                             $ 15,660     $ 19,520     $ 16,344
                                                             ========     ========     ========

                                                                        DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Identifiable assets:
Real estate................................................  $252,273     $239,459     $221,384
Utility....................................................   186,020      182,661      173,357
                                                             --------     --------     --------
Total Identifiable Assets..................................   438,293      422,120      394,741
General corporate assets...................................     4,892       48,512       51,836
                                                             --------     --------     --------
Total Assets...............................................  $443,185     $470,632     $446,577
                                                             ========     ========     ========

---------------
(a) Avatar's businesses are primarily conducted in the United States.

(b) In computing operating profit, interest has been reflected separately.

(c) Intersegment revenues contain primarily intercompany interest and management fees charged to affiliates.

(d) Identifiable assets by segment are those assets that are used in the operations of each segment. General corporate assets are principally cash, receivables and investments.

(e) No significant part of the business is dependent upon a single customer or group of customers.

(f) Cable TV, mortgage and hotel and recreational operations which primarily serve Avatar communities do not qualify individually as separate reportable segments and are included in the real estate segment.

(g) General corporate expenses are included in the real estate segment.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

NOTE Q -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of the Company's financial instruments, all of which are held for purposes other than trading except for investments -- trading at December 31, 1996 and 1995, are as follows:

                                                            1996                     1995
                                                    --------------------     ---------------------
                                                    CARRYING      FAIR       CARRYING       FAIR
                                                     AMOUNT       VALUE       AMOUNT       VALUE
                                                    --------     -------     --------     --------
Cash and restricted cash..........................  $  8,046     $ 8,046     $  4,439     $  4,439
Investments -- trading............................     4,535       4,535       48,258       48,258
Contracts, mortgage notes and other receivables...    45,266      46,365       58,272       59,250
Notes, mortgage notes and other debt:
Bank credit lines:
  Short term bank credit lines....................        --          --       16,799       16,799
  Long term bank credit lines.....................    39,381      39,465       39,225       38,905
                                                     -------     -------      -------      -------
          Total bank credit lines.................    39,381      39,465       56,024       55,704
Mortgage obligations and promissory notes.........     4,969       5,018        9,612        9,888
Senior debentures.................................    29,798      30,936       29,166       30,936
Mortgage trust notes..............................        --          --        8,606        7,107
                                                     -------     -------      -------      -------
          Total real estate and corporate.........  $ 74,148     $75,419     $103,408     $103,635
                                                     =======     =======      =======      =======
Development & Construction Loans:
Short term development and construction loans.....     7,353       7,353        2,916        2,916
Long term development and construction loans......    15,139      24,117       16,177       16,681
                                                     -------     -------      -------      -------
Total development and construction loans..........  $ 22,492     $31,470     $ 19,093     $ 19,597
                                                     =======     =======      =======      =======
Avatar Utilities Inc.:
Short term bank credit lines......................     4,350       4,350        2,975        2,975
Mortgage obligations, first mortgage bonds, and
  promissory notes................................    37,802      35,618       40,189       37,851
                                                     -------     -------      -------      -------
Total Utilities...................................  $ 42,152     $39,968     $ 43,164     $ 40,826
                                                     =======     =======      =======      =======

     The Company in estimating the fair value of financial instruments used the following methods and assumptions:

        Cash and restricted cash: The carrying amount reported in the balance sheet for cash approximates its fair value.

        Investments -- trading: The carrying amount in the balance sheet for investments is at fair market value (See Note A).

        Contracts, mortgage notes and other receivables: The fair value amounts of the Company's contracts, mortgage notes and other receivables are estimated based on a discounted cash flow analysis.

        Notes, mortgage notes and other debt: The carrying amounts of the Company's borrowings under its short term bank credit lines and short term development and construction loans approximate their fair value. The fair values of the Company's mortgage obligations, mortgage bonds and promissory notes are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

        Senior and subordinated debentures: The fair values of the Company's senior and subordinated debentures are estimated based on quoted market prices.

        Mortgage trust notes: The fair value amount of the Company's mortgage trust notes are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rate.

NOTE R -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for 1996 and 1995 is as follows:

                                                                     1996 QUARTER
                                                      -------------------------------------------
                                                       FIRST      SECOND       THIRD      FOURTH
                                                      -------     -------     -------     -------
Net revenues........................................  $27,315     $36,065     $31,378     $46,601
Expenses............................................   27,975      36,027      32,169      42,924
                                                      -------     -------     -------     -------
(Loss) income before income taxes...................     (660)         38        (791)      3,677
(Loss) income from discontinued operations..........     (416)         55         434      (1,297)
Provision for income taxes..........................       --          --          --          --
                                                      -------     -------     -------     -------
Net (loss) income...................................  $(1,076)    $    93     $  (357)    $ 2,380
                                                      =======     =======     =======     =======
Per share amounts:
  Net (loss) income.................................  $ (0.12)    $  0.01     $ (0.04)    $  0.26
                                                      =======     =======     =======     =======

                                                                     1995 QUARTER
                                                      -------------------------------------------
                                                       FIRST      SECOND       THIRD      FOURTH
                                                      -------     -------     -------     -------
Net revenues........................................  $24,639     $23,884     $22,336     $22,529
Expenses............................................   25,137      25,348      25,890      27,933
                                                      -------     -------     -------     -------
(Loss) income before income taxes...................     (386)     (1,594)     (3,464)     (4,895)
Income (loss) from discontinued operations..........      112        (130)         90         509
Provision for income taxes..........................       --          --          --          --
                                                      -------     -------     -------     -------
Net (loss) income...................................  $  (386)    $(1,594)    $(3,464)    $(4,895)
                                                      =======     =======     =======     =======
  Per share amounts:
     Net (loss) income..............................  $ (0.04)    $ (0.18)    $ (0.38)    $ (0.54)
                                                      =======     =======     =======     =======

     The financial statements for the year ended December 31, 1995 include the following amounts recorded in the fourth quarter:

          (a) a decline due to an adjustment to the market value of investments of $1,315 (or $.14 per share).

          (b) a provision of $1,250 (or $.14 per share) due to an increase in the accrual related to pending litigation.

NOTE S -- SUBSEQUENT EVENT

  Discontinued Operations

     During 1997, the Company developed a formal plan for the disposition of its timeshare business. A letter of intent for the sale of the business was executed in the third quarter of 1997. The expected sales price is approximately $11.0 million. Accordingly, net assets and liabilities of the time share business have been segregated from continuing operations in the accompanying consolidated balance sheets, and operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

     Information relating to the discontinued operations for the years ended December 31, 1996, 1995 and 1994 are as follows (dollars in thousands):

                                                               FOR THE YEAR ENDED DECEMBER
                                                                           31,
                                                              -----------------------------
                                                               1996        1995       1994
                                                              -------     ------     ------
    REVENUES
    Real estate sales.......................................  $10,011     $7,764     $1,512
    Deferred gross profit on homesite sales.................       --          7          9
    Interest income.........................................      972        226         --
    Other...................................................      356         --         --
                                                              -------     ------     ------
    Total revenues..........................................   11,339      7,997      1,521
    EXPENSES
    Real estate expenses....................................   11,679      7,269      1,622
    General and administrative expenses.....................       --         38         --
    Interest expense........................................      884        109         47
                                                              -------     ------     ------
    Total expenses..........................................   12,563      7,416      1,669
                                                              -------     ------     ------
    (Loss) income before income taxes.......................   (1,224)       581       (148)
    Provision for income taxes..............................       --         --         --
                                                              -------     ------     ------
    Net (loss) income.......................................  $(1,224)    $  581     $ (148)
                                                              =======     ======     ======

     The net assets and liabilities of the discontinued operations included in the accompanying balance sheets as of December 31, 1996 and 1995 are as follows (dollars in thousands):

                                                                 DECEMBER 31,     DECEMBER 31,
                                                                     1996             1995
                                                                 ------------     ------------
    ASSETS
    Cash.......................................................    $     53         $     31
    Restricted cash............................................         198            2,045
    Contracts, mortgage notes and other receivables, net.......      11,278            6,243
    Land and other inventories.................................       6,007            4,363
    Property, plant and equipment, net.........................         237              230
    Other assets...............................................       2,299            1,735
                                                                    -------          -------
              Total Assets.....................................    $ 20,072         $ 14,647
                                                                    =======          =======
    LIABILITIES
    Notes, mortgage notes and other debt:
      Real estate and corporate................................    $    995         $  1,489
      Development and construction loan........................       9,196            5,442
    Accounts payable...........................................         349              430
    Accrued and other liabilities..............................       1,245              973
                                                                    -------          -------
              Total Liabilities................................    $ 11,785         $  8,334
                                                                    =======          =======

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEETS -- (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1997              1996
                                                                     -------------     ------------
ASSETS
Cash...............................................................    $   3,311         $  6,463
Restricted cash....................................................        1,728            1,583
Investments - trading..............................................        4,358            4,535
Contracts and mortgage notes receivables, net......................       27,080           38,200
Other receivables, net.............................................        5,498            7,066
Land and other inventories.........................................      175,862          162,204
Property, plant and equipment, net.................................      187,839          186,378
Other assets.......................................................       13,609           12,916
Regulatory assets..................................................        3,405            3,768
Net assets of discontinued operations..............................       26,561           20,072
                                                                        --------         --------
          Total Assets.............................................    $ 449,251         $443,185
                                                                        ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Notes, mortgage notes and other debt:
  Corporate........................................................    $  44,669         $ 33,149
  Notes, collateralized by contracts and mortgage notes
     receivable....................................................       26,766           36,030
  Real Estate......................................................       35,727           27,461
  Utilities........................................................       38,747           42,152
Estimated development liability for sold land......................        8,778            8,459
Accounts payable...................................................        5,136            7,116
Accrued and other liabilites.......................................       33,558           30,842
Deferred customer betterment fees..................................       17,897           18,430
Minority interest in consolidated subsidiaries.....................        7,264            9,064
Net liabilities of discontinued operations.........................       16,235           11,785
                                                                        --------         --------
          Total Liabilities........................................      234,777          224,488
Commitments and contingent liabilities
Contributions in aid of construction...............................       61,603           59,245
STOCKHOLDERS' EQUITY
Common Stock, par value $1 per share
  Authorized: 15,500,000 shares
  Issued: 12,715,448 shares........................................       12,715           12,715
Additional paid-in capital.........................................      207,271          207,271
(Deficit) retained earnings........................................       (5,142)           1,439
                                                                        --------         --------
                                                                         214,844          221,425
Treasury stock, at cost, 3,620,346 shares..........................       61,973           61,973
                                                                        --------         --------
     Total Stockholders' Equity....................................      152,871          159,452
                                                                        --------         --------
          Total Liabilities and Stockholders' Equity...............    $ 449,251         $443,185
                                                                        ========         ========

                See notes to consolidated financial statements.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE NINE AND THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                         NINE MONTHS             THREE MONTHS
                                                     --------------------     -------------------
                                                       1997        1996        1997        1996
                                                     --------     -------     -------     -------
REVENUES
Real estate sales..................................  $ 60,284     $60,373     $17,535     $19,761
Deferred gross profit..............................     3,010       1,587         935       1,210
Utility revenues...................................    26,153      24,245       8,242       7,810
Interest income....................................     4,110       6,035       1,188       1,918
Trading account profit, net........................       257       2,047          50         450
Other..............................................       601         471         217         229
                                                     --------     -------     -------     -------
          Total revenues...........................    94,415      94,758      28,167      31,378
EXPENSES
Real estate expenses...............................    66,308      61,525      20,955      20,827
Utility expenses...................................    19,207      19,022       6,315       6,202
General and administrative expenses................     6,919       6,660       2,141       1,976
Interest expense...................................     8,743       8,353       3,558       2,961
Other..............................................       518         611         163         203
                                                     --------     -------     -------     -------
          Total expenses...........................   101,695      96,171      33,132      32,169
                                                     --------     -------     -------     -------
Loss from continuing operations before income
  taxes............................................    (7,280)     (1,413)     (4,965)       (791)
Provision for income taxes.........................        --          --          --          --
                                                     --------     -------     -------     -------
Net loss from continuing operations................    (7,280)     (1,413)     (4,965)       (791)
Discontinued operations:
  Income (loss) from operations, less income tax
     expenses of $0................................       699          73         (48)        434
                                                     --------     -------     -------     -------
Net loss...........................................  $ (6,581)    $(1,340)    $(5,013)    $  (357)
                                                     ========     =======     =======     =======
Per share amounts:
Net loss from continuing operations................  $  (0.80)    $ (0.16)    $ (0.54)    $ (0.09)
                                                     ========     =======     =======     =======
Income (loss) from discontinued operations.........  $   0.08     $  0.01     $ (0.01)    $  0.05
                                                     ========     =======     =======     =======
Net loss...........................................  $  (0.72)    $ (0.15)    $ (0.55)    $ (0.04)
                                                     ========     =======     =======     =======

                See notes to consolidated financial statements.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                           1997         1996
                                                                         --------     --------
OPERATING ACTIVITIES
Net loss...............................................................  $ (6,581)    $ (1,340)
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation and amortization........................................     7,551        7,487
  Deferred gross profit................................................    (3,010)      (1,587)
  Inventory writedown..................................................       200           --
  Cost of homesite sales not requiring cash............................     5,172        3,591
  Trading account profit, net..........................................      (257)      (2,047)
  Changes in operating assets and liabilities:
     Restricted cash...................................................      (145)       1,418
     Investments -- trading............................................       528       45,554
     Principal payments on contracts receivable........................    13,876       10,714
     Receivables.......................................................       289         (484)
     Other receivables.................................................     1,533         (132)
     Inventories.......................................................   (18,711)     (22,210)
     Other assets......................................................       363         (202)
     Assets/liabilities of discontinued operations, net................    (2,039)      (2,276)
     Accounts payable and accrued and other liabilities................      (584)      (2,116)
                                                                         --------     --------
          NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES..........    (1,815)      36,370
INVESTING ACTIVITIES
Investment in property, plant and equipment............................    (6,654)     (10,173)
                                                                         --------     --------
          NET CASH USED IN INVESTING ACTIVITIES........................    (6,654)     (10,173)
FINANCING ACTIVITIES
Net proceeds from revolving lines of credit and long-term borrowings...    46,070       50,283
Principal payments on revolving lines of credit and long-term
  borrowings...........................................................   (38,953)     (72,013)
Redemption of 9% cumulative preferred stock............................    (1,800)          --
                                                                         --------     --------
          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES..........     5,317      (21,730)
                                                                         --------     --------
(DECREASE) INCREASE IN CASH............................................    (3,152)       4,467
Cash at beginning of period............................................     6,463        2,436
                                                                         --------     --------
CASH AT END OF PERIOD..................................................  $  3,311     $  6,903
                                                                         ========     ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest -- Continuing operations (net of amount capitalized of
              $2,289 and $2,850 in 1997 and 1996 respectively).........  $  6,485     $  6,106
                                                                         --------     --------
  Interest -- Discontinued operations (net of amount capitalized of $13
              and $127 in 1997 and 1996 respectively)..................  $    811     $    616
                                                                         ========     ========
  Income taxes.........................................................  $     --     $     --
                                                                         ========     ========
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Contributions in aid of construction...................................  $  4,401     $  3,085
                                                                         ========     ========

                See notes to consolidated financial statements.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

BASIS OF STATEMENT PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated balance sheets as of September 30, 1997 and December 31, 1996, and the related consolidated statements of operations for the nine month and three month periods ended September 30, 1997 and 1996 and the consolidated statements of cash flows for the nine month periods ended September 30, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information, the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statement presentation. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items. Interim results are not necessarily indicative of results for a full year.

     For a complete description of the Company's other accounting policies, refer to Avatar Holdings Inc.'s 1996 Annual Report on Form 10-K and the notes to Avatar's consolidated financial statements included therein.

RECLASSIFICATIONS

     Certain amounts presented for 1996 have been reclassified in the financial statements for comparative purposes.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share", which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share, disclose both primary and diluted earnings per share and restate all prior periods. Under the new requirements, primary earnings per share will be renamed basic earnings per share and will exclude the dilutive effect of stock options. The impact of SFAS No. 128 on both primary and diluted earnings per share, is not expected to be significant.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting of financial information from operating segments in annual and interim financial statements issued to shareholders. SFAS No. 131 also establishes standards for related disclosures with respect to products and services, geographic areas of operations, and major customers. SFAS No. 131, which is effective for fiscal years beginning after December 15, 1997, will have no impact on the Company's consolidated results of operations, financial position or cash flows. However, SFAS No. 131 may affect reported segments and the Company is reviewing this matter.

NET (LOSS) INCOME PER COMMON SHARE

     For the nine and three months ended September 30, 1997 and 1996, net
(loss)/ income per common share is computed on the basis of the weighted average number of shares outstanding of 9,095,102.

RESTRICTED CASH

     Restricted cash, at September 30, 1997, includes utility deposits of $57, as well as housing deposits of $1,671, which have been placed in escrow. The housing deposits will become available to the Company when the housing contracts close. Net assets from discontinued operations, at September 30, 1997, includes $332 in restricted cash.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

STOCK OPTIONS

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options.

     The Company's 1997 Incentive and Capital Accumulation Plan (the "Incentive Plan") was adopted by the Incentive Plan Committee, ratified by the Board of Directors on February 13, 1997 and approved by the stockholders at the Annual Meeting on May 29, 1997. The Incentive Plan makes available 425,000 shares of Avatar Common Stock subject to certain adjustments. On February 13, 1997 Avatar entered into a Nonqualified Stock Option Agreement with the Company's President and granted him an option to purchase 225,000 shares of Avatar Common Stock at $34.00 per share (such price being in the judgment of an appointed committee of the Board not less than 100% of the Fair Market Value as defined in the Incentive Plan). The Option will become exerciseable with respect to 45,000 shares on February 13, 1998 and on each February 13 thereafter through 2002, and any unexercised portion of the Option will expire on February 13, 2007.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

INVESTMENTS -- TRADING

     The Company classifies all of its investment portfolio as trading. This category is defined as including debt and marketable equity securities held for resale in anticipation of earning profits from short-term movements in market prices. Trading account securities are carried at fair market value, and both realized and unrealized gains and losses are included in net trading account profit. Fair values for actively traded debt securities and equity securities are based on quoted market prices on national markets. Fair values for thinly traded investment securities are generally based on prices quoted by investment brokerage companies.

     Avatar's investment portfolio at September 30, 1997 and December 31, 1996 included bonds rated B- or above by Moody's and/or Standard & Poor's, non-rated bonds and money market accounts. At December 31, 1996, the portfolio also included equity securities and non-rated bonds of companies which are in bankruptcy and have defaulted as to payments of principal and interest on such bonds.

     The following table sets forth the fair values of investments:

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
        Non-rated bonds....................................     $   100           $   77
        Equity securities..................................          --               81
        Other rated bonds..................................       2,212            2,172
        Money market accounts..............................       2,046            2,205
                                                                 ------           ------
                  Total market value.......................     $ 4,358           $4,535
                                                                 ======           ======
                  Aggregate cost...........................     $ 3,657           $3,975
                                                                 ======           ======

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

CONTRACTS AND MORTGAGE NOTES RECEIVABLES

     Contracts and mortgage notes receivable (net of receivables from discontinued operations, refer to Discontinued Operations note on page F-30) is summarized as follows:

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
        Contracts and mortgage notes receivable............     $45,021          $ 61,534
        Less:
          Deferred gross profit*...........................      17,109            21,878
          Allowance for doubtful accounts..................         832             1,456
                                                                -------           -------
                                                                 17,941            23,334
                                                                -------           -------
                                                                $27,080          $ 38,200
                                                                =======           =======

---------------
* Under the installment sales method, the gross profit on recorded sales is deferred and recognized in income of future periods as principal payments on contracts receivable are received; deferred gross profit is included on the balance sheet, as a reduction of contracts receivable, until recognized.

LAND AND OTHER INVENTORIES

     Inventories (net of inventories from discontinued operations, refer to Discontinued Operations note on page F-30) consist of the following:

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
        Land developed and in process of development.......    $ 110,715         $105,617
        Land held for future development or sale...........       33,544           33,544
        Dwelling units completed or under construction.....       30,850           22,270
        Other..............................................          753              773
                                                                --------         --------
                                                               $ 175,862         $162,204
                                                                ========         ========

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES

     Minority interest in consolidated subsidiaries is represented by preferred stock of Avatar Utilities' subsidiaries. Total preferred stock outstanding is as follows:

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
        9% Cumulative preferred stock......................     $ 7,200           $9,000
        Other..............................................          64               64
                                                                 ------           ------
                                                                $ 7,264           $9,064
                                                                 ======           ======

     Avatar's utility subsidiary's 9% cumulative preferred stock issue provides for mandatory redemption of a minimum of $1,800 per annum beginning in 1997. During the first quarter Avatar redeemed $1,800 of the preferred stock. A redemption of all outstanding shares shall occur no later than March 1, 2001.

     Charges to operations recorded as "Other expenses" relate to preferred stock dividends of subsidiaries for the nine months ended September 30, 1997 and 1996, which amounted to $518 and $611, respectively, and for the three months ended September 30, 1997 and 1996, which amounted to $163 and $203, respectively.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities as of September 30, 1997 and 1996 are as follows:

                                                                       1997         1996
                                                                     --------     --------
    Deferred income tax assets
      Net operating loss carryforward..............................  $ 19,000     $ 16,000
      Tax over book basis of land inventory........................    23,000       24,000
      Unrecoverable land development costs.........................     3,000        3,000
      Tax over book basis of depreciable assets....................     6,000        7,000
      Alternative minimum tax and investment tax credit
         carryforward..............................................     4,000        4,000
      Other........................................................     3,000        3,000
                                                                     --------     --------
              Total deferred income taxes..........................    58,000       57,000

      Valuation allowance for deferred income tax assets...........   (43,000)     (42,000)
                                                                     --------     --------
    Deferred income tax assets after valuation allowance...........    15,000       15,000

    Deferred income tax liabilities
      Book over tax income recognized on homesite sales............    (2,000)      (3,000)
      Book over tax income recognized from discontinued
         operations................................................    (4,000)      (3,000)
      Deferred carrying charges on utility plant...................    (2,000)      (2,000)
      Other........................................................    (7,000)      (7,000)
                                                                     --------     --------
              Total deferred income tax liabilities................   (15,000)     (15,000)
                                                                     --------     --------
              Net deferred income taxes............................  $      0     $      0
                                                                     ========     ========

     A reconciliation of income tax expense before discontinued operations to the expected income tax expense (credit) at the federal statutory rate of 34% for the nine months ended September 30, 1997 and 1996 is as follows:

                                                                     1997       1996
                                                                    -------     -----
        Income tax (credit) computed at statutory rate............  $(2,475)    $(480)
        Income tax effect of non-deductible dividends on preferred
          stock of subsidiary.....................................      176       207
        State income tax (credit), net of federal effect..........     (265)      (21)
        Other, net................................................      564       294
        Change in valuation allowance on deferred tax assets......    2,000        --
                                                                    -------     -----
        Provision for income taxes................................  $     0     $   0
                                                                    =======     =====

CONTINGENCIES

     Avatar is involved in various pending litigation matters primarily arising in the normal course of its business. Although the outcome of these and the following matters cannot be determined, management believes that the resolution of these matters will not have a material effect on Avatar's business or financial position.

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

     On October 1, 1993, the United States, on behalf of the U.S. Environmental Protection Agency, filed a civil action against Florida Cities Water Company ("Florida Cities"), a utility subsidiary of Avatar Holdings Inc. ("Avatar"), in the U.S. District Court for the Middle District of Florida, United States v. Florida Cities Water Company, Civil Action No. 93-281-CIV-FTM-21, alleging that Florida Cities' Waterway Estates treatment plant, located in Lee County, Florida operated in violation of the Federal Clean Water Act ("Act"), 33 U.S.C.
sec. 1251 et seq. On May 5 and June 26, 1996, the United States amended its complaint to include allegations against Florida Cities for violations of the Act at two other Florida wastewater treatment plants, Barefoot Bay, located in Brevard County, and Carrollwood, located in Hillsborough County. In addition, the government amended the complaint to include Avatar, the Parent Corporation, as a defendant. A trial was held in March and April 1996. On August 20, 1996, the Court issued its final judgment, incorporating earlier rulings. The Court found Avatar not liable on any of the government's claims and entered judgment in Avatar's favor. The Court found Florida Cities not liable on certain of the government's claims, but liable on other claims, and awarded the government $310 in civil penalties against Florida Cities. On October 18, 1996, the government filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit. In June of 1997, the parties filed a joint motion to dismiss all related appeals with prejudice. The U.S. Court of Appeals dismissed all appeals with prejudice on August 6, 1997, and the civil penalties have been paid by Florida Cities.

DISCONTINUED OPERATIONS

     During 1997, the Company developed a formal plan for the disposition of its timeshare business. In the third quarter of 1997, the Company executed a letter of intent to sell this business. The expected sales price is approximately $11.0 million. Accordingly, net assets and liabilities of the timeshare business have been segregated from continuing operations in the accompanying consolidated balance sheets, and operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows.

     Information relating to the discontinued operations for the nine and three months ended September 30, 1997 and 1996 are as follows (dollars in thousands):

                                                        NINE MONTHS           THREE MONTHS
                                                     ------------------     -----------------
                                                      1997        1996       1997       1996
                                                     -------     ------     ------     ------
    REVENUES
    Real estate sales..............................  $ 9,827     $7,824     $3,412     $4,293
    Interest income................................    1,228        632        479        263
    Other..........................................      284        292         43         64
                                                     -------     ------     ------     ------
              Total revenues.......................   11,339      8,748      3,934      4,620
    EXPENSES
    Real estate expenses...........................    9,476      8,200      3,516      4,093
    Interest expense...............................    1,164        475        466         93
                                                     -------     ------     ------     ------
              Total expenses.......................   10,640      8,675      3,982      4,186
    Income (loss) before income taxes..............      699         73        (48)       434
    Provision for income taxes.....................       --         --         --         --
                                                     -------     ------     ------     ------
    Net income (loss)..............................  $   699     $   73     $  (48)    $  434
                                                     =======     ======     ======     ======

                     AVATAR HOLDINGS INC. AND SUBSIDIARIES

     The net assets and liabilities of the discontinued operations included in the accompanying consolidated balance sheets as of September 30, 1997 and December 31, 1996 is as follows:

                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1997            1996
                                                                   -------------   ------------
    ASSETS
    Cash.........................................................     $    49        $     53
    Restricted cash..............................................         332             198
    Contracts, mortgage notes and other receivables, net.........      15,452          11,278
    Land and other inventories...................................       8,024           6,007
    Property, plant and equipment, net...........................         278             237
    Other assets.................................................       2,426           2,299
                                                                       ------          ------
              Total Assets.......................................     $26,561        $ 20,072
                                                                       ======          ======
    LIABILITIES
    Notes, mortgage notes and other debt:
      Real estate................................................     $14,973        $ 10,191
    Accounts payable.............................................         785             349
    Accrued and other liabilities................................         477           1,245
                                                                       ------          ------
              Total Liabilities..................................     $16,235        $ 11,785
                                                                       ======          ======

SUBSEQUENT EVENT

     In accordance with the Company's plan to develop active adult/retirement communities at various properties, the Company acquired, on October 3, 1997, key executives, systems and software from Hilcoast Development Corp. (Hilcoast), the developers of Century Village, in exchange for 75,000 shares of Avatar Common Stock. Additionally, Avatar acquired an option to purchase from a direct wholly owned subsidiary of Hilcoast, all rights to use the name "Century Village", together with any trademarks or other intellectual property rights. The option is exercisable by the Company until October 3, 1998, and upon closing the purchase, the Company would be obligated to issue a number of shares of Avatar Common Stock having a fair market value on the day immediately preceding the closing equal to $1,719.

============================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
Incorporation of Certain Documents by Reference.......    1
Available Information.................................    1
Forward-looking Statements............................    2
Prospectus Summary....................................    3
Risk Factors..........................................   10
Use of Proceeds.......................................   15
Price Range of Common Stock...........................   15
Dividend Policy.......................................   15
Capitalization........................................   16
Selected Financial Data...............................   17
Management's Discussion and Analysis of Results of
  Operations and Financial Condition..................   19
Business..............................................   27
Management............................................   35
Principal Stockholders................................   38
Description of the Notes..............................   40
Certain Federal Income Tax Consequences...............   49
Underwriting..........................................   55
Legal Opinions........................................   56
Experts...............................................   56
Index to Financial Statements.........................  F-1

============================================================
============================================================
                                  $100,000,000
                              AVATAR HOLDINGS INC.

                                 7% CONVERTIBLE
                          SUBORDINATED NOTES DUE 2005
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                CIBC OPPENHEIMER

                          SBC WARBURG DILLON READ INC.
                                JANUARY 28, 1998

============================================================